Exhibit 99.5

PUBLIC ACCOUNTS 2024-2025	Consolidated Financial Statements of the Gouvernement du Québec

VOLUME 1

Fiscal year ended March 31, 2025

Published in accordance with section 86
of the Financial Administration Act (CQLR, chapter A-6.001)

Public Accounts 2024-2025 - Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec
September 2025

ISSN 0706-2850 (Print version)
ISSN 1925-1823 (PDF)

© Gouvernement du Québec, 2025

Her Honour the Honourable Manon Jeannotte

Lieutenant Governor of Québec

Parliament Building

Québec

Your Honour,

I am pleased to present you with the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2025, which comprise two volumes:

Volume 1 includes the consolidated financial statements of the Gouvernement du Québec audited by the Auditor General of Québec, a financial analysis of these financial statements, the budgetary balance established in accordance with the Balanced Budget Act as well as changes in main trends, including those of the government's revenue and expenditure and net debt over ten fiscal years.

Volume 2 includes the report of excess expenditures and other costs of budgetary departments and bodies over appropriations approved by Parliament and the report of special funds' excess expenditures and investments over amounts approved by Parliament as well as detailed information for each department, budgetary body, and special fund.

Respectfully yours,

Original signed

Eric Girard

Minister of Finance

Québec

Mr. Eric Girard

Minister of Finance

Parliament Building

Québec

Dear Minister,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2025. These accounts have been prepared under section 86 of the Financial Administration Act (CQLR, chapter A-6.001), in accordance with the government's accounting policies and the public sector accounting standards.

Respectfully yours,

Original signed

Lucie Pageau, CPA

Comptroller of Finance

Québec, September 2025

Presentation of the Public Accounts

The Public Accounts 2024-2025 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the public sector accounting standards and pursuant to the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). They are published in two volumes. In addition to these volumes, information to facilitate an understanding of the public accounts is published on the Ministère des Finances website in the section Public Accounts.

Volume 1 - Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the results and financial position of the Gouvernement du Québec. The financial operations include those of the National Assembly, of the people it appoints, of the government departments, and of all bodies, funds and enterprises controlled by the government.

Volume 1 presents a financial analysis to increase the usefulness and transparency of these consolidated financial statements. The analysis includes the highlights for the 2024-2025 fiscal year and compares the actual results with both results forecast in the 2024-2025 budget and the 2023-2024 results. It also presents the government's budget balance in compliance with the Balanced Budget Act. Finally, it presents the development of main trends relating to important items in the consolidated financial statements and the outcome of the analysis of 8 indicators.

In accordance with the Auditor General Act (CQLR, chapter V-5.01), the Auditor General of Québec prepares an Independent Auditor's Report included with the government's consolidated financial statements and in which he expresses his opinion on the financial statements.

Volume 2 - Financial information on the Consolidated Revenue Fund: general fund and special funds

Volume 2 presents the financial information on the Consolidated Revenue Fund, which is made up of the general fund and the special funds. This volume is divided into two sections. The first section shows the revenue of government departments and budget-funded bodies, their authorized appropriations, the expenses and other costs charged to each of these appropriations and, lastly, the financial operations of the specified purpose accounts they administer. The second section presents the revenue of the special funds as well as their approved and realized expenses and investments.

Acknowledgements

Preparing the Public Accounts requires the participation and collaboration of many employees from different government departments, funds, bodies, and organizations, from the health and social services, education and higher education networks as well as from government enterprises. We would like to thank all of them for their help in preparing these documents.

PUBLIC ACCOUNTS 2024-2025	1

ANALYSIS OF THE

CONSOLIDATED

FINANCIAL STATEMENTS

▌1.  Highlights for fiscal year 2024-2025

Summary of consolidated results

Fiscal year ended March 31, 2025

			Actual results	Change		Actual results		Change compared
	Budget		as at	compared		as at		with the 2023-2024
	2024-2025	(1),(2)	March 31, 2025	with Budget		March 31, 2024	(3)	actual results
	$million		$million	$million	%	$million		$million	%
REVENUE
Income and property taxes	67 048		69 081	2 033	3.0	62 948		6 133	9.7
Consumption taxes	27 991		28 377	386	1.4	27 083		1 294	4.8
Duties, permits and royalties	6 206		6 191	(15)	(0.2)	6 034		157	2.6
Miscellaneous revenue	14 241		16 252	2 011	14.1	13 359		2 893	21.7
Revenue from government
enterprises	5 418		5 689	271	5.0	5 241		448	8.5
Own-source revenue	120 904		125 590	4 686	3.9	114 665		10 925	9.5
Federal government transfers	29 397		30 498	1 101	3.7	30 876		(378)	(1.2)
Total revenue	150 301		156 088	5 787	3.9	145 541		10 547	7.2
EXPENDITURE

Santé et Services sociaux	61 909		64 195	2 286	3.7	61 000		3 195	5.2
Éducation	22 506		23 352	846	3.8	20 058		3 294	16.4
Enseignement supérieur	11 060		11 383	323	2.9	10 476		907	8.7
Famille	8 498		9 015	517	6.1	8 917		98	1.1
Transports et Mobilité durable	6 603		7 684	1 081	16.4	6 700		984	14.7
Emploi et Solidarité sociale	5 677		5 707	30	0.5	5 728		(21)	(0.4)
Affaires municipales et Habitation	5 064		4 913	(151)	(3.0)	4 914		(1)	0.0)
Économie, Innovation et Énergie	3 983		4 709	726	18.2	3 830		879	23.0
Environnement, Lutte contre
les changements climatiques,
Faune et Parcs	2 092		2 181	89	4.3	2 431		(250)	(10.3)
Other portfolios	20 423	(4)	18 155	(2 268)	(11.1)	17 499		656	3.7
Sub-total	147 815		151 294	3 479	2.4	141 553		9 741	6.9
Debt service	9 762		9 969	207	2.1	9 982		(13)	(0.1)
Total expenditure	157 577		161 263	3 686	2.3	151 535		9 728	6.4
Provision for contingencies	1 500			(1 500)	(100.0)

ANNUAL OPERATING
DEFICIT	(8 776)		(5 175)	3 601	―	(5 994)		819	―

(1) These numbers correspond to data presented in Budget 2024-2025 of the Ministère des Finances tabled on March 12, 2024, adjusted to ensure comparability with the expenditures as at March 31, 2025. Details of these reclassifications are presented in Note 3 of the consolidated financial statements.

(2) For the purposes of establishing budget forecasts, certain factors that constitute risks and uncertainties factors do not depend directly on the government but can lead to real results that differ from those anticipated. Such factors are presented in the Additional information.

(3) Certain figures for 2023-2024 have been reclassified for consistency with the presentation adopted as at March 31, 2025.

(4) The budget takes into account a reallocation of $600 million in expenditures to be made during the fiscal year. This amount is shown as a deduction from the other portfolios forecast.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	5

1.  Highlights for fiscal year 2024-2025 (cont'd)

Revenues grew more than expenditures

The 7.2% growth in revenues is mainly attributable to:

  increased tax revenues, namely income and property taxes as well as consumption taxes, driven by favourable trends in economic activity, particularly changes in wages and salaries and household consumption;

  an initial amount obtained by the government to offset smoking-related health costs under the arrangement plan between tobacco companies and their creditors.

The 6.4% growth in expenditures is due to:

  an increase in staff to meet the growing number of students in education and higher education;

  changes in compensation resulting from the large investment in public services to improve the working conditions of public and parapublic sector employees, primarily for the Santé et Services sociaux and Éducation portfolios;

  subsidies granted as a result of work already carried out by transit authorities;

  amounts granted to help families, particularly the increase in the Family Allowance and the creation of new childcare and day care spaces, as well as the conversion of non-subsidized spaces to subsidized spaces;

  permanent declines in value on investments and provisions for losses on loans.

6	PUBLIC ACCOUNTS 2024-2025

1.  Highlights for fiscal year 2024-2025 (cont'd)

Revenue as at March 31, 2025

Portfolio and debt service expenditure as at March 31, 2025

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	7

1.  Highlights for fiscal year 2024-2025 (cont'd)

1 Legislative amendments will be proposed to reflect the new targets announced in the March 2025 budget.

8	PUBLIC ACCOUNTS 2024-2025

1.  Highlights for fiscal year 2024-2025 (cont'd)

Budget balance

In Budget 2024-2025, tabled on March 12, 2024, the government forecast a deficit of $8 776 million for fiscal 2024-2025 as well as a budgetary deficit of $10 998 million within the meaning of the Balanced Budget Act (CQLR, chapter E-12.00002), taking into account the payment of $2 222 million in dedicated revenue to the Generations Fund.

The consolidated financial statements of the Gouvernement du Québec for the fiscal year ended March 31, 2025 show an annual operating deficit of $5 175 million. Taking into account deposits of revenues dedicated to the Generations Fund of $2 397 million, the budgetary balance withing the meaning of the Balanced Budget Act for the fiscal year ended March 31, 2025 shows a deficit of $7 572 million.

In accordance with the Balanced Budget Act, the government has tabled a plan to restore budgetary balance in Budget 2025-2026, as the $6.1-billion deficit within the meaning of the Act, recorded in the public accounts of the fiscal year ended March 31, 2023, exceeded the $3.1 billion in revenues dedicated to the Generations Fund at that date.

▌ 2.  Variance analysis

In accordance with the standards set out by the Public Sector Accounting Board, the financial analysis that accompanies the government's consolidated financial statements compares real results with those in its initial budget, adjusted to take into account some reclassifications,1 as well as those of the previous fiscal year.

1 The budget forecasts for expenditures by portfolios have been reclassified to ensure comparability with actual expenditures recorded as at March 31, 2025. Details of these reclassifications are presented in Note 3 of the consolidated financial statements.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	9

2.  Variance analysis (cont'd)

2.1. Own-source revenue

Income and property taxes

Fiscal year ended March 31, 2025

		Actual results			Actual results
	Budget	as at	Change with 2024-		as at	Change with 2023-
	2024-2025	March 31, 2025	2025 budget		March 31, 2024	2024 actual results
	$million	$million	$million	%	$million	$million	%

Personal income tax	44 952	45 689	737	1.6	41 863	3 826	9.1
Contributions for health services	8 670	8 852	182	2.1	8 533	319	3.7
Corporate taxes	12 116	13 344	1 228	10.1	11 402	1 942	17.0
School property tax	1 310	1 196	(114)	(8.7)	1 150	46	4.0
TOTAL	67 048	69 081	2 033	3.0	62 948	6 133	9.7

The 2024-2025 forecast of $67 048 million reflected the impact of the projected growth of 5.1% in wages and salaries in 2024 on personal income tax and contributions for health services, thanks to the strong labour market. On the other hand, it also considered the impact of the lowering of the first two tax brackets, which came into force on January 1, 2023, on personal income tax. Growth in revenues from corporate taxes took into account the reduced impact of certain fiscal measures designed to reduce corporate taxable revenues, notably the measure concerning accelerated depreciation. These revenues also reflected a projected decrease of 2.5% in the net operating surplus of corporations in 2024.

In 2024, Québec's economy experienced moderate growth, with a 1.3% increase in real GDP following the slowdown in 2023. This real growth, combined with 2.3% inflation, led to a stronger-than-expected increase in nominal GDP, which reached 5.4%, while growth of 4.0% was projected in the 2024-2025 budget. The gradual decline in inflation allowed the Bank of Canada to ease its monetary policy by lowering its policy rate several times. The improvement in the economic situation was reflected in wage and salary growth, which stood at 5.9% in 2024, which is 0.8 percentage points higher than forecast. The net operating surplus of corporations declined slightly by 0.1% in 2024, whereas the projected decline was 2.5% in the 2024-2025 budget. This situation had a favourable impact on income and property taxes, which rose by 3.0% over the forecast.

10	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Income and property taxes (cont'd)

The upward variation of $737 million (1.6%) in personal income tax compared to the budget is due in particular to stronger-than-anticipated growth in wages and salaries, by the announcement of the increase in the capital gains inclusion rate1 suggested in the April 2024 federal budget and by the announcement of Québec's harmonization with the measure. More specifically, these announcements led to the bringing forward in 2024 of transactions initially planned in 2025 and 2026. The 3 826-million (9.1%) increase compared with 2023-2024 is notably due to the 5.9% growth in wages and salaries.

With regard to corporate taxes, the $1 228-million (10.1%) increase over the forecast is due to a lower-than-anticipated decline in the net operating surplus of corporations, which fell slightly by 0.1% in 2024, and by bringing forward of transactions resulting from the announcement of the increase in the capital gains inclusion rate. The $1 942-million (17.0%) increase compared with 2023-2024 is due in particular to growth of 3.8% in exports in 2024 and to the bringing forward of transactions resulting in capital gains.

Moreover, the 182-million (2.1%) increase in revenue from contributions to health services compared with the forecast and 319 million (3.7%) compared with real results as at March 31, 2024, is mainly due to stronger-than-expected growth in wages and salaries.

1 Although the increase in the inclusion rate has been postponed to January 1, 2026, uncertainty remains with regard to the adoption of the federal bill in this regard. The Québec government will closely monitor any potential announcement about the capital gains inclusion rate and will make a decision regarding any changes, taking into account the best interest of Québec.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	11

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Consumption taxes

Fiscal year ended March 31, 2025

		Actual results			Actual results
	Budget	as at	Change with 2024-		as at	Change with 2023-
	2024-2025	March 31, 2025	2025 budget		March 31, 2024	2024 actual results
	$million	$million	$million	%	$million	$million	%

Sales	24 147	24 650	503	2.1	23 306	1 344	5.8
Fuel	2 120	2 135	15	0.7	2 157	(22)	(1.0)
Tobacco	961	853	(108)	(11.2)	912	(59)	(6.5)
Alcoholic beverages	637	596	(41)	(6.4)	618	(22)	(3.6)
Other	126	143	17	13.5	90	53	58.9
TOTAL	27 991	28 377	386	1.4	27 083	1 294	4.8

The 2024-2025 forecast of $27 991 million reflected notably an anticipated growth in household consumption1 compared with the previous year of 2.5%, growth that was sustained, among other things, by strong population growth and the easing of monetary policy. What is more, anticipated consumption tax revenues indicated an increase in residential construction investment, driven by the anticipated decline in interest rates. The forecast also took into account the two increases in the specific tax on tobacco products, which came into effect on March 13, 2024 and on January 6, 2025, announced in the 2024-2025 budget.

As at March 31, 2025, revenue from consumption taxes, mainly the Québec sales tax, are higher than the 386-million (1.4%) forecast, as household consumption grew by 4.6%, a 2.1-percentage-point improvement over the forecast.

Compared with actual results as at March 31, 2024, revenue from consumption taxes is up 1 294 million (4.8%). This change is mainly attributable to a 4.6% growth in household consumption in 2024, caused notably by higher prices for goods and services.

1 Household consumption excluding food expenditures and shelter.

12	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Duties, permits and royalties

Fiscal year ended March 31, 2025

		Actual results			Actual results
	Budget	as at	Change with 2024-		as at	Change with 2023-
	2024-2025	March 31, 2025	2025 budget		March 31, 2024	2024 actual results
	$million	$million	$million	%	$million	$million	%

Motor vehicles	1 966	2 055	89	4.5	1 890	165	8.7
Natural resources	1 711	1 667	(44)	(2.6)	1 594	73	4.6
Greenhouse gas emissions	1 478	1 329	(149)	(10.1)	1 549	(220)	(14.2)
Other	1 051	1 140	89	8.5	1 001	139	13.9
TOTAL	6 206	6 191	(15)	(0.2)	6 034	157	2.6

The forecast for revenues from duties, permits and royalties, amounting to $6 206 million, took into account, in particular, the effect of capping the indexation of government rates at 3%. This cap applies in particular to duties for drivers' licences and vehicle registration.

Revenues totalling $6 191 millions as at March 31, 2025 are comparable to forecasts. However, revenues related to greenhouse gas (GHG) emissions decreased by $149 million (-10.1%) compared with the forecast, a decrease that was offset by slight increases in revenues related to motor vehicles and other duties, permits and royalties.

This decrease in revenue from the auctioning of GHG emission units is mainly due to the unexpected decline in the average price of units sold, attributable to market uncertainty caused by legislative changes considered by the California carbon market, which is closely linked to the Québec market.

Revenues from duties, permits and royalties show an increase of $157 million (2.6%) compared to the real results for 2023-2024. This increase is due in particular to growth in motor vehicle revenues as a result of a 3% increase in drivers' licences and registration fees combined with an increase in the volume of transactions in 2024-2025. Although revenues related to GHG emissions fell by $220 million (-14.2%) due to the decline in the average price of units sold, this decrease was largely offset by various increases in other sources of revenue.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	13

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Miscellaneous revenue

Fiscal year ended March 31, 2025

		Actual results			Actual results
	Budget	as at	Change with 2024-		as at	Change with 2023-
	2024-2025	March 31, 2025	2025 budget		March 31, 2024	2024 actual results
	$million	$million	$million	%	$million	$million	%

Miscellaneous
revenue	14 241	16 252	2 011	14.1	13 359	2 893	21.7

The 2024-2025 forecast of $14 241 million reflected favourable changes in the various revenues generated by the different organizations that make up the government, including revenues of the health and social services, education and higher education networks. Among other things, the forecast took into account an increase in revenues from tuition fees, linked to an expected growth in the higher education clientele, bearing in mind the impact of capping at 3% the indexation of government user fees.

Actual miscellaneous revenue as at March 31, 2025 of $16 252 million exceeds the forecast by 2 011 million (14.1%). This variation is notably due to :

  the recognition of an initial amount of $1 735 million to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors;

  the 186-million increase in interest income on tax receivables administered by the Agence du revenu du Québec, growth explained in part by higher-than-anticipated accounts receivable.

14	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Miscellaneous revenue (cont'd)

Compared to the previous fiscal year's actual results, revenue growth can be broken down as follows:

	Actual results	Actual results
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Services rendered
Accommodation and non-insured health services	1 761	1 667	94	5.6
Prescription drug insurance premiums	1 672	1 503	169	11.2
Tuition fees	627	543	84	15.5
Childcare in school settings	522	464	58	12.5
Police services	427	407	20	4.9
Other	3 711	3 650	61	1.7

Income on accounts receivable and loans	1 979	1 784	195	10.9
Penalties, fines, and recoveries	1 176	1 232	(56)	(4.5)
Third-party donations	1 180	1 004	176	17.5
Income on investments	1 218	829	389	46.9
Other	1 979	276	1 703	617.0
TOTAL	16 252	13 359	2 893	21.7

The overall growth of $2 893 million (21.7%) is mainly the result of the increase relating to the subcategories "Income on investments" and "Miscellaneous revenue - Other".

Income on investments

The $389-million (46.9%) increase in largely attributable to higher realized gains in 2024-2025 than in 20232024, due to the sale of Generations Fund investments to repay government debt.

Miscellaneous revenue - Other

The $1 703-million (617.0%) increase is essentially due to the recognition of an initial amount of $1 735 million to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	15

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Revenue from government enterprises

Fiscal year ended March 31, 2025

		Actual results			Actual results
	Budget	as at	Change with 2024-		as at	Change with 2023-
	2024-2025	March 31, 2025	2025 budget		March 31, 2024	2024 actual results
	$million	$million	$million	%	$million	$million	%

Hydro-Québec	2 045	2 625	580	28.4	2 027	598	29.5
Société des alcools
du Québec	1 437	1 401	(36)	(2.5)	1 428	(27)	(1.9)
Loto-Québec	1 514	1 515	1	0.1	1 508	7	0.5
Investissement Québec	308	11	(297)	(96.4)	121	(110)	(90.9)
Other	114	137	23	20.2	157	(20)	(12.7)
TOTAL	5 418	5 689	271	5.0	5 241	448	8.5

The 2024-2025 forecast of $5 418 million reflected the growth in Investissement Québec's results, due in particular to the expected increase in the return of its venture capital and investment funds.

Hydro-Québec

The $580-million (28.4%) upward variation compared with the forecast is due in particular to the growth in electricity sales in Québec as a result of temperatures colder than the historic average. This favourable difference is also attributable to the recovery in value of the investment in Innergex following the announcement of the sale of this investment to the Caisse de dépôt et de placement du Québec, as well as an increase in the value of electricity exports due to higher-than-expected prices on the energy markets.

The $598-million (29.5%) increase in revenues compared with 2023-2024 is due to higher electricity sales in Québec due to colder-than-anticipated temperatures during the winter of 2024-2025 than in the previous year as well as to rate indexation. It is also attributable to the recovery in value of the investment in Innergex. These increases are partially offset by higher operating expenditures due in particular to maintenance and repair work on the power grid to improve service quality and reliability.

Investissement Québec

Revenues from Investissement Québec are lower by $297 million (-96.4%) compared with the forecasts and by $110 million (-90.9%) compared with the previous year. These revenues were affected by economic uncertainty and unstable global conditions, which led to a decline in stock prices, particularly during the year's last quarter.

16	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.2. Federal government transfers

Federal government transfers

Fiscal year ended March 31, 2025

		Actual results			Actual results
	Budget	as at	Change with 2024-		as at	Change with 2023-
	2024-2025	March 31, 2025	2025 budget		March 31, 2024	2024 actual results
	$million	$million	$million	%	$million	$million	%

Equalization	13 316	13 316	―	―	14 037	(721)	(5.1)
Health transfers	8 554	8 432	(122)	(1.4)	8 714	(282)	(3.2)
Transfers for post-secondary
education and other social
programs	1 351	1 350	(1)	(0.1)	1 451	(101)	(7.0)
Other programs	6 176	7 400	1 224	19.8	6 674	726	10.9
TOTAL	29 397	30 498	1 101	3.7	30 876	(378)	(1.2)

The 2024-2025 forecast of $29 397 million took into account, in particular, a decrease in equalization resulting from the changes made by the federal government to this program as part of its 2023 budget. These changes mainly concern the assessment of the provinces' fiscal capacity in terms of the nonresidential property tax base. The 2024-2025 forecast also took into account a decrease in revenues from other programs caused by the non-recurrence of certain assistance measures and by the pace of completion of infrastructure projects subject to federal financing1.

As at March 31, 2025, federal government transfers of $30 498 million exceed forecast. They show an upward variation of $1 101 million (3.7%).

This variation is notably attributable to higher-than-expected revenues of $1 224 million (19.8%) in the "Other programs" category due, in particular, to:

  the additional reimbursement of $683 million confirmed in June 2024 for the costs incurred by Québec in relation to the welcoming of asylum seekers, bringing the total additional assistance to $750 million;

  higher-than-expected revenues of $202 million, including $102 million related to the National Strategy for Drugs for Rare Diseases and $101 million for personal protective equipment (PPE) and other supplies received and used as at March 31, 2025.

1 Adjustments to revenues from federal transfers resulting from the pace of completion of infrastructure projects subject to federal financing have no impact on the budgetary balance, as a counterpart is recorded in expenditures.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	17

2.  Variance analysis (cont'd)

2.2.  Federal government transfers (cont'd)

Compared with actual results in 2023-2024, those for the year 2024-2025 show a decrease of $378 million (-1.2%), that is explained by the net impact of the following items:

Equalization

The $721-million (-5.1%) decrease in equalization revenues is due to the changes made by the federal government to this program.

Health transfers

The $282-million (-3.2%) decrease in health transfers is due, in particular, to:

  the one-time increase in the Canada Health Transfer (CHT) of $2 billion across Canada in 2023-2024, including $447 million for Québec;

  the upward assessment of the recovery of the Québec special abatement1 resulting in a $291million decrease in revenues;

  the $484-million increase due to the growth of the CHT caused by the variation in Canada's nominal GDP.

Other programs

The $726-million (10.9%) increase in transfer revenues for other programs is mainly due to:

  the additional $683-million for supplementary expenditures incurred to welcome asylum seekers;

  the $216-million increase in revenues from the asymmetrical agreement for early learning and child care;

  the $311-million decrease attributable to the federal contribution to the gasoline tax program and Québec's contribution,2 a decrease which is due, in particular, to lower revenues than in 20232024 for the infrastructure and drinking water component;

  the $146-million decrease attributable to the end of bonuses granted by the federal government for business assistance programs funded by the Labour Market Development Fund.

1 The Québec special abatement (16.5% of federal personal income tax collected in Québec) is subtracted from federal government transfer revenues.

2 When the envelope for the years 2024-2028 was renewed, the Gas Tax and Québec Contribution Program (TECQ) was renamed the Québec water and community infrastructure water program. It is still referred to by the acronym TECQ.

18	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.3. Comparison of actual and anticipated expenditures

Expenditure

Fiscal year ended March 31, 2025

			Expenditure
	Budget		as at
	2024-2025		March 31, 2025	Variation
	$million		$million	$million	%

Portfolios expenditure	147 815	(1)	151 294	3 479	2.4
Debt services	9 762		9 969	207	2.1
Consolidated expenditure	157 577		161 263	3 686	2.3

(1) The budget takes into account a reallocation of $600 million in expenditures to be made during the fiscal year, which causes a reduction in the forecast for portfolio expenditures.

Portfolio expenditures

Expenditure estimates are established for each portfolio when the budget is prepared. Such estimates, funds are stipulated in the Contingency Fund of the Conseil du trésor et Administration gouvernementale portfolio to notably cover1 unforeseen expenditures under government programs. Accordingly, portfolio expenditures are managed in a comprehensive manner, notably to ensure enhanced budget agility and the sound, efficient management of public funds.

The actual expenditures that the Contingency Fund covers are recorded in the portfolios that benefited from them. This situation can generate variations in relation to the initial budget allocated to certain portfolios when they are absorbed by the amounts budgeted in the Contingency Fund.

Moreover, during the economic and financial update, the spending forecasts for the portfolios may be subject to a revision, as they could also be when the subsequent budget is tabled.

Overall, 2024-2025 portfolio expenditures stand at $151 294 million, i.e., a $3 479 million or 2.4% surplus in relation to the $147 815 million forecast. This discrepancy is due notably to:

  higher-than-anticipated expenditures in the Santé et Services sociaux portfolio, notably:

- higher-than-expected physician, pharmacist, dentist and optometrist remuneration expenditures of $267 million due, in particular, to the increase in the number of medical services provided by medical specialists,

- costs for drugs used by healthcare institutions higher than forecast by $390 million due, in particular, to drugs used for cancer treatments and anti-infective drugs to combat the respiratory syncytal virus,

1 The Contingency Fund is also intended to cover expenditures on subsidized infrastructure as well as certain measures announced in the Budget. In the 2024-2025 budget plan, forecasts for these expenditures are included in the portfolios that plan to carry them out.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	19

2.  Variance analysis (cont'd)

2.3.  Comparison of actual and anticipated expenditures (cont'd)

Portfolio expenditures (cont'd)

- professional and administrative service fees and other expenditures that were higher than anticipated by $447 million,

- depreciation expenditures of fixed assets for healthcare institutions higher than anticipated by $156 million due to infrastructure investments in recent years;

  higher-than-expected remuneration expenditures by $368 million in the Éducation portfolio, attributable mainly to an increase in school staff due to a higher-than-anticipated increase in the number of students and to the addition of classroom assistants resulting from the renewal of collective agreements;

  higher-than-expected transfer expenditures of $123 million in the Famille portfolio related to subsidies granted to childcare centres and daycare centres for the creation of new spaces in the network and for the conversion of non-subsidized spaces to subsidized spaces;

  higher-than-expected last-resort financial assistance granted by the Emploi et Solidarité sociale portfolio of $145 million due, in particular, to a higher-than-anticipated increase in the number of beneficiaries;

  expenditures of $1 113 million in the Transport et Mobilité durable portfolio related to subsidies granted for public transit infrastructure projects, of which $911 million relates to the government assistance program for public transit (PAGTCP) and $196 million relates to the government assistance program for public transit infrastructure (PAGITC). These additional subsidies mainly concern work already completed by transit authorities;

  higher-than-expected doubtful accounts and other allowances of $252 million in the Économie, Innovation et Énergie portfolio mainly attributable to permanent declines in value and revised provisions for losses of the Economic Development Fund;

  lower-than-expected subsidies of $249 million in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio granted for infrastructure projects, a variation caused by less work than anticipated.

Debt service

The $207-million (2.1%) surplus in debt service expenditures in relation to the forecast is mainly explained by the higher-than-expected deficit in 2023-2024, which required additional borrowing, and by higherthan-expected interest rates at the beginning of the fiscal year.

20	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.3.  Comparison of actual and anticipated expenditures (cont'd)

Compliance with legislative authorizations

A surplus of expenditures in relation to those stipulated in the portfolios does not automatically require the approval of appropriations or the issuance by Parliament of additional expenditure authorizations. Indeed, the expenditures include those of government departments, budgetary organizations, special funds, non-budget-funded bodies and bodies in the health and social services, education and higher education networks. Only the expenditures of government departments, budgetary organizations, and special funds are subject to an annual parliamentary vote. Furthermore, certain expenditures are covered by permanent appropriations granted pursuant to specific statutes or by the appropriations provided in the Contingency Fund.

In 2024-2025, no excess expenditure and other costs were observed in the annual appropriations of the government departments while surpluses of $2 001 million and $783 million, respectively, on the amounts approved were observed in the expenditures and investments of the special funds.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	21

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year

Santé et services sociaux

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	7 148	6 884	264	3.8
Remuneration	39 916	37 626	2 290	6.1
Operating	16 971	16 353	618	3.8
Doubtful accounts and other allowances	160	137	23	16.8
TOTAL	64 195	61 000	3 195	5.2

This portfolio includes mainly the activities of Santé Québec, responsible for coordinating the operations of the health and social services network, and the programs administered by the Régie de l'assurance maladie du Québec. It also includes the expenditures of other health-related government agencies such as Héma-Québec.

The increase of $3 195 million (5.2%) compared with expenditures in 2023-2024 stems essentially from the increase in transfer expenditures, remuneration, and operations.

Transfers

The $264-million increase (3.8%) in transfer expenditures is attributable in particular to a $128-million increase for the public drug insurance plan, mainly caused by the increase in the number and average cost of prescriptions for individuals aged 65 and over.

Remuneration

The $2 290-million (6.1%) upward adjustment in remuneration expenditures is mainly due to:

  an increase in expenditures of approximately $850 million resulting from salary indexations of 2.8% for 2024-2025;

  a $2 412-million increase in expenditures mainly caused by:

- pay increments, higher bonuses and other measures arising from the renewal of collective agreements as well as fringe benefits,

- an increase in the number of hours worked by regular staff due, in particular, to measures implemented to phase out the use of independent workers, which have brought more than 5 000 workers back into the public network;

22	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Santé et services sociaux (cont'd)

Remuneration (cont'd)

  a $228-million increase in remuneration for medical specialists mainly due to the increase in the number of services provided, notably to make up for the backlog in surgery;

  a $1 200-million decrease in costs related to the use of independent workers in health and social services institutions due to a decrease in hourly rates and the number of hours worked.

Operating

The $618-million (3.8%) increase in operating expenditures is attributable to several variations, including:

  a $307-million increase in the cost of drugs for network bodies, particularly drugs used for cancer treatments and anti-infective drugs to combat the respiratory syncytal virus;

  a $155-million increase in depreciation of fixed assets for healthcare institutions due, in particular, to significant investments in network buildings in recent years;

  a $102-million increase in the cost of medical supplies due, in particular, to inflation;

  a $440-million increase in professional and administrative service fees as well as other expenditures in the network, particularly those related to home care;

  a $584-million decrease in the consumption of personal protective equipment and other supplies.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	23

2.  Variance analysis (cont'd)

2.4. Comparison of expenditures with those of the preceding year (cont'd)

Éducation

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	1 305	1 362	(57)	(4.2)
Remuneration	17 080	14 236	2 844	20.0
Operating	4 957	4 449	508	11.4
Doubtful accounts and other allowances	10	11	(1)	(9.1)
TOTAL	23 352	20 058	3 294	16.4

This portfolio mainly covers the activities of preschool, primary and secondary education institutions. It also includes programs to promote leisure and sports activities, and to manage national parks.

The $3 294-million (16.4%) increase in expenditures in relation to 2023-2024 stems by and large from the increase in operating expenditures.

Remuneration

The $2 844-million (20.0%) increase in remuneration expenses is mainly due to:

  the non-realization of expenditures of $651 million in 2023-2024 due to the school staff strike in the fall of 2023;
  an increase in expenditures of approximately $500 million arising from salary indexations of 2.8% for 2024-2025;
  a $1 717-million increase in expenditures mainly due to the increase in school staff due to a rise in the number of students and to the addition of classroom assistants as well as pay increments and other measures resulting from the renewal of collective agreements.

Operating

The $508-million (11.4%) increase in operating expenditures is notably attributable to the increase in the cost of school transportation, of expenditures related to building maintenance, of expenditures related to professional training, of expenditures related to sports, cultural, and social activities as well as expenses for supplies and equipment. It is also attributable to the increase in depreciation, which stems from investments made for the commissioning of new schools and for major building expansions and renovations.

24	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Enseignement supérieur

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	5 171	4 903	268	5.5
Remuneration	4 693	4 209	484	11.5
Operating	1 425	1 324	101	7.6
Doubtful accounts and other allowances	94	40	54	135.0
TOTAL	11 383	10 476	907	8.7

This portfolio mainly comprises expenditures on college and university educational institutions. It also includes student financial assistance.

The $907-million (8.7%) increase in expenditures in relation to 2023-2024 stems by and large from the increase in transfer and remuneration expenditures.

Transfers

The $268-million (5.5%) increase in transfer expenditures is mainly due to growth of $211 million attributable to the financing of private university infrastructure.

Remuneration

The $484-million (11.5%) increase in remuneration expenses is mainly due to an increase in teaching staff to meet the growing number of students and to salary indexations and pay increments.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	25

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Famille

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	8 762	8 680	82	0.9
Remuneration	144	134	10	7.5
Operating	109	103	6	5.8
Doubtful accounts and other allowances	―	―	―	―
TOTAL	9 015	8 917	98	1.1

This portfolio mainly includes expenses dedicated to the financing of educational childcare services and financial assistance for families.

Expenditures increased by $98 million (1.1%) in relation to 2023-2024, which is essentially attributable to higher transfer expenditures. Although this portfolio's expenditures did not increase significantly overall, transfer expenditures changed in various ways, which offset each other.

Transfers

The $82 million (0.9%) increase in transfer expenditures stems chiefly from:

  a $266-million increase in the subsidies granted to childcare centres and daycare centres for the creation of new spaces in the network and for the conversion of non-subsidized spaces to subsidized spaces;

  a $201-million increase in expenditures related to the Family Allowance tax credit resulting from the 5.08% indexation of the credit on January 1, 2024, and 2.85% on January 1, 2025;

  a $156-million increase related to provisions to account for salary indexations arising from agreements with childcare centre staff;

  a $570-million decrease in operating subsidies for educational childcare services attributable to advance payments of $285 million made in 2023-2024, which reduced subsidy expenditures by the same amount in 2024-2025.

26	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Transport et Mobilité durable

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	3 363	2 565	798	31.1
Remuneration	900	827	73	8.8
Operating	3 411	3 299	112	3.4
Doubtful accounts and other allowances	10	9	1	11.1
TOTAL	7 684	6 700	984	14.7

This portfolio mainly includes expenditures for the construction, maintenance and operation of road infrastructure, as well as the financing of public transit services. This portfolio also includes expenditures related to the management of the government's fleet of rolling stock, aircrafts and ferry services.

The $984-million (14.7%) increase in expenditures in relation to 2023-2024 is mainly attributable to higher transfer expenditures.

Transfers

The $798-million (31.1%) increase in transfer expenditures is mostly due to:

  a $1 052-million increase in subsidies granted for public transit infrastructure projects, of which $803 million relates to the government assistance program for public transit (PAGTCP) and $284 million relates to the government assistance program for public transit infrastructure (PAGITC). This increase is mainly due to work already completed by transit authorities;

  a $251-million rise in subsidies granted under the local road network assistance program;

  the non-recurrence of an amount of $200 million granted in 2023-2024 to support the recovery of public transit and the $265 million granted to cover part of the anticipated deficit in 2024 of public transit authorities.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	27

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Emploi et Solidarité sociale

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	4 994	5 018	(24)	(0.5)
Remuneration	540	503	37	7.4
Operating	148	163	(15)	(9.2)
Doubtful accounts and other allowances	25	44	(19)	(43.2)
TOTAL	5 707	5 728	(21)	(0.4)

This portfolio mainly includes expenditures on financial assistance programs for individuals, including last-resort financial assistance and employment assistance programs. Expenditures related to the activities of Services Québec, the Directeur de l'état civil and the Registraire des entreprises, as well as to the administration of the Québec Parental Insurance Plan, are also included in this portfolio.

This portfolio's expenditures remained stable compared with 2023-2024, with a decrease of only $21 million (-0.4%). Although this portfolio's expenditures did not decrease significantly overall, transfer expenditures changed in various ways, which offset each other.

Transfers

The $24-million (-0.5%) decrease in transfers is attributable to various decreases, the most significant of which is a decrease of $147 million in income support for participation in the Workforce Training Measure - individual component, due to the significant decrease in the number of participants since 2023-2024. This decrease is explained by the end of the bonuses granted by the federal government for business assistance programs funded under the Labour Market Development Fund, which led to a drop in service offerings.

This reduction is offset by a $240-million increase in the costs associated with last-resort financial assistance attributable to the increase in the number of households benefiting from the programs and due to the annual indexation of benefits.

28	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Affaires municipales et Habitation

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	4 533	4 547	(14)	(0.3)
Remuneration	147	132	15	11.4
Operating	192	157	35	22.3
Doubtful accounts and other allowances	41	78	(37)	(47.4)
TOTAL	4 913	4 914	(1)	(0.0)

This portfolio mainly includes expenditures on financial support for municipalities, notably for infrastructure, social housing and compensation in lieu of taxes, as well as regional and metropolitan development measures.

This portfolio's expenditures remained stable compared with 2023-2024, with a decrease of only $1 million. Although this portfolio's expenditures did not increase significantly overall, transfer expenditures changed in various ways, which offset each other.

Transfers

The $14-million (-0.3%) decrease in transfers in mainly due to a $310-million decrease in subsidies granted for municipal infrastructure projects due, in particular, to less extensive work than in 20232024.

This decrease is offset by the following elements:

  a $202-million increase attributable to the sharing of the 1-percentage-point increase in the Québec sales tax with municipalities;

  a $127-million increase regarding the Québec Affordable Housing Program (PHAQ) due to the increase in the number of eligible projects compared with the previous year.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	29

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Économie, Innovation et Énergie

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	3 269	3 238	31	1.0
Remuneration	103	93	10	10.8
Operating	244	217	27	12.4
Doubtful accounts and other allowances	1 093	282	811	287.6
TOTAL	4 709	3 830	879	23.0

This portfolio mainly includes expenditures dedicated to financing economic development projects, as well as supporting research, innovation and the development of energy resources.

The $879-million (23.0%) increase in expenditures in relation to 2023-2024 stems by and large from the increase in doubtful accounts and other allowances expenditures.

Doubtful accounts and other allowances

The $811-million (287.6%) increase in doubtful accounts and other allowances is mainly attributable to permanent declines in value on investments and to provisions for losses on loans granted by the Economic Development Fund in the amount of $817 million.

30	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	1 604	1 726	(122)	(7.1)
Remuneration	378	337	41	12.2
Operating	196	364	(168)	(46.2)
Doubtful accounts and other allowances	3	4	(1)	(25.0)
TOTAL	2 181	2 431	(250)	(10.3)

This portfolio mainly includes expenditures on measures to fight climate change, protect the environment and conserve biodiversity. These expenditures also include the operation of public dams, land management of the State's water domain, and the conservation of wildlife resources and their habitats.

Expenditures in 2024-2025 decreased by $250 million (-10.3%) in relation to those in the preceding year. This variation is mainly attributable to a decrease in transfer and operating expenditures.

Transfers

The $122-million (-7.1%) decrease in transfer expenditures in relation to the results of the preceding year is chiefly attributable to:

  the $156-million subsidies granted to Hydro-Québec in 2023-2024, notably for the completion of five projects to connect independent electric power distribution systems aimed at supporting the industry in achieving carbon neutrality;

  the $127-decrease in subsidies compared to 2023-2024 to municipal organizations for the program Accelerating local climate transition;

  the $292-million increase in subsidies granted under the Drive Electric program because of a significant increase in electric vehicle sales.

Operating

The $168-million (-46.2%) decrease in expenditures is mainly explained by the annual review of environmental liabilitiy estimates, which led to a $198-million decrease in expenditures compared with 2023-2024.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	31

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Other portfolios

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Transfers	6 376	6 803	(427)	(6.3)
Remuneration	7 099	6 409	690	10.8
Operating	4 030	3 745	285	7.6
Doubtful accounts and other allowances	650	542	108	19.9
TOTAL	18 155	17 499	656	3.7

This group includes the expenditures of 16 other portfolios encompassing programs in the culture, immigration, tourism, and natural resources sectors, and the activities of the judicial system, public security, international relations, legislative power, and central bodies.1

The $656-million (3.7%) increase in expenditures in relation to 2023-2024 is mainly due to an increase in remuneration and operating expenditures offset by a decrease in transfer expenditures.

Transfers

The $427-million (-6.3%) decrease in transfers in 2024-2025 results from several variations within the group's portfolios, including:

  a $377-million decrease attributable to expenditures associated with the tax credit for film production services. The drop in the number of applications and in the average amount requested, influenced by the slowdown in activity in the audiovisual, visual effects and animation sector explains this decrease. This credit, linked to the Culture et Communications portfolio, seeks to promote shooting in Québec of foreign film productions;

  a $159-million decrease in the Conseil exécutif portfolio, mainly for financial assistance paid to telecommunications firms under the project administered by the Conseil exécutif portfolio to enhance regional cell phone coverage in Québec and the construction of cell phone sites in certain regions and under the Québec broadband program, which aims to improve access to high-speed Internet in rural and remote areas of the province;

1 The Ministère des Finances, the Ministère du Conseil exécutif, and the Secrétariat du Cnseil du trésor.

32	PUBLIC ACCOUNTS 2024-2025

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Other portfolios (cont'd)

  a $266-million decrease in the Finances portfolio, mainly attributable to lower expenditures than in 2023-2024 for the infrastructure and drinking water component of the gas tax and Québec contribution program (TECQ)1 due to new funds available in the 2024-2028 envelope announced in July 2024. Municipalities benefiting from the subsidies must have their new plans approved before work begins, which explains the slowdown in spending when a new envelope is announced;

  a $101-million increase mainly attributable to the significant increase in the number of cases accepted in 2024-2025 compared with the previous year to the crime victims compensation plan (IVAC), administered by the Justice portfolio;

  a $97-million increase mainly attributable to work carried out by beneficiaries that is more significant than in 2023-2024 for the infrastructure projects subsidized by the Culture et Communications portfolio.

Remuneration

The $690-million (10.8%) increase in remuneration expenditures is attributable, in particular, to the salary indexation of 2.8% for 2024-2025 as well as the increase in expenditures related to pension plans due to these salary indexations.

Operating

The $285-million increase in operating expenditures in 2024-2025 is mainly due to adjustments to provisions recognized by the Justice portfolio to account for claims related to lawsuits and litigation.

1 When the envelope for the years 2024-2028 was renewed, the Gas Tax and Québec Contribution Program (TECQ) was renamed the Québec water and community infrastructure water program. It is still referred to by the acronym TECQ.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	33

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Debt service

Fiscal year ended March 31, 2025

	Expenditure	Expenditure
	as at	as at
	March 31, 2025	March 31, 2024	Variance
	$million	$million	$million	%

Debt service	9 969	9 982	(13)	(0.1)

Debt service mainly comprises interest on the debt and interest on retirement plans liability and other future benefits1 of public and parapublic sector employees. Note 5 in the consolidated financial statements breaks down the composition of debt service.

The $13-million (-0.1%) decrease in debt service in relation to 2023-2024 is attributable to the $418million increase in net investment income of the sinking funds pertaining to borrowings.2 In 20242025, the funds recorded losses on the disposal of assets in the context of the management of investment activities below those observed in 2023-2024.

These variations are partially offset by an increase totalling $405 million in the other elements comprising debt service, mainly because of growth in the average volume of debts contracted on financial markets.

1 This corresponds to the interest on obligations relating to retirement plans and other employee future benefits of public and parapublic sector employees, minus the investment income of the Retirement Plans Sinking Fund (RPSF) and the specific funds of the plans.

2 Revenues from the sinking funds pertaining to borrowings are deducted from debt service. They comprise interest generated on the investments and gains and losses on dispositions of assets.

34	PUBLIC ACCOUNTS 2024-2025

▌ 3.  Balanced Budget Act

Budget balance

The Balanced Budget Act (the Act) specifies the calculation of the budget balance and decrees the applicable rules when a budgetary deficit is anticipated or observed. The budget balance corresponds to the annual surplus (deficit) related to the activities from which are deducted the revenues allocated to the Generations Fund.

The Act stipulates that the government cannot provide for a budgetary deficit except under one of the following three specific circumstances:

  a catastrophe that significantly affects revenues or expenditures;

  a significant deterioration in economic conditions;

  changes in the federal transfer programs to the provinces that would reduce the transfer payments paid to the government.

Since its enactment in 1996, the Act was amended a few times, mainly to suspend some of its effects during periods of recession or economic instability, such as those from fiscal years 2021-2022 to 20222023. In December 2023, the Act was modernized to enhance its flexibility and simplicity while maintaining the constraint related to budget balance.

The Act provides for the presentation of a plan to restore fiscal balance when the government recognizes a deficit, within the meaning of the Act, higher than the revenues recorded for a given year in the Generations Fund. The plan must present decreasing deficits over a maximum period of five years and, for the fiscal year preceding the year in which the budget is balanced, provide for a deficit representing 25% or less of the budgetary deficit. This plan must be submitted not later than the time of the second Budget Speech given after the presentation of the Public Accounts.

The 2022-2023 Public Accounts, published after the coming into effect of the modernized Act, indicated a deficit, within the meaning of the Act, of $6 084 million.1 Since this deficit exceeds the revenues allocated to the Generations Fund, which stood at $3 082 million, a plan to restore balanced budget has been presented with the 2025-2026 Budget Speech. This plan is in line with the following characteristics:

  a maximum duration of five years, that is, a return to a balanced budget by 2029-2030;

  decreasing deficits over the financial framework horizon;

  a maximum deficit of $1 521 million in 2028-2029, which corresponds to 25% of the deficit, within the meaning of the Act, recognized in the 2022-2023 Public Accounts.

1 The budget balance before use of the stabilization reserve, which was abrogated in 2023-2024.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	35

3.  Balanced Budget Act (cont'd)

Fiscal year 2024-2025

The budgetary balance for the fiscal year ended March 31, 2025 is a deficit of $7 572 million after taking into account the allocation of $2 397 million to the Generations Fund.

Budget balance within the meaning of the Balanced Budget Act

Fiscal year ended March 31, 2025

(millions of dollars)

Actual results
	Budget	as at
	2024-2025	March 31, 2025

Annual deficit	(8 776)	(5 175)
Revenue of the Generations Fund	(2 222)	(2 397)

Budget balance	(10 998)	(7 572)

Change in budget balance

(millions of dollars)

(1) The provisions of the Balanced Budget Act prohibiting budgetary deficits did not apply to these years.

(2) Recourse to the stabilization reserve made it possible to achieve a balanced budget for 2020-2021 and 2021-2022 and to establish the budget deficit at $5 635M for 2022-2023. The budget balance within the meaning of the Balanced Budget Act after the stabilization reserve is presented in Table 1.4 of the financial statistics.

(3) The stabilization reserve was abrogated in 2023-2024.

36	PUBLIC ACCOUNTS 2024-2025

3.  Balanced Budget Act (cont'd)

The government's budgetary balances improved continuously from 2015-2016 to 2018-2019, benefiting in particular from a favourable economic situation.

After the global COVID-19 pandemic, declared in March 2020, Initiatives implemented to address the crisis and stimulate the economy, combined with the impact of the lockdown and temporary institutional closures, significantly affected the government's financial results for years 2019-2020 to 2021-2022.1

In 2022-2023, the budget deficit of $5 635 million2 is mainly due to measures put in place to help Quebecers cope with the rising cost of living in light of high inflation.

In 2023-2024, the budget deficit of $8 041 million is attributable to sluggish revenue growth, resulting mainly from economic stagnation in Québec and reduced Hydro-Québec exports due to low runoff in its main basins. This budgetary deficit is also attributable to growth in portfolio expenditures caused by persistent inflation in 2023, by higher-than-anticipated population growth and by a major investment in public services, notably to improve working conditions for public and parapublic sector employees.

Lastly, the 2024-2025 budgetary balance shows a deficit of $7 572 million, although expenditure growth (6.4%) was lower than growth in revenue excluding revenue dedicated to the Generations Fund (7.1%). This situation is due, in particular, to the rate of growth in expenditures, which exceeded that of growth in revenues in 2022-2023 and 20232024. The widening of the gap during these years has generated pressure to achieve a balanced budget in the following years. However, the budgetary deficit decreased by $469 million compared with that recognized in 2023-2024.

Overall, revenue growth in 2024-2025 is mainly due to a rise in tax revenues, driven by favourable developments in economic activity and the initial amount the government obtained to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors. As for expenditures, their growth is largely attributable to portfolio expenditures (6.9%), particularly those for health and social services (5.2%) and education (16.4%), particularly for staff compensation. Growth in expenditures is also due to subsidies granted due to work already carried out by transit authorities, to amounts granted to support families as well as to permanent declines in value on investments and provisions for losses on loans.

1 The change in the application of the accounting standard on government transfers also contributed to the budgetary deficit for 2020-2021.

2 The budget balance stood at $6 084 million. Under the Act prior to its modernization, it would stand at $5 635 million after the use of the $449 million balance in the stabilization reserve.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	37

3.  Balanced Budget Act (cont'd)

Generations Fund

The Generations Fund, established under the Act to reduce the debt and establish the Generations Fund, is used exclusively to repay government debt. Note 12 "Generations Fund" of the consolidated financial statements presents the statement of changes in its balance.

In keeping with the changes made to this act in December 2023, the sources of revenue allocated to the Generations Fund are:

  the water-power royalties that Hydro-Québec and private power producers pay;

  Hydro-Québec's $650-million annual additional contribution drawn from the dividend that Hydro-Québec pays the government;

  gifts, bequests, and other contributions received by the Minister of Finance for debt reduction;

  revenues form the investment of the funds that make up the Generations Fund.

38	PUBLIC ACCOUNTS 2024-2025

▌ 4.  Analysis of main trends

The main trends are established with the financial information from the consolidated financial statements of the government. Where the latter have been restated in a subsequent fiscal year, the restated data has been used.

The data presented put into perspective the trends observed over the past ten years for the following main items:

  the annual surplus (deficit);

  the revenue;

  the expenditures;

  the net book value of fixed assets;

  the net debt.

Change in annual surpluses (deficits)

(millions of dollars)

From 2015-2016 to 2018-2019, annual results overall improved, and the sharp increase of $3.0 billion (6.6%) in income and property taxes in 2018-2019 contributed significantly to this. This fiscal year was characterized by growth in wages and salaries and by an increase in the net operating surplus of corporations. During this period, changes were driven, among other things, by a favourable economic environment and limited expenditure growth. Growth in annual results ended in 2019-2020 due to targeted initiatives to counter the pandemic, which also resulted in lost revenue for the government. The negative effects of this pandemic had a greater impact on government finances in 2020-2021, which explains the significant deficit of $4 378 million.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	39

4.  Analysis of main trends (cont'd)

Despite the impact of the many measures adopted by the government to address the health emergency in 2021-2022, Québec's finances benefited from the positive effects of the economic rebound, since they were particularly stimulated by the easing of the health measures, which resulted in a surplus of $2 567 million.

However, the economic recovery in 2021-2022 engendered significant inflationary pressure for 2022-2023 and led to a rise in the cost of living. To contend with the increase, the government established the Anti-Inflation Shield. The attendant measures, i.e., the increase in the senior assistance amount, the payment of a new one-time cost-of-living amount and the capping of indexation of several government rates, mainly explain the $3 126-million deficit recorded in 2022-2023.

In 2023-2024, the government recorded a deficit of $5 994 million. This deficit is attributable to low revenue growth caused, in particular, by stagnant economic activity in Québec, and higher growth in portfolio expenditures caused by persistent inflation in 2023, exceptional population growth, and significant wage increases granted as part of collective agreement renewals.

Despite the improved economic outlook in 2024 and the initial amount obtained to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors, the 2024-2025 fiscal year ended with a deficit of $5 175 million. However, the deficit decreased by $819 million compared with the deficit recognized in 2023-2024. The 6.4% growth in expenditures is notably due to the increase in expenditures in the Santé et Services sociaux portfolio (5.2%) and in the Éducation portfolio (16.4%), particularly for staff compensation. Growth in expenditures is also due to subsidies granted due to work already carried out by transit authorities, to amounts granted to support families as well as permanent declines in value on investments and to provisions for losses on loans.

40	PUBLIC ACCOUNTS 2024-2025

4.  Analysis of main trends (cont'd)

Change in revenue

Revenue

(millions of dollars)

160 000
140 000
120 000
100 000
80 000
60 000
40 000
20 000
0
100 148
18 901
81 247
103 095
20 179
82 916
108 423
22 485
85 938
114 764
23 120
91 644
116 974
25 228
91 746
122 700
30 716
91 984
138 839
29 184
109 655
144 243
28 737
115 506
145 541
30 876
114 665
156 088
30 498
125 590
2015-2016
2016-2017
2017-2018
2018-2019
2019-2020
2020-2021
2021-2022
2022-2023
2023-2024
2024-2025
Own-source revenue
Federal government transfers

The level of government revenues rose from $100 148 million to $156 088 million from 2015-2016 to 2024-2025. Over this period, the annual average growth of this revenue was 5.1%, while that of GDP was 5.2%. Since 2015-2016, revenues have grown steadily. Following stronger growth of 13.2% between 2021-2022, growth in total revenues considerably slowed, to reach 3.9% in 2022-2023 then 0.9% in 2023-2024. In 2024-2025, revenues posted growth of 7.2%, exceeding GDP growth, which reached 5.4%.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	41

4.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Own-source revenue

(millions of dollars)

120 000
100 000
80 000
60 000
40 000
20 000
0
81 247
5 013
13 244
18 517
44 473
82 916
4 899
13 876
19 292
44 849
85 938
5 093
14 382
20 329
46 134
91 644
5 548
15 927
21 001
49 168
91 746
4 419
15 497
21 348
50 482
91 984
4 491
14 613
21 377
51 503
109 655
5 960
16 770
24 597
62 328
115 506
6 620
17 768
26 597
64 521
114 665
5 241
19 393
27 083
62 948
125 590
5 689
22 443
28 377
69 081
2015-2016
2016-2017
2017-2018
2018-2019
2019-2020
2020-2021
2021-2022
2022-2023
2023-2024
2024-2025
Income and property taxes
Consumption taxes
Other revenue (1)
Government enterprises

(1) Other revenues include revenues from duties, permits and royalties as well as miscellaneous revenue.

Own-source revenue grew from $81 247 million in 2015-2016 to $125 590 million in 2024-2025, an annual average growth of 5.0%. In 2021-2022, the post-pandemic economic rebound caused own-source revenue to jump by 19.2%. During the reference period, they grew continuously except during 2023-2024, when a 0.7% decline occurred due in particular to a drop in revenue from income and property taxes, attributable to the 1-percentage-point reduction in the first two personal income tax brackets as well as to the significant indexations of the tax system for 2023 and 2024. This decline also stems from lower revenues from state-owned enterprises, more particularly due to the decrease in the value of electricity exports linked to low runoff in Hydro-Québec's main basins.

In 2024-2025, the 9.5% growth in own-source revenue is notably due to favourable developments in economic activity and the initial amount obtained to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors. This growth is also explained by the bringing forward of transactions resulting from the announcement on the increase in the capital gains inclusion rate suggested in the April 2024 federal budget and by the announcement on Québec's harmonization with this measure.

42	PUBLIC ACCOUNTS 2024-2025

4.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Own-source revenue (cont'd)

Tax revenue - Income and property taxes

Income and property taxes

(millions of dollars)

(1) Other tax revenue includes contributions for health services and the school property tax.

Revenues from income and property taxes increased from $44 473 million in 2015-2016 to $69 081 million in 2024-2025. Average annual growth in such revenue during this period stood at 5.0%.

Personal and corporate tax revenues have experienced, respectively, average annual growth of 5.3% and 7.4% since 2015-2016. This increase was especially pronounced in 2021-2022, i.e., 16.9% for personal income tax and 44.4% for corporate tax, because of an economic rebound resulting notably from the relaxation of the public health measures introduced during the pandemic. On the one hand, such economic strength led to a dynamic employment market and labour shortages that nudged household wages and salaries upward. On the other hand, it was sustained by a marked increase in the net operating surplus of corporations.

In 2022-2023, growth continued in revenues from personal income and corporate taxes but more moderately than in the preceding year because of an economic contraction that began during the year. Moreover, the slowdown in personal income tax was exacerbated by the lowering of the first two tax brackets by 1 percentage point starting January 1, 2023, and the significant impact of the indexation of the taxation system1 for 2023.

1 The indexation of the main parameters of the personal income tax system stipulated by the law, i.e., the income tax brackets, the basic personal amount, and several deductions and tax credits. The indexation rate is determined according to the increase in the consumer price index in Québec, without alcohol, tobacco, and recreational cannabis.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	43

4.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Tax revenue - Income and property taxes (cont'd)

In 2023-2024, for the first time during the reference period, personal income tax and corporate tax revenues decreased in relation to the preceding year mainly because of the impact on a full fiscal year of the lowering of the first two tax brackets by 1 percentage point for individuals and significant indexation of the taxation system for 2023 and 2024.

In 2024-2025, the increase in revenue from personal income tax is mainly explained by favourable developments in economic activity, which had an impact on growth in wages and salaries. The increase in corporate taxes is notably due to growth of 3.8% in exports in 2024 and the bringing forward of transactions resulting from the announcement on the increase in the capital gains inclusion rate suggested in the April 2024 federal budget and by the announcement on Québec's harmonization with this measure.

Lastly, other tax revenues remained relatively stable over the reference period with average annual growth of 1.6%. Revenues related to contributions for health services increased in keeping with growth in wages and salaries since 2015-2016. However, this increase was offset by the reduction in school property tax revenues during the same period following the implementation of the reform aimed at gradually reducing the school tax rate in Québec since 2018-2019.

Tax revenue - Consumption taxes

Revenue from consumption taxes has grown regularly since fiscal 2015-2016, going from $18 517 million to $28 377 million in 2024-2025. The average annual growth rate for the period was 4.9% owing to sustained growth in retail sales, particularly for 2021-2022 and 2022-2023, and the high inflation that contributed to the sharp rise in prices of goods and services subject to consumption taxes.

Government enterprises

Revenue from government enterprises, which consists mainly of the results of Hydro-Québec, Loto-Québec, the Société des alcools du Québec and Investissement Québec, went from $5 013 million in 2015-2016 to $5 689 million in 2024-2025, which corresponds to an average annual increase of 1.4%.

Revenue from government enterprises decreased significantly in 2019-2020, due in particular to the effect of the weather and following Hydro-Québec's exceptional gain in 2018-2019 from the partial sale of the TM4 subsidiary. This revenue remained at the same level in 2020-2021 due to the impact of the pandemic and started to grow again in 2021-2022 following the gradual resumption of activities, combined with the post-pandemic economic recovery. The growth in revenue in 2022-2023 is essentially attributable to higher energy prices, which have increased the value of Hydro-Québec's exports. The significant decrease of 20.8% that occurred in 2023-2024 is attributable, in particular, to the decrease in the value of net electricity exports linked to the low runoff in the government corporation's reservoirs.

44	PUBLIC ACCOUNTS 2024-2025

4.  Analysis of main trends (cont'd)

Change in revenue (cont'd)

Government enterprises (cont'd)

Lastly, the 8.5% increase in 2024-2025 is due, among other things, to growth in electricity sales in Québec as a result of colder temperatures during the winter of 2024-2025 than in the previous year, to the increase in rates in effect since April 1, 2024, and to the recovery in value of the investment in Innergex.

Other revenue

Other revenue increased from $13 244 million in 2015-2016 to $22 443 million in 2024-2025. Their average annual growth was 6.0% for this period. With the exception of 2019-2020 and 2020-2021, which show a decline, the change in other revenue reflects an upward trend.

Among the factors explaining this growth since 2015-2016 are:

  growth of the auction of GHG emission allowances under Québec's cap-and-trade system for GHG emission allowances;
  growth in the income of the Generations Fund, in particular growth from portfolio investments;
  growth in revenue from registration fees;
  growth in revenue from mining resources;
  an increase in revenue related to accommodation and non-insured health services as well as tuition fees in the education and higher education networks;
  the recognition in 2024-2025 of an initial amount of $1 735 million to offset tobacco-related health costs under the plan of arrangement between tobacco companies and their creditors.

Federal government transfers

Federal government transfer revenue rose from $18 901 million in 2015-2016 to $30 498 million in 2024-2025, which represents an average growth of 5.5% per year. Federal transfers have been in continuous growth to and including 2020-2021.

Between 2015-2016 and 2020-2021, the growth is due to the increase in all categories of federal transfers. In 2020-2021, this growth is due to transfers made to support the implementation by the provinces of measures related to the management of the public health crisis and to partly compensate Québec's efforts to mitigate the financial impact of the COVID-19 pandemic on the economy. The one-time nature of several of these support measures account for the decrease in transfer revenue in 20212022 and 2022-2023. The 7.4% increase in federal transfers in 2023-2024 resulted, in particular, from the growth in the Canada Health Transfer related to the change in Canada's nominal GDP.

In 2024-2025, the decline in federal transfers is due to changes made to the equalization formula in effect since April 1, 2024. These changes mainly concern the assessment of the provinces' fiscal capacity in terms of the non-residential property tax base, which reduced equalization. This decrease is also explained by the non-recurrence of the one-time increase in the CHT obtained in 2023-2024.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	45

4.  Analysis of main trends (cont'd)

Change in expenditure

Portfolio and debt service expenditures

(millions of dollars)

165 000
150 000
135 000
120 000
105 000
90 000
75 000
60 000
45 000
30 000
15 000
0
96 879
10 124
28 988
7 042
13 056
37 669
99 151
9 644
29 689
7 156
13 806
38 856
105 619
9 376
34 071
7 582
14 218
40 372
107 089
8 880
33 687
7 873
14 891
41 758
115 129
7 835
38 680
8 302
15 875
44 437
127 078
7 848
40 697
8 338
16 546
53 649
136 272
8 804
44 708
8 747
17 415
56 598
147 369
10 222
48 640
9 655
19 511
59 341
151 535
9 982
50 019
10 476
20 058
61 000
161 263
9 969
52 364
11 383
23 352
64 195
2015-2016
2016-2017
2017-2018
2018-2019
2019-2020
2020-2021
2021-2022
2022-2023
2023-2024
2024-2025
Santé et Services sociaux
Éducation
Enseignement supérieur
Other portfolios
Debt Service

Share of portfolio and debt service expenditures

(percentage of total expenditures)

	2015-2016	2016-2017	2017-2018	2018-2019	2019-2020	2020-2021	2021-2022	2022-2023	2023-2024	2024-2025
Santé et Services sociaux	38.9	39.2	38.2	39.0	38.6	42.2	41.5	40.3	40.3	39.8
Éducation	13.5	13.9	13.5	13.9	13.8	13.0	12.8	13.2	13.2	14.5
Enseignement supérieur	7.3	7.2	7.2	7.4	7.2	6.6	6.4	6.6	6.9	7.1
Other portfolios	29.8	30.0	32.2	31.4	33.6	32.0	32.8	33.0	33.0	32.4
Debt service	10.5	9.7	8.9	8.3	6.8	6.2	6.5	6.9	6.6	6.2

The government's expenditure level increased by $64 384 million since 2015-2016, from $96 879 million to $161 263 million in 2024-2025. The average annual growth was 5.8%.

Moreover, the share of expenditure devoted to the Santé et Services sociaux portfolio and that devoted to the Éducation portfolio rose by 0.9 and 1.0 percentage point respectively over the reference period, while the share of expenditure devoted to debt service fell by 4.3 percentage points.

46	PUBLIC ACCOUNTS 2024-2025

4.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Santé et Services sociaux portfolio

The Santé et Services sociaux portfolio is the one for which the largest share of government expenditures is allocated. These expenditures are increasing since 2015-2016, with average annual growth of 6.1%, compared with 5.8% for total expenditure. Growth was particularly strong in 20202021 (20.7%), mainly due to additional expenditures allocated to deal with the pandemic. The share of expenditures devoted to this portfolio remained stable until 2019-2020, decreasing from 38.9% in 2015-2016 to 38.6% in 2019-2020. Pandemic management caused this share to peak at 42.2% in 2020-2021, then it gradually decreased until 2024-2025, reaching 39.8%.

Éducation portfolio

Expenditure in the Éducation portfolio shows average annual growth of 6.7% over the reference period, while that of the total expenditure is 5.8%. Consequently, the share of spending devoted to this portfolio became more important between 2015-2016 and 2024-2025, from 13.5% to 14.5%.

During 2022-2023 and 2023-2024, the growth in spending (7.3%) on this portfolio was more pronounced than the average annual growth in total expenditure (5.5%). This was due in particular to increments, wage provisions, the increase in the number of teachers due to the rise in the number of students, and the rising cost of school transportation.

In 2024-2025, the share of expenditures devoted to education grew by 1.3 percentage points, while it had remained relatively stable since 2015-2016. This portfolio has seen the strongest growth (16.4%) among all departmental portfolios (6.9%). This growth is attributable, in particular, to the increase in the number of students, the addition of classroom support staff, and the postponing of certain expenditures from 2023-2024 to 2024-2025, particularly for the Offensive formation en construction. The growth rate is amplified by the non-realization of remuneration expenditures due to the school staff strike in 2023-2024.

Enseignement supérieur portfolio

Expenditure in the Enseignement supérieur portfolio show an average annual growth of 5.5% over the reference period, while total expenditures show an average annual growth of 5.8%. Consequently, the share of expenditures devoted to this portfolio remained relatively stable, decreasing from 7.3% to 7.1%.

During 2022-2023 and 2023-2024, expenditure growth in this portfolio (9.4%) was higher than the average annual growth in total expenditure (5.5%). This growth in the portfolio's expenditure is attributable, among other things, to increments, wage provisions and an increase in subsidies to private universities to improve higher education graduation rates. In particular, growth from 20232024 remained at an elevated level, reaching 8.5%, in particular because of the increase in funding granted to private universities, growth in remuneration, and the Perspective Québec scholarship program.

In 2024-2025, expenditure in this portfolio increased by 8.7%, but this did not have a significant impact on the share of expenditures devoted to it. The one-time increase in public universities' infrastructure investment and changes in the remuneration of staff in higher education institutions explain this growth.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	47

4.  Analysis of main trends (cont'd)

Change in expenditure (cont'd)

Other portfolios

Expenditure in the 22 other portfolios grew at an average annual rate of 6.8% over the reference period, i.e., superior to that in the Santé et Services sociaux (6.1%), Éducation (6.7%) and Enseignement supérieur (5.5%) portfolios. The share of expenditure allocated to the other portfolios increased by 2.6 percentage points during the reference period, to 32,4%, attributable, in particular, to:

  the implementation, in 2021-2022 and 2022-2023, of measures to help Quebecers cope with the rising cost of living, including one-time payments (Emploi et Solidarité sociale portfolio);
  the increase in spending related to investments in road network improvement, development and maintenance, and in transportation systems (Transports et Mobilité durable portfolio);
  growth in spending on municipal infrastructure and housing, particularly to improve access to housing and to contribute to the repair and construction of water supply and sewer systems and the treatment of municipal wastewater in all regions of Québec (Affaires municipales et Habitation and Finances portfolios);
  growth in financial support for childcare centres and other day care services, the increase in the Family Allowance and the creation of new subsidized childcare service spaces (Famille portfolio);
  increased action on environmental protection, sustainable development and climate change (Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio).

Debt service

From 2015-2016 to 2019-2020, debt service has declined steadily before showing a slight increase of 0.2% in 2020-2021 followed by sharp increases of 12.2% in 2021-2022 and 16.1% in 2023-2024. These increases are primarily due to higher interest rates. In 2023-2024, debt service decreased by 2.3%, despite growth in the average volume of debts and the impact of higher rates on the interest expense, because of the increase in revenues from sinking funds pertaining to borrowings and revenue from the Retirement Plans Sinking Fund (RPSF) applied to reduce the interest expense.

Lastly, the 0.1% decrease in debt service in 2024-2025 is mainly due to an increase in investment revenue from sinking funds pertaining to borrowings that exceeds the increase in interest expenditures resulting from the growth in average debt volume.

Despite the higher interest rates from 2021-2022 to 2023-2024, the average annual decline in debt service is 0.2% for the entire reference period and the share of expenditure devoted to debt service fell from 10.5% in 2015-2016 to 6.2% in 2024-2025.

48	PUBLIC ACCOUNTS 2024-2025

4.  Analysis of main trends (cont'd)

Change in the net book value of fixed assets

(millions of dollars)

Fixed assets can be broken down into several different categories, including buildings and complex networks, which represent 54.0% and 32.5%, respectively, of the total net book value of fixed assets as at March 31, 2025. The complex networks consist mainly of investments in road infrastructure.

The net book value of fixed assets increased by $9 888 million over the past year, from $100 088 million as at March 31, 2024 to $109 976 million as at March 31, 2025. This increase shows that investments in fixed assets outstrip the related depreciation of the government's fixed assets as a whole.

During 2024-2025, fixed assets investments were mainly made in the "Buildings" category, the net book value of which increase by $6 363 million as at March 31, 2025. This increase is mainly linked to healthcare and education institutions, whose net book value increased by $2 892 million and $2 335 million, respectively.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	49

4.  Analysis of main trends (cont'd)

Net debt

(millions of dollars)

Increase of the net debt from March 31, 2015 to March 31, 2025

Net debt as at March 31, 2015 stood at $198 388 million. It amounted to $236 163 million as at March 31, 2025. Accordingly, for fiscal 2015-2016 to 2024-2025, the government's net debt rose by $37 775 million. This increase is due to:

  cumulative budgetary deficits of $22 855 million;
  government capital assets investments of $47 118 million.

The increase in the net debt is offset by:

  deposits in the Generations Fund, which reduced the net debt by $26 286 million;
  change in other factors which decreased the net debt by $5 912 million.

Trends in the net debt from March 31, 2015 to March 31, 2025

(millions of dollars, unless otherwise indicated)

(1) For the purpose of establishing the trends in net debt, the budget deficits (surpluses) were calculated based on the annual deficits (surpluses), minus the Generations Fund's revenues.

(2) The other trends concerning the net debt include changes in other non-financial assets, other factors of the comprehensive income of government enterprises, net revaluation losses, and losses pertaining to accounting changes. Table 1.2 of the financial statistics presents the detailed variations affecting such factors.

50	PUBLIC ACCOUNTS 2024-2025

5.  Results of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the government's consolidated financial statements.

Where financial statements have been restated in a subsequent financial year, the restated data has been used.

The Québec government presents eight indicators based on those established by the Public Sector Accounting Board in a Statement of Recommended Practice. These indicators are intended to measure a government's sustainability, flexibility and vulnerability.

  Sustainability refers to the degree to which the government can meet its existing financial obligations without increasing, in relative terms, the debt or tax burden on the economy.
  Flexibility is the extent to which the government can change its debt burden or the tax burden of its citizens to meet its existing financial obligations without compromising its ability to meet its future obligations.
  Vulnerability is the degree to which the government is dependent on sources of funding outside its control or influence.
ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	51

5.  Results of the indicator analysis (cont'd)

Indicator's evolution over the past five years

(percent)

		2019-	2020-	2021-	2022-	2023-	2024-	5 years
		2020	2021	2022	2023	2024	2025	evolution(1)
Sustainability

1.	Net debt / Revenue	160.8	158.6	141.7	144.8	151.2	151.3
2.	Portfolio and debt service expenditures / Expenditure
	2a. Santé et Services sociaux portfolio / Expenditure	38.6	42.2	41.5	40.3	40.3	39.8
	2b. Éducation portfolio / Expenditure	13.8	13.0	12.8	13.2	13.2	14.5
	2c. Enseignement supérieur portfolio / Expenditure	7.2	6.6	6.4	6.6	6.9	7.1
	2d. Other portfolios / Expenditure	33.6	32.0	32.8	33.0	33.0	32.4
	2e. Debt service / Expenditure	6.8	6.2	6.5	6.9	6.6	6.2
3.	Net debt / GDP	40.9	43.1	38.8	37.9	38.0	38.7
4.	Debt representing accumulated deficits / GDP	24.1	24.8	21.5	20.8	20.4	20.4
5.	Portfolio expenditures / GDP	23.3	26.4	25.1	24.9	24.4	24.8

Flexibility

6.	Debt service / Revenue	6.7	6.4	6.3	7.1	6.9	6.4
7.	Own-source revenue / GDP	20.0	20.4	21.6	20.9	19.8	20.6

Vulnerability

8.	Federal government transfers / Revenue	21.6	25.0	21.0	19.9	21.2	19.5

Upward trend in the indicator	Downward trend in the indicator	Positive evolution	Negative evolution

(1) The trend (upward or downward) is determined by comparing the values furthest away from the reference period, namely those for 2024-2025 and those for 2019-2020.

In this section, gross domestic products (GDP) used correspond to nominal GDPs as of September 24, 2025. Where applicable, GDPs for the reference years are adjusted for the purpose of calculating the indicators.

52	PUBLIC ACCOUNTS 2024-2025

5.  Results of the indicator analysis (cont'd)

Indicator 1: Net debt to revenue

This indicator measures the requisite future revenues to cover past operations. A falling ratio indicates the government's tendency to reduce its net debt. Conversely, a rising ratio indicates that it will take longer to reduce its net debt.

Net debt

(percentage of revenue)

Between 2015-2016 and 2021-2022, the change in the ratio shows a steady decline from 197.8% to 141.7%. This decline means that revenue grew at a faster rate than net debt. The more pronounced decline in the ratio in 2021-2022 is explained by a significant growth (13.2%) in revenue, resulting mainly from the effects of the economic rebound, compared to a 1.1% growth in the net debt for the same period.

In 2022-2023, the ratio rose by 3.1 percentage points, due to a 6.1% increase in net debt, while revenues increased less significantly over the same period, by 3.9%. This more pronounced change in net debt notably resulted from the impact of the annual deficit, influenced by the measures implemented to combat inflation, and by the growth in capital assets investments, notably in the health and social services and education networks. In 2023-2024, the ratio rose significantly by 6.4 percentage points, to 151.2%, due in particular to the slowdown in economic activity. The ratio then remained relatively stable, standing at 151.3% in 2024-2025, since, in relative terms, growth in net debt (7.3%) was slightly higher than growth in revenues (7.2%).

Indicator 2: Share of portfolio and debt service expenditures

This indicator, presented in section 4, Analysis of main trends, illustrates the evolution of the share of portfolio and debt service expenditures.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	53

5.  Results of the indicator analysis (cont'd)

Indicator 3: Net debt to GDP

This indicator puts the government's net debt into perspective with its ability to repay, as measured by GDP. A downward trend in this ratio means that government debt is becoming less of a burden on the economy, while an upward trend may lead the government to take measures to reduce the debt burden, such as raising taxes or reducing portfolio expenditures to cover interest costs.

The government adopted targets to reduce the net debt burden in the Act to reduce the debt and establish the Generations Fund; these targets are 33% of GDP by 2032-2033 and 30% of GDP by 2037-2038. As indicated in the March 2025 budget, changes in the budgetary situation mean that these targets need to be revised. The government now plans to reduce the net debt burden to 35.5% of GDP by 2032-2033 and 32.5% of GDP by 2037-2038, and will propose legislative changes to this effect.

Net debt

(percentage of GDP)

The net debt-to-GDP ratio declined between 2015-2016 and 2019-2020, reaching a low of 40.9%. The increase in the ratio to 43.1% in 2020-2021 is explained by an increase in debt to cope with the pandemic and a decline 1.8% in GDP caused by confinement measures. Strong GDP growth (12.4%) in 2021-2022, caused mainly by the economic recovery following the easing of health measures, meant that the ratio was lower than its pre-pandemic level. The ratio continued to fall in 2022-2023, to reach 37.9% and remained relatively stable in 2023-2024.

In 2024-2025, the ratio increased slightly (0.7 percentage points), to 38.7%. This increase was mainly caused by the annual deficit and public infrastructure investments, which led to a growth in net debt (7.3%), in relative terms, that was higher than growth in GDP (5.4%). The net debt burden decreased overall since 2018-2019, despite a significant increase in investments planned in the Québec Infrastructure Plan.

54	PUBLIC ACCOUNTS 2024-2025

5.  Results of the indicator analysis (cont'd)

Indicator 4: Debt representing accumulated deficits to GDP

This indicator relates the debt representing accumulated deficits, or the debt not used to finance assets, with the government's ability to pay, as measured by GDP. A downward trend in this ratio means a reduction in the relative weight of the debt representing accumulated deficits.

Debt representing accumulated deficits

(percentage of GDP)

The ratio of the debt representing accumulated deficits to GDP gradually declined from 2015-2016 to 2019-2020, from 33.5% to 24.1%. It then increased to 24.8% as at March 31, 2021. This increase in the ratio was attributable to the deficit in the 2020-2021 fiscal year and a 1.8% downturn in GDP stemming from the confinement measures. The strong GDP growth (12.4%) in 2021-2022, due primarily to the economic rebound following the easing of the health measures, brought the ratio below its pre-pandemic level. Thanks to GDP growth exceeding growth in the accumulated deficit for the period 2022-2023 to 2024-2025, the ratio fell by 1.1 percentage points during these three years, reaching 20.4% in 2024-2025, the lowest level for the reference period.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	55

5.  Results of the indicator analysis (cont'd)

Indicator 5: Portfolio expenditures to GDP

This indicator makes it possible to compare the growth of government spending with that of the economy over the years. A decline in this indicator means that spending is growing less rapidly than the economy, while an increase indicates that they are growing faster. The indicator shows the change in the relative weight of the cost of public services in the economy.

Portfolio expenditures

(percentage of GDP)

Between 2015-2016 and 2019-2020, the portfolio expenditures-to-GDP ratio was maintained, going from 22.4% to 23.3%. In 2020-2021, this ratio jumped significantly to a high of 26.4%, mainly due to one-time costs related to the pandemic, combined with the 1.8% decline in GDP caused by confinement measures.

During 2021-2022 to 2023-2024, the ratio decreased by 2.0 percentage points, reaching 24.4%. This decrease was due to a growth in GDP (8.7%) that was higher than the increase in expenditure (5.9%) during these three years. The growth in GDP was higher in 2021-2022 (12.4%) and in 2022-2023 (8.7%), notably due to the economic rebound following the lifting of the public health emergency. Although it was lower than GDP growth, expenditure growth was high during these two years due to one-off costs associated with the public health emergency.

The ratio rose back in 2024-2025 to stand at 24.8%, due to an increase in portfolio expenditures (6.9%) that was higher than GDP growth (5.4%). The increase in expenditures is largely attributable to increases in the health and social services portfolio (5.2%) and the education portfolio (16.4%), investment in public transit infrastructure, as well as permanent declines in value and revised provisions for losses in the Economic Development Fund.

56	PUBLIC ACCOUNTS 2024-2025

5.  Results of the indicator analysis (cont'd)

Indicator 6: Debt service to revenue

This indicator illustrates the share of government revenue that must be allocated to debt service. A decline in this ratio over time means that a larger share of revenue can be devoted to portfolio expenditures.

Debt service

(percentage of revenue)

The proportion of revenue devoted to debt service fell constantly from 2015-2016 to 2021-2022, going from 10.1% to 6.3%, then rebounded in 2022-2023 to reach 7.1%. This increase is due in particular to a 16.1% growth in debt service higher than the 3.9% increase in revenues. The growth in debt service stems from the rise in interest rates and the 7.2% increase in gross debt in 2022-2023.

In 2023-2024 and in 2024-2025, despite the growth in the average volume of debt and the effect of rising rates on interest expenditures, the ratio fell by 0.5 percentage points as a result of successive decreases of 2.3% and 0.1% in debt service. As for revenues, they increased by 0.9% and 7.2% during these years. The decrease in debt service was notably due to an increase in revenues from sinking funds pertaining to borrowings, which were applied to reduce interest expenditures.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	57

5.  Results of the indicator analysis (cont'd)

Indicator 7: Own-source revenue to GDP

This indicator shows the proportion of collective wealth that the government must collect in order to fund public services. Own-source revenue includes all of the government's revenue, apart from transfers received from the federal government. A decline in this ratio over time tends to indicate that more created wealth is directly available to taxpayers, while an increase suggests reduced government flexibility regarding future revenues.

Own-source revenue

(percentage of GDP)

Throughout the reference period, the ratio of own-source revenue to GDP remained relatively stable going from 21.0% to 20.6%. Nevertheless, the ratio has trended downward between 2015-2016 and 2019-2020, mainly because of the measures to reduce the tax burden implemented by the government and the growth of the economy. In 2020-2021, the increase in the ratio to 20.4% was mainly because of the drop in GDP (-1.8%) stemming from the confinement measures. The economic recovery in 2021-2022 then caused this indicator to jump to 21.6%, an increase which stems from growth in own-source revenue (19.2%) exceeding that of GDP (12.4%). The ratio fell from 2022-2023 to 19.8% in 2023-2024, in particular because of the lowering of the first two tax brackets since January 1, 2023, and the economic contraction, whose impact in relative terms was more significant on own-source revenue than on GDP. Indeed, own-source revenue decreased by 0.7% in 2023-2024, while GDP grew by 5.0%.

Lastly, the ratio rose to 20.6 in 2024-2025 due to growth in own-source revenue (9.5%) which was higher than GDP growth (5.4%). The increase in tax revenues as well as an initial amount obtained to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors explain the increase in own-source revenue.

58	PUBLIC ACCOUNTS 2024-2025

5.  Results of the indicator analysis (cont'd)

Indicator 8: Transfers from the federal government to revenue

Transfers received from the federal government comprise equalization payments, payments from transfers for health care, and for post-secondary education and other social programs, and amounts transferred under various agreements. This indicator measures the proportion of the Québec government's revenue that comes from the federal government.

Federal government transfers

(percentage of revenue)

Between 2015-2016 and 2020-2021, the ratio of federal government transfers in relation to revenues shows an upward trend, peaking at 25.0%, in particular because of the increase in equalization revenue and health transfers, particularly those received in 2020-2021 to implement measures to support the management of the public health crisis. In 2021-2022, the ratio fell sharply to 21.0%, which is explained by the decrease in transfers related to the management of the pandemic and by significant growth (13.2%) in revenues in the context of economic recovery. The ratio continued to decrease in 2022-2023, to 19.9%, due to the end of certain health transfers linked to the pandemic. In 20232024, the ratio increased by 1.3 percentage points due to a significant increase in transfers (7.4%), more specifically health transfers, caused by changes in Canada's nominal GDP, while revenues increased slightly (0.9%).

Lastly, the ratio decreased by 1.7 percentage points, standing at 19.5% in 2024-2025. This decrease is due, among other things, to a decrease in equalization resulting from changes made by the federal government to this program as part of its 2023 budget.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	59

6.  Additional information

Government's gross debt

(millions of dollars, unless otherwise indicated)

As at March 31
		2025	2024

Debts(1)		296 885	281 958
Plus:	Self-held securities by the Gouvernement du Québec	15 686	13 786
	Liabilities related to derivative instruments	10 439	9 911
	Employee future benefits net liabilities	3 716	4 043

Less:	Generations Fund	(16 855)	(18 458)
Sinking funds relating to borrowings
	(balance before compensation of self-held securities)	(29 731)	(31 786)
	Assets related to derivative instruments	(11 008)	(10 049)
	Employee future benefits net assets	(381)	(423)
Gross debt including advance borrowings		268 751	248 982
Less:	Advance borrowings	(12 752)	(3 150)

Gross debt		255 999	245 832

As a % of nominal GDP		41.9%	42.4%

(1) The government contracted $5 636M in debts on the financial markets in respect of which the cash flow was receivable as at March 31, 2024 (no cash flow pertaining to the debts is receivable as at March 31, 2025). Such debts were excluded from the calculation of the gross debt since the latter does not consider the amounts collected as at March 31.

60	PUBLIC ACCOUNTS 2024-2025

6.  Additional information (cont'd)

Net financial surpluses (requirements) and financing transactions

Net financial surpluses or requirements represent the gap between the government's cash receipts and disbursements. More specifically, they mark the government's available or required cash flow levels after it has conducted all its activities during a given fiscal year. They take into account:

  changes in annual surpluses (deficits);
  resources or requirements arising from, among other things, the acquisition or disposal of fixed assets, investments, loans and advances, as well as other activities such as the payment of accounts payable and accrued expenses and the collection of accounts receivable.

The primary objective of determining net financial surpluses or requirements is to provide the Ministère des Finances with the most accurate information so that it can make decisions about changes in government borrowing.

Generally, an increases in net financial requirements will entail borrowing, thereby increasing gross debt, while net financial surpluses lead to loan repayments, thereby reducing gross debt.

Financing transactions show the loans contracted (repaid) and the use of assets intended for debt repayment, such as the Generations Fund, the sinking funds pertaining to borrowings and the funds for future benefits. Financing operations also outline cash flow generated (used) for all government activities during the fiscal year.

Net financial surpluses (requirements) and financing transactions

(millions of dollars)

Fiscal year ended March 31
	2025	2024
Cash flow used for operating activities	(8 279)	(5 065)
Cash flow provided by investments activities(1)	2 006	1 412
Cash flow used for fixed asset investment activities	(13 932)	(13 618)
Net financial surplus (requirements)	(20 205)	(17 271)
Cash flow provided by financing activities(1)	25 082	22 271
Increase in cash and cash equivalents	(4 877)	(5 000)
Financing transactions	20 205	17 271

(1) The investments made related to cash management whose maturity date at the time of acquisition was between 3 and 12 months, presented in the cash flows used for investment activities total $280M as at March 31, 2025 ($3 807M as at March 31, 2024). For the purposes of the net financial requirements (needs) and financing transactions, such transactions are presented in the cash flows used for financing activities.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	61

6.  Additional information (cont'd)

Financial statistics

These tables present certain information published in the government's consolidated financial statements. Where financial statements have been restated in a subsequent financial year, the restated data has been used.

Table 1.1 - Historical data for consolidated financial statement items

Fiscal year ended March 31

(millions of dollars)

Fiscal			Surplus	Financial			Non-Financial	Accumulated
year	Revenue	Expenditure	(deficit)(1)	assets	Liabilities	Net debt	assets	deficit(2)
2024-2025	156 088	161 263	(5 175)	152 879	(389 042)	(236 163)	111 751	(124 412)
2023-2024	145 541	151 535	(5 994)	155 680	(375 696)	(220 016)	101 711	(118 305)
2022-2023	144 243	147 369	(3 126)	134 607	(343 427)	(208 820)	93 884	(114 936)
2021-2022	138 839	136 272	2 567	120 565	(317 354)	(196 789)	87 891	(108 898)
2020-2021	122 700	127 078	(4 378)	115 128	(309 717)	(194 589)	82 432	(112 157)
2019-2020	116 974	115 129	1 845	103 614	(291 666)	(188 052)	77 066	(110 986)
2018-2019	114 764	107 089	7 675	94 557	(283 134)	(188 577)	73 113	(115 464)
2017-2018	108 423	105 619	2 804	98 004	(290 007)	(192 003)	70 123	(121 880)
2016-2017	103 095	99 151	3 944	89 102	(284 253)	(195 151)	70 003	(125 148)
2015-2016	100 148	96 879	3 269	80 928	(278 980)	(198 052)	68 241	(129 811)

(1) The budget balance within the meaning of the Balanced Budget Act is presented in Table 1.4.

(2) Table 1.3 presents the breakdown of the annual change in accumulated operating deficit caused by the accounting changes.

62	PUBLIC ACCOUNTS 2024-2025

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.2 - Trends in the government's net debt

Fiscal year ended March 31

(millions of dollars)

		Changing factors in net debt
					Other factors
Fiscal year	Net debt, beginning of the year	Budgetary deficit (surplus)(1)	Net fixed assets	Revenues dedicated to the Generations Fund	Other financials assets	Other comprehensive income items of government enterprises	Net remeasure- ment losses (gains)(2)	Accounting changes	Total variation	Net debt, end of the year
2024-2025	220 016	7 572	9 888	(2 397)	152	275	657	-	16 147	236 163
2023-2024	208 820	8 041	8 238	(2 047)	(411)	(1 852)	(773)	-	11 196	220 016
2022-2023	196 789	6 208	6 495	(3 082)	(498)	(947)	3 855	-	12 031	208 820
2021-2022	194 589	1 050	5 036	(3 617)	422	(691)	-	-	2 200	196 789
2020-2021	188 052	7 691	4 307	(3 313)	1 060	(3 208)	-	-	6 537	194 589
2019-2020	188 577	761	3 692	(2 606)	260	(2 632)	-	-	(525)	188 052
2018-2019	192 003	(4 198)	2 956	(3 477)	35	1 258	-	-	(3 426)	188 577
2017-2018	195 151	(511)	2 126	(2 293)	7	(464)	-	(2 013)	(3 148)	192 003
2016-2017	198 052	(1 943)	1 734	(2 001)	28	(719)	-	-	(2 901)	195 151
2015-2016	198 388	(1 816)	2 646	(1 453)	(19)	306	-	-	(336)	198 052
Total		22 855	47 118	(26 286)	1 036	(8 674)	3 739	(2 013)	37 775
					(5 912)

(1) To establish trends in the net debt, budget deficits (surpluses) have been calculated based on the annual deficits (surpluses), excluding revenues from the Generations Fund.

(2) Accounting of the net remeasurement gains and losses has, since April 1, 2022, stemmed from the prospective application of the accounting standards governing financial instruments.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	63

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.3 - Breakdown of the annual change in accumulated operating deficits caused by accounting changes

Fiscal year ended March 31

(millions of dollars)

Fiscal year	Restatements of operating		Total
	accumulated deficits			Details of adjustments
	Government	Departments

	enterprises	and bodies
2024-2025	―	―	―
2023-2024	―	57	57	Application of the new accounting standard governing public-private partnerships ($279M) and the standard governing revenues (-$748M), and restatement of asset retirement obligations ($526M)

2022-2023	―	(3 777)	(3 777)	Application of the accounting standard relating to asset retirement obligations ($3 777M).

2021-2022	―	―	―

2020-2021	―	(12 504)	(12 504)	Change in the application of the accounting standard on government transfers in order to account for transfer expenditures according to the completion progress of eligible work by transfer recipients ($12 504M).

2019-2020	―	―	―

2018-2019	45	―	45	Hydro-Québec's adoption of new guidance of the Financial Accounting
Standards Board (FASB) on leases ($10M).
Accounting changes made by other government enterprises to comply with new IFRS Accounting Standards published by the International Accounting
Standards Board International Reporting Standards (IFRS Accounting
Standards) on financial instruments ($35M).

2017-2018	―	―	―

2016-2017	―	―	―

2015-2016	(107)	―	(107)	Finalization of the adjustments made in 2014-2015 to comply with
IFRS Accounting Standards ($107M).

64	PUBLIC ACCOUNTS 2024-2025

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.4 - Budget balance within the meaning of the Balanced Budget Act

Fiscal year ended March 31

(millions of dollars)

						Stabilization reserve		Budget balance

								within the
						Allocation		meaning of the
	Restated				Budget	to the	Use of the	act after the
Fiscal	Surplus	Generations				stabilization	stabilization	stabilization
Year	(deficit)	Fund	Sub-total	Adjustments(1)	balance(2)	reserve	reserve	reserve
2024-2025	(5 175)	(2 397)	(7 572)		(7 572)			n/a
2023-2024	(5 994)	(2 047)	(8 041)	0	(8 041)			n/a
2022-2023	(3 126)	(3 082)	(6 208)	124	(6 084)		449	(5 635)
2021-2022	2 567	(3 617)	(1 050)	278	(772)		772	―
2020-2021	(4 378)	(3 313)	(7 691)	(3 069)	(10 760)		10 760	―
2019-2020	1 845	(2 606)	(761)	765	4	(4)		―
2018-2019	7 675	(3 477)	4 198	605	4 803	(4 803)		―
2017-2018	2 804	(2 293)	511	2 111	2 622	(2 622)		―
2016-2017	3 944	(2 001)	1 943	418	2 361	(2 361)		―
2015-2016	3 269	(1 453)	1 816	375	2 191	(2 191)		―

(1) In order to comply with the Budget Balance Act's provisions, it is necessary to make adjustements to the adjusted annual surpluses and deficits are required to establish the budgetary balance. One of these adjustments is that accounting changes that require affecting the accumulated deficits must be considered in the fiscal year in which the change is made. Thus, adjustments have notably been made to take into account, first, the fact that restatements arising from the application of the new accounting standard relating to public-private partnerships and the standard governing revenues are not to be taken into account in establishing budget balances and, second, due to the fact that the change in application of the accounting standard respecting transfer payments must only affect the establishement of the 2020-2021 budget balance.

(2) Provisions in the Budget Balance Act prohibiting a budget deficit did not apply to the years 2014-2015, 2021-2022, and 2022-2023.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	65

6.  Additional information (cont'd)

Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the government but that can cause actual results to differ from forecast results:

  the economic forecasts the government uses to determine its annual budgetary revenue, particularly those concerning changes in economic growth, employment and the Consumer Price Index. For example, a 1-percentage-point difference in nominal GDP has an impact of about $1 billion on own-source revenue excluding revenue from government enterprises;

  revenue from government enterprises which varies according to assumptions concerning such things as weather conditions, which are hard to predict. For example, a variation of 1ºC in winter temperatures compared to normal temperatures has a nearly $75-million impact on Hydro-Québec's net earnings;

  the economic, taxation and population data the government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

  the level of spending, whose cost is related to the economic situation. These factors include, in particular:

- a variation in the clientele, concerning for example individuals receiving last-resort financial assistance or those attending educational institutions,

- technological changes, which affect, by way of an example, the cost of medicines and diagnostic medical equipment,

- labour shortages in the context of a reduced labour pool, which limits the government's ability to implement its programs,

- the change in the general level of prices, which affects each government portfolio differently;

  unforeseen situations such as a pandemic, natural catastrophes or work stoppages;

  the change in interest rates and in returns of the Retirement Plans Sinking Fund (RPSF), which have an impact on debt service;

  the risk that a financial intermediary will default on its contractual obligations (credit risk);

  the settlement of certain claims and lawsuits pending against the government before the courts.

The consolidated financial statements also set forth in its notes the uncertainties to which the estimates needed to prepare these statements are subject.

66	PUBLIC ACCOUNTS 2024-2025

6.  Additional information (cont'd)

Risks and uncertainties (cont'd)

To reduce its exposure to risk, the government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, the government can influence its revenue and expenditure, other than debt service, by:

  using economic forecasts that do not anticipate overly high or overly low revenue-a situation that could lead to inappropriate policy decisions;

  monitoring economic, budgetary and financial indicators, including the monitoring of its revenue and expenditure;

  implementing economic support measures.

A government cannot prevent a recession or an economic slowdown single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies lead the government to have an impact on its debt service through various strategies.

The financial framework includes a contingency reserve to contend with risks resulting from the economic situation or other events that affect the government's financial situation. It also includes the Contingency Fund, which is a reserve administered by the Conseil du trésor aimed, in particular, at covering unforeseen expenditures that can arise in government programs during the fiscal year and at covering certain measures announced in the budget.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	67

CONSOLIDATED

FINANCIAL

STATEMENTS

Statement of responsibility

The Comptroller of Finance is responsible for preparing the government's consolidated financial statements for the Minister of Finance in accordance with the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). The Comptroller of Finance is also responsible for the integrity and objectivity of the consolidated financial statements in accordance with the accounting policies disclosed in the notes and established pursuant to the public sector accounting standards.

To fulfill their accounting and financial reporting responsibilities, the Comptroller of Finance and the entities making up the government's reporting entity maintain financial management systems and internal controls that take costs, benefits and risks into account. These systems are designed to provide reasonable assurance that transactions are duly authorized by Parliament, carried out based on the adopted regulations, and properly recognized in order to account for the use of public funds.

The Comptroller of Finance obtains all the information needed to meet the accounting requirements from government departments, bodies, enterprises and funds and implements processes to ensure that this information is reliable. The Comptroller of Finance submits the government's consolidated financial statements for audit to the Auditor General of Québec which states the nature and scope of its audit and expresses its opinion in its independent auditor's report to the National Assembly.

The consolidated financial statements are part of the public accounts and are tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Original signed Christyne Tremblay Deputy Minister of Finance	Original signed Lucie Pageau, CPA Comptroller of Finance

Québec, September 26, 2025

CONSOLIDATED FINANCIAL STATEMENTS	71

INDEPENDENT AUDITOR'S REPORT

To the National Assembly

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Gouvernement du Québec (the Government), which comprise the consolidated statement of financial position as at March 31, 2025, and the consolidated statement of operations and accumulated operating deficit, consolidated statement of change in net debt, consolidated statement of remeasurement gains and losses and consolidated statement of cash flow for the year then ended, and notes and appendices to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2025, and its consolidated results of operations, its consolidated remeasurement gains and losses, its consolidated changes in net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the current period. These matters were addressed in the context of my audit of the consolidated financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

CONSOLIDATED FINANCIAL STATEMENTS	73

Key audit matter	How the matter was addressed in the audit
Asset retirement obligations

As mentioned in Note 15 Asset retirement obligations and environmental liability of the government's consolidated financial statements, these obligations amounted to $5,132 million as at March 31, 2025, and mainly concern the future removal of asbestos from government buildings.

The government made several assumptions and exercised a significant degree of judgment in determining the discount and indexation rates, the cost of asset retirement activities, and the timetable for completing those activities. As a result, the amounts recorded in the consolidated financial statements may vary significantly over the coming years as these assumptions are revised in response to new information.

It is due to the magnitude of the amount of obligations and the significant degree of judgment exercised by the government in setting the various assumptions that the valuation of asset retirement obligations is considered a key audit matter.

My approach to addressing this matter included the following procedures:

  validating management's identification of new legal obligations associated with asset retirement;

  reviewing the reasonableness of management's methods and main assumptions, as well as the data and calculations used to establish:

– the costs of asset retirement activities,

– the timetable for completing those activities,

– the discount rates,

– the indexation rates for estimated costs;

  assessing the competence of specialists selected by management;

  validating the discount and accretion calculations leading to asset retirement obligation balances in the consolidated financial statements;

  assessing presentation and disclosure in the consolidated financial statements.

I used the services of an engineering firm as well as valuation experts to assist me in my audit.
Obligations relating to accrued benefits under the pension plans
As mentioned in Note 16 Employee future benefits of the government's consolidated financial statements, the obligations relating to accrued benefits under the pension plans amounted to $129,950 million as at March 31, 2025.
Obligations relating to accrued benefits under the defined-benefit pension plans are recognized using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The government has exercised a significant degree of judgment in determining the discount rates and making the assumptions required to estimate these amounts. As a result, the amounts recorded in the consolidated financial statements may vary significantly as these assumptions are realized or revised as new information becomes available.	My approach to addressing this matter included the following procedures:

  gaining an understanding of the systems, processes and controls used to value the obligations relating to accrued benefits under the pension plans;

  assessing the reasonableness of assumptions, particularly the discount rate, salary growth rate and life expectancy, and of the method used;

  validating the completeness and accuracy of the underlying data used to establish the actuarial valuations;

  testing the calculation of obligations relating to accrued benefits under the pension plans;

  assessing the competence of specialists selected by management;

  assessing presentation and disclosure in the consolidated financial statements.

74	PUBLIC ACCOUNTS 2024-2025

Key audit matter	How the matter was addressed in the audit

It is due to the magnitude of the amount of obligations and the significant degree of judgment exercised by the government in setting the actuarial assumptions that the valuation of obligations relating to accrued benefits under the pension plans is considered a key audit matter.

I used the services of an actuarial consulting firm to assist me in my audit.
Personal income tax

The government recognized an adjustment to its personal income tax revenue as at the date of the consolidated financial statements to account for revenue not collected and refunds not issued before the end of the year. These adjustments are recorded on the basis of estimates established according to transactions that took place after the end of the fiscal year.

Moreover, the government recognizes the income taxes receivable at realizable value, that is, an amount equivalent to what the government expects to receive. These accounts receivable are then brought down to net recoverable value by means of an allowance for doubtful accounts. The realizable value of revenue is estimated based on the settlement rates of similar files in the past, while the allowance for doubtful accounts rate is calculated on the basis of a statistical sample of accounts receivable representative of the population as a whole.

It is due to the magnitude of the amounts estimated and the significant degree of judgment exercised by the government in setting the assumptions that the establishment of these estimates is considered a key audit matter.

Information on personal income tax revenue is provided in the following notes:

  Note 4 - Revenue;

  Note 8 - Accounts receivable;

  Note 13 - Accounts payable, accrued expenses and other allowances.

My approach to addressing this matter included the following procedures:

  auditing the adjustments related to personal income tax revenue not collected and refunds not issued at the end of the year, and the supporting audit evidence;

  gaining an understanding of the systems and processes used and the controls implemented to establish these estimates;

  assessing the reasonableness of the methods, assumptions, data and calculations used to establish estimates to ensure that they are appropriate;

  conducting testing to audit accounts subject to an allowance for non-realization of revenue and allowance rates;

  assessing presentation and disclosure in the consolidated financial statements.

I used the services of a statistics expert to assist me in my audit.

CONSOLIDATED FINANCIAL STATEMENTS	75

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts 2024-2025, but does not include the consolidated financial statements and my auditor's report thereon.

My opinion on the consolidated financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting. Management believes the Government has the ability to continue its operations.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

76	PUBLIC ACCOUNTS 2024-2025

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause the Government to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Government as a basis for forming an opinion on the group financial statements. I am responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. I remain solely responsible for my audit opinion.

I communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide management with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with management, I determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

CONSOLIDATED FINANCIAL STATEMENTS	77

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2025, and the consolidated results of its operations and the changes in its consolidated financial position for the year then ended in accordance with the accounting policies of the Government as stated in the notes to the consolidated financial statements.

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion these standards have been applied on a basis consistent with that of the preceding year.

Original signed

Alain Fortin, CPA auditor

Interim Auditor General of Québec

Québec, September 26, 2025

78	PUBLIC ACCOUNTS 2024-2025

Consolidated statement of operations and accumulated operating deficit

FISCAL YEAR ENDED MARCH 31, 2025

(millions of dollars)

		2025		2024
	Notes	Budget	Actual results	Actual results
(Note 3)
REVENUE	4
Income and property taxes		67 048	69 081	62 948
Consumption taxes		27 991	28 377	27 083
Duties, permits and royalties		6 206	6 191	6 034
Miscellaneous revenue		14 241	16 252	13 359
Revenue from government enterprises	10	5 418	5 689	5 241
Own-source revenue		120 904	125 590	114 665
Federal government transfers		29 397	30 498	30 876
Total revenue		150 301	156 088	145 541
EXPENDITURE	5
Santé et Services sociaux		61 909	64 195	61 000
Éducation		22 506	23 352	20 058
Enseignement supérieur		11 060	11 383	10 476
Famille		8 498	9 015	8 917
Transports et Mobilité durable		6 603	7 684	6 700
Emploi et Solidarité sociale		5 677	5 707	5 728
Affaires municipales et Habitation		5 064	4 913	4 914
Économie, Innovation et Énergie		3 983	4 709	3 830
Environnement, Lutte contre les changements climatiques, Faune et Parcs		2 092	2 181	2 431
Other portfolios		20 423	18 155	17 499
Portfolio expenditure		147 815	151 294	141 553
Debt service		9 762	9 969	9 982
Total expenditure		157 577	161 263	151 535
Provision for contingencies		1 500
ANNUAL OPERATING DEFICIT		(8 776)	(5 175)	(5 994)
ACCUMULATED OPERATING DEFICIT
OPENING BALANCE			(123 579)	(117 585)
CLOSING BALANCE			(128 754)	(123 579)

Segment disclosures	Appendix 2

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	79

Consolidated statement of financial position

AS AT MARCH 31, 2025

(millions of dollars)

	Notes	2025	2024
FINANCIAL ASSETS
Cash and cash equivalents	7	19 858	14 981
Accounts receivable	8	29 806	32 912
Investments	9	10 214	11 157
Investment in government enterprises	10	39 105	38 555
Loans	11	7 045	7 083
Generations Fund	12	16 855	18 458
Sinking funds relating to borrowings	18	18 097	21 748
Assets related to derivative financial instruments	17	11 008	10 049
Net assets regarding employee future benefits	16	381	423
Other financial assets		510	314
Total financial assets		152 879	155 680

LIABILITIES
Accounts payable, accrued expenses and other allowances	13	60 910	57 709
Deferred revenue	14	8 574	8 437
Asset retirement obligations and environmental liability	15	8 518	8 002
Net liabilities regarding employee future benefits	16	3 716	4 043
Liabilities related to derivative financial instruments	17	10 439	9 911
Debts	18	296 885	287 594
Total liabilities		389 042	375 696

NET DEBT		(236 163)	(220 016)

NON-FINANCIAL ASSETS
Fixed assets	19	109 976	100 088
Other non-financial assets		1 775	1 623
Total non-financial assets		111 751	101 711

ACCUMULATED DEFICIT		(124 412)	(118 305)

Accumulated operating deficit		(128 754)	(123 579)
Accumulated remeasurement gains		4 342	5 274

		(124 412)	(118 305)
Contractual obligations and contractual rights	20
Contingencies	21

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

80	PUBLIC ACCOUNTS 2024-2025

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2025

(millions of dollars)

		2025		2024
			Actual	Actual
	Notes	Budget (1)	results	results
Annual operating deficit		(8 776)	(5 175)	(5 994)
Change due to fixed assets	19
Acquisition and work in progress		(13 708)	(15 134)	(13 945)
Depreciation		5 500	5 569	5 108
Disposals, reductions in value and other			(323)	599
		(8 208)	(9 888)	(8 238)
Change due to other non-financial assets			(152)	411
Net remeasurement (losses) gains		341	(932)	2 625
Increase in the net debt		(16 643)	(16 147)	(11 196)
NET DEBT
OPENING BALANCE		(221 128)	(220 016)	(208 820)
CLOSING BALANCE		(237 771)	(236 163)	(220 016)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) Data taken from Budget 2024-2025 of the Ministère des Finances tabled on March 12, 2024.

CONSOLIDATED FINANCIAL STATEMENTS	81

Consolidated statement of remeasurement gains and losses

FISCAL YEAR ENDED MARCH 31, 2025

(millions of dollars)

	Notes	2025			2024
		Financial	Government
		instruments	enterprises (1)	Total	Total
ACCUMULATED REMEASUREMENT GAINS (LOSSES), BEGINNING OF YEAR		(3 082)	8 356	5 274	2 649

Unrealized (losses) gains
Foreign exchange		(4 883)		(4 883)	(108)
Derivative financial instruments(2)		4 340		4 340	864
Investments at fair value		(170)		(170)	(82)
		(713)		(713)	674

Amounts reclassified to consolidated statement of operations
Foreign exchange		1 211		1 211	227
Derivative financial instruments(3)		(1 234)		(1 234)	(134)
Investments at fair value		79		79	6
		56		56	99

Other comprehensive income items of government enterprises	10
Employee future benefits			(129)	(129)	1 629
Financial instruments			(268)	(268)	215
Other			122	122	8
			(275)	(275)	1 852
Net remeasurement (losses) gains		(657)	(275)	(932)	2 625
ACCUMULATED REMEASUREMENT GAINS (LOSSES), END OF YEAR		(3 739)	8 081	4 342	5 274

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) The composition of the accumulated remeasurement gains of government enterprises is presented in Note 10.

(2) Net unrealized gains of $4 340M ($864M in 2023-2024) consist of $4 942M in foreign exchange gains ($43M in 2023-2024) and $602M in fair value losses ($821M in fair value gains in 2023-2024).

(3) The amounts reclassified in income of $1 234M ($134M in 2023-2024) consist of $1 133M in foreign exchange gains ($181M in 2023-2024) and $101M in fair value gains ($47M in fair value losses in 2023-2024).

82	PUBLIC ACCOUNTS 2024-2025

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2025

(millions of dollars)

	Notes	2025	2024
OPERATING ACTIVITIES
Annual operating deficit		(5 175)	(5 994)
Items not affecting cash flow	22	6 335	6 031
Change in assets and liabilities related to operations	22	(1 333)	2 785
Benefits paid for employee future benefits		(8 106)	(7 887)
Cash flow used for operating activities		(8 279)	(5 065)

INVESTMENT ACTIVITIES
Investments made		(5 993)	(6 720)
Investments received		4 770	1 768
Loans made		(1 309)	(2 251)
Loans received		769	714
Government enterprises
Equity-related operations			(121)
Loans and advances made		(5 006)	(3 967)
Loans and advances received		4 846	3 936
Dividends received		5 127	5 747
Investments in the Generations Fund		(1 478)	(1 501)
Cash flow from (used for) investment activities		1 726	(2 395)

FIXED ASSET INVESTMENT ACTIVITIES
Fixed assets acquired and work in progress		(13 937)	(13 649)
Fixed assets disposed of		5	31
Cash flow used for fixed assets investment activities		(13 932)	(13 618)

FINANCING ACTIVITIES
Debt issued		40 993	36 338
Debt repaid		(24 943)	(12 956)
Withdrawals from the Generations Fund		4 400	2 500
Investments in sinking funds relating to borrowings		(2 203)	(4 939)
Withdrawals from sinking funds relating to borrowings		4 600	4 824
Sums for employee future benefits funds		2 515	311
Cash flow from financing activities		25 362	26 078

Increase in cash and cash equivalents		4 877	5 000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		14 981	9 981
CASH AND CASH EQUIVALENTS, END OF YEAR		19 858	14 981

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	83

Notes to the consolidated financial statements

▌ 1.  Summary of significant accounting policies

Accounting framework

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies adopted by the Conseil du trésor. The primary source of reference for establishing these policies are the Canadian public sector accounting standards.

Reporting entity

The government's reporting entity encompasses the financial transactions of the National Assembly and persons appointed by the National Assembly, departments and all the bodies, funds and enterprises under the government's control, that is, entities for which the government has the power to direct their financial and administrative policies, such that their activities will provide the government with anticipated benefits or expose it to a risk of loss.

All of the entities in the government's reporting entity over which the government exercises control are listed in Appendix 1. Property held and fiduciary activities carried out by government departments and bodies on behalf of the designated beneficiaries mentioned in Appendix 3 are not included in the government's reporting entity.

Consolidation methods

The assets, liabilities, revenues and expenditures of entities included in the government's reporting entity, with the exception of government enterprises, are consolidated line by line in the financial statements. Prior to consolidation, the accounts of each entity are harmonized according to the government's accounting policies. Inter-entity transactions and balances as well as unrealized gains and losses relating to transactions on assets and liabilities that remain within the government's reporting entity are eliminated.

Investments in government enterprises

Investments in government enterprises represent a financial asset for the government and, given their commercial orientation, management autonomy and financial self-sufficiency, they are accounted for using the modified equity method.

According to this method, which does not require that accounting policies be harmonized with those of the government, investments and interests are accounted for at cost. Every year, the cost is adjusted based on the government's share in the results of these enterprises, the counterpart being recognized in income. Cost is also adjusted based on the government's share of other comprehensive income items, with an offsetting entry in accumulated remeasurement gains and losses. The value of the investments is reduced by declared dividends and adjusted by the amount of the elimination of unrealized inter-entity gains and losses pertaining to assets and liabilities that remain within the government's reporting entity.

84	PUBLIC ACCOUNTS 2024-2025

1.  Summary of significant accounting policies (cont'd)

Translation of foreign currency

On the date a foreign currency transaction is entered into, all assets, liabilities and amounts reported in the statement of operations are translated into Canadian dollars at the exchange rate prevailing on that date. At the end of the fiscal year, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate in effect at that date. For certain designated financial instruments, foreign exchange gains and losses are recognized directly to results, and not through the statement of remeasurement gains and losses.

Remeasurement gains and losses

Unrealized gains and losses attributable to financial instruments recognized at fair value and due to changes in foreign exchange rates are presented in consolidated statement of remeasurement gains and losses until the settlement date of the financial instrument. At that date, the accumulated balance of remeasurement gains and losses relating to these instruments is reclassified to results.

Government enterprises recognize some unrealized gains or losses on financial instruments and the actuarial gains or losses on future benefits among the other items of comprehensive income, in accordance with IFRS Accounting Standards published by the International Accounting Standards Board (IFRS Accounting Standards). Those other items are not included in the government's results and are recognized in the accumulated remeasurement gains (losses). When these gains or losses on financial instruments are realized, they will be reclassified in revenue from government enterprises and recognized as such in the government's result. Gains and losses on future benefits will never be reclassified among the government's operating results.

CONSOLIDATED FINANCIAL STATEMENTS	85

1.  Summary of significant accounting policies (cont'd)

Significant accounting policies by component

To increase the consolidated financial statements' understandability, significant accounting policies by component are detailed in the following accompanying notes:

Notes	Components
4	Revenue
5	Expenditure
6	Financial instruments and risks
7	Cash and cash equivalents
8	Accounts receivable
9	Investments
10	Investments in government enterprises
11	Loans
12	Generations Fund
13	Accounts payable, accrued expenses and other allowances
14	Deferred revenue
15	Asset retirement obligations and environmental liability
16	Employee future benefits
17	Assets and liabilities related to derivative financial instruments
18	Debts
19	Fixed assets
20	Contractual obligations and contractual rights
21	Contingencies

86	PUBLIC ACCOUNTS 2024-2025

1.  Summary of significant accounting policies (cont'd)

Measurement uncertainties

Measurement uncertainty exists when there is a difference between the amount recognized or disclosed in the consolidated financial statements and another reasonably possible amount. Some uncertainties are called "material" when the range of reasonably possible amounts is wide and when the situation could influence decisions made by the users of the consolidated financial statements. The resolution of the uncertainties could have an impact on results in the short or long term.

Other measurement uncertainties are attributable to the estimates made in the course of the government's regular operations. New events, experience acquired or the information available to the government may lead to short-term revision of certain components of the consolidated financial statements.

Moreover, the useful life of fixed assets is estimated based on the period during which they should be of use to the government. The length of some contracts presented in the contractual obligations and contractual rights is also estimated.

Supplementary information regarding measurement uncertainties by component are described in the following additional notes:

Notes	Components	Type of uncertainty and timeframe of possible impact on results from operations
21	Contingencies	Significant uncertainties, possible short-term impact
10	Investments in government enterprises	Significant uncertainties, possible long-term impact
15	Asset retirement obligations and environmental liability
16	Employee future benefits
8	Accounts receivable	Uncertainties relating to normal operations, possible short-term impact
9	Investments
11	Loans
13	Accounts payable, accrued expenses and other allowances
14	Deferred revenue
17	Assets and liabilities related to derivative financial instruments

CONSOLIDATED FINANCIAL STATEMENTS	87

1.  Summary of significant accounting policies (cont'd)

Measurement uncertainties (cont'd)

The estimates and assumptions the government uses to recognize or disclose some items in the consolidated financial statements are based on the most reliable data and the most likely assumptions available, and require the application of professional judgment.

It is reasonably possible that the amounts will change after the annual revision of the estimates and assumptions. Accounting estimates are revised during the estimate revision period if they concern only that period, or during that revision period and the next ones if they concern several periods.

▌ 2.  Compliance with legislative authorizations

The government must be authorized by Parliament to draw money from the Consolidated Revenue Fund. Parliament gives its approval by annually passing laws on appropriations or by adopting specific laws, which authorize departments and budget-funded bodies to make expenditures, capital acquisitions, loans, and investments, and bear other costs out of the general fund. For special funds, the annual expenditure and investment forecasts are approved by Parliament in the context of the adoption of appropriation acts or special acts, in particular when a special fund is established.

In accordance with section 86 of the Financial Administration Act (CQLR, chapter A-6.001), Volume 2 of the public accounts reports on the annual use of legislative authorizations for investments and expenditures for each of the departmental portfolios and special funds.

For the fiscal year ended March 31, 2025, no excess of expenditures and other costs over annual appropriations were recognized. Excesses, corresponding respectively to $2 001 million and $783 million of expenditures and investments of special funds over approved amounts were recognized. Excesses for the 2023-2024 fiscal year were approved as part of the 2025-2026 budget process.

88	PUBLIC ACCOUNTS 2024-2025

▌ 3.  Reclassifications

Reclassification of budget forecasts

Certain budget forecasts relating to revenue and expenditure have been reclassified to ensure comparability with the presentation of actual results adopted in 2024-2025.

Reconciliation of forecasts between the 2024-2025 budget and the consolidated financial statements

(millions of dollars)

	Budget	(1)		Budget after
			Reclassifications	reclassifications
REVENUE
Duties, permits and royalties	5 940		266	6 206
Miscellaneous revenue	14 507		(266)	14 241
	20 447		―	20 447

EXPENDITURE
Éducation	22 364		142	22 506
Emploi et Solidarité sociale	5 615		62	5 677
Other portfolios	20 627		(204)	20 423
Total	48 606		―	48 606

(1) Data taken from Budget 2024-2025 of the Ministère des finances tabled on March 12, 2024.

Reclassification of comparative financial data

In order to improve comparability, certain 2023-2024 financial data have been reclassified to comply with the 2024-2025 presentation method. Reclassifications are made in the comparative fiscal year when there are changes in the ministerial responsibilities regarding the composition of portfolios.

These adjustments have no bearing on the annual results related to operations, net debt and the accumulated deficit of the comparative fiscal year.

CONSOLIDATED FINANCIAL STATEMENTS	89

▌ 4.  Revenue

Significant accounting policies

Tax revenue (income and property taxes and consumption taxes)

Once the tax measures have been authorized by Parliament, tax revenue is recognized in the following manner:

  personal income tax and contributions dedicated to health services are recognized when the taxpayer earned the income subject to tax. Revenue not collected at the end of the fiscal year and refunds not yet issued are recognized on the basis of estimates established according to transactions that took place after the end of the fiscal year;

  corporate taxes are recognized at the time the funds are received. Receipts are primarily comprised of instalment payments the companies calculate based on estimates of their taxable earnings. These revenues are adjusted to take amounts in notices of assessment issued before the end of the fiscal year into account. The receivable or refundable amounts resulting from the variation between the estimated taxable income and the income actually earned by the companies during the fiscal year are not recognized because they cannot be accurately estimated;

  revenue from school property taxes is recognized over the period in which such taxes are levied;

  revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.

Tax revenue does not take into account estimates concerning taxes due on unreported revenue within the time prescribed. These amounts are recognized when notices of assessments are issued or following tax check activities or after the filing of tax returns by taxpayers.

Duties, permits, royalties and miscellaneous revenue

Revenues from duties, permits and royalties as well as miscellaneous revenue in respect of which the government has a performance obligation are recorded as soon as the obligation is fulfilled, i.e., at a given time or gradually. The government has a performance obligation when it must provide a service or specific good in exchange for the amount received from an individual or a business. More specifically:

  revenue related to motor vehicles mainly comprise duties from the issuance of registration certificates and drivers' licences. It is recorded when the benefits associated with the fees are transferred to the individual or to the business. Such benefits are transferred at the time of the first of the two following events:

– the individual or the business has confirmed its decision to renew the fee by paying it, or

– the fees came into force;

  revenue from natural resource exploitation comprise timber cutting rights, which are recorded as timber is harvested;
  revenue from duties pertaining to greenhouse gas emissions is recognized when units are auctioned;

90	PUBLIC ACCOUNTS 2024-2025

4.  Revenue (cont'd)

Significant accounting policies (cont'd)
  revenues from accommodation and non-insured health services, tuition fees, school childcare services and the provision of policing services in municipalities are recognized as the services are offered by the government. Those from drug insurance premiums are recognized on the duration of the insurance coverage.

Revenues from duties, permits and royalties as well as miscellaneous revenue that do not entail a performance obligation are recognized when the government is empowered to demand or levy them in pursuance of a past event. More specifically:

  revenues from penalties and fines are recognized when the following two conditions are met:
  1) a notice is issued; 2) the individual or business recognizes its guilt, the deadline for contesting the decisions has past, or a judgment is handed down;
  revenue from natural resource exploitation mainly comprises the fees payable by holders of water-power on the electricity generated. Such fees are recognized when said electricity is generated.

Income from interest on accounts receivable and loans as well as income from portfolio investments are recognized as they are earned. They cease to be recognized when the recovery of interest or principal is not reasonably assured.

Revenue from donors other than governments is recognized in the year of its donation when such revenue is not designated for a specific purpose. When, on the contrary, such revenue is designated for a specific purpose, it is recognized in revenue according to the conditions of the designation. In the case of donations related to land, the revenue is recognized in the year of acquisition.

Transfers from the federal government

Transfers from the federal government are recognized in revenue for the fiscal year in which they are authorized and in which the eligibility criteria are met, except if the stipulations create an obligation that meets the definition of a liability. In such situations, the transfer is recognized in revenue as the liability is paid.

Measurement uncertainties

The measurement uncertainties that affect revenue are presented in Note 8 on accounts receivable, Note 13 on accounts payable, accrued expenses and other allowances related to income taxes and other taxes refundable and Note 14 on deferred revenue.

CONSOLIDATED FINANCIAL STATEMENTS	91

4.  Revenue (cont'd)

Revenue by source

(millions of dollars)

Fiscal year ended March 31
	2025	2024
Own-source revenue
Income and property taxes
Personal income tax	45 689	41 863
Contributions for health services	8 852	8 533
Corporate taxes	13 344	11 402
School property tax	1 196	1 150
	69 081	62 948
Consumption taxes
Sales(1)	24 650	23 306
Fuel	2 135	2 157
Tobacco	853	912
Alcoholic beverages	596	618
Other	143	90
	28 377	27 083
Duties, permits and royalties
Motor vehicles	2 055	1 890
Natural resources	1 667	1 594
Greenhouse gas emissions	1 329	1 549
Other	1 140	1 001
	6 191	6 034
Miscellaneous revenue
Services rendered
Accommodation and non-insured health services	1 761	1 667
Drug insurance premiums	1 672	1 503
Tuition fees	627	543
School childcare services	522	464
Policing services	427	407
Other	3 711	3 650
	8 720	8 234
Income on accounts receivable and loans	1 979	1 784
Penalties, fines and recoveries	1 176	1 232
Third-party donations	1 180	1 004
Income on investments	1 218	829
Other	1 979	276
	16 252	13 359

Revenue from government enterprises	5 689	5 241
Total own-source revenue	125 590	114 665
Federal government transfers
Equalization	13 316	14 037
Health transfers	8 432	8 714
Transfers for post-secondary education and other social programs	1 350	1 451
Other programs	7 400	6 674
Total federal government transfers	30 498	30 876
Total revenue	156 088	145 541

(1) The solidarity tax credit, worth $1 944M ($1 800M in 2023-2024), is an abatement, since it is designed to refund certain taxes to low-income households. It is presented as a reduction of consumption tax revenue on sales.

92	PUBLIC ACCOUNTS 2024-2025

4.  Revenue (cont'd)

Income and property taxes - Additional information on refundable tax credits

In accordance with the applicable tax legislation, refundable tax credits reduce related tax revenue. However, Canadian public sector accounting standards require that these credits be presented in expenditure when they represent transfers funded by the tax system, that is, when they confer on a taxpayer a financial benefit other than a reduction of the income or other taxes that the taxpayer would otherwise have had to pay the government.

The refundable tax credits of $11 130 million ($11 248 million in 2023-2024) have been reclassified in transfer expenditures, meaning that revenue derived from income and property taxes amounts to $69 081 million ($62 948 million in 2023-2024).

Income and property taxes - Reclassification of refundable tax credits

(millions of dollars)

Fiscal year ended March 31

		2025		2024
Tax revenue
net of
	refundable	Refundable tax
	tax credits	credits	Total	Total
Income and property taxes
Personal income tax	37 630	8 059	45 689	41 863
Contributions for health services	8 852		8 852	8 533
Corporate taxes	10 273	3 071	13 344	11 402
School property tax	1 196		1 196	1 150
	57 951	11 130	69 081	62 948

CONSOLIDATED FINANCIAL STATEMENTS	93

4.  Revenue (cont'd)

Additional information - Tax-funded transfer expenditures by portfolio

(millions of dollars)

	Fiscal year ended March 31

	2025							2024
	Santé et		Emploi et	Économie,	Culture et
	Services		Solidarité	Innovation	Communi-
	sociaux	Famille	sociale	et Énergie	cations	Other	Total	Total
Income and property taxes
Personal income tax
Refundable tax credits
Family Allowance		3 833					3 833	3 632
Senior assistance	1 700						1 700	1 704
Childcare expenses		982					982	995
Home-support services for seniors	710						710	737
Work premium			307				307	309
Caregivers	211						211	203
Québec education savings incentive						139	139	122
Other	91		34			52	177	239
	2 712	4 815	341	―	―	191	8 059	7 941
Corporate taxes
Refundable tax credits
Investments				612			612	545
E-business development				563			563	452
Scientific research and experimental development				508			508	563
Film production					457		457	834
Multimedia titles				410			410	412
Reporting of tips						123	123	95
Resources						82	82	104
Other			30	135	89	62	316	302
	―	―	30	2 228	546	267	3 071	3 307
	2 712	4 815	371	2 228	546	458	11 130	11 248

94	PUBLIC ACCOUNTS 2024-2025

▌ 5.  Expenditure

Significant accounting policies

Transfer

Transfer expenditures are recognized in the fiscal year during which they are duly authorized and in which the recipients satisfied the eligibility criteria.

Remuneration and operating

Remuneration and operating expenses are recognized in the fiscal year during which the goods are consumed or the services are delivered.

Debt service

Interest on debt is recorded using the effective interest rate method. Interest on assets and liabilities related to derivative financial instruments is recorded when it is incurred. Interest on retirement plans and other future fringe benefits is established by the application of the discount rate for the obligation pertaining to the acquired benefits of each plan or program to the average value of the attendant obligation.

Measurement uncertainties

Measurement uncertainties that affect expenditures are presented in Note 8 on accounts receivable, Note 9 on investments, Note 11 on loans, Note 13 on accounts payable, accrued expenses and other allowances, Note 15 on asset retirement obligations and environmental liability, Note 16 on employee future benefits and Note 21 on contingencies.

Expenditure by supercategory

(millions of dollars)

Fiscal year ended March 31

	2025	2024
Portfolio expenditure
Transfers	46 525	45 726
Remuneration	71 000	64 506
Operating(1)	31 683	30 174
Doubtful accounts and other allowances	2 086	1 147
Sub-total	151 294	141 553
Debt service	9 969	9 982
Total expenditure	161 263	151 535

(1) Operating expenditure includes equipment and procurement (for example, drugs and medical and surgical supplies), professional fees, private sector services to individuals in private long-term care centres, maintenance and repairs, transportation services, advertising and communication services, as well as depreciation of fixed assets (Note 19).

CONSOLIDATED FINANCIAL STATEMENTS	95

5.  Expenditure (cont'd)

Debt service

(millions of dollars)

Fiscal year ended March 31

	2025	2024
Debts
Interest on debts(1)	11 575	9 739
Expenditure on assets and liabilities related to derivative financial instruments	3 509	3 409
Losses on investments of the sinking funds relating to borrowings	598	863
	15 682	14 011
Revenue on assets and liabilities related to derivative financial instruments	(3 674)	(2 232)
Revenue on investments of the sinking funds relating to borrowings(1)	(1 246)	(1 093)
Revenue on cash equivalents and on investments(1)	(926)	(832)
	(5 846)	(4 157)
	9 836	9 854
Employee future benefits
Interest on obligations relating to accrued benefits	8 348	7 950
Investment income from funds for future benefits	(8 215)	(7 822)
	133	128
	9 969	9 982

(1) Since the government holds a portion of its own securities, interest expense on debt of $642M ($573M in 2023-2024) has been offset against revenue, namely $406M ($434M in 2023-2024) on investments from sinking funds relating to borrowings, $128M on ($47M in 2023-2024) on cash equivalents and investments, as well as $108M ($92M in 2023-2024) on investment income shown in miscellaneous revenue in Note 4.

96	PUBLIC ACCOUNTS 2024-2025

▌ 6.  Financial instruments and risks

Significant accounting policies

Classification and recognition of financial instruments

On initial recognition, financial instruments are classified as either financial instruments recognized at cost or at amortized cost, or as financial instruments recognized at fair value.

Financial instruments recognized at cost or at amortized cost

After initial recognition, the government measures financial assets and liabilities at amortized cost, taking into account the following adjustments:

  repayments or receipts;

  accumulated depreciation calculated using the effective interest method. For the purposes of calculating the effective interest rate, transaction costs, discounts and premiums are included in the cash flows considered;

  reduction for impairment or uncollectibility, directly or through the use of an allowance account.

Cash and cash equivalents, accounts receivable,[1] investments other than those made up of equity instruments quoted in an active market, loans, the Generations Fund, sinking funds relating to borrowings and sums receivable from counterparties included in assets related to derivative financial instruments are classified as financial assets recognized at cost or at amortized cost.

Accounts payable, accrued expenses and other allowances,[2] sums payable to counterparties included in derivative financial instrument liabilities, and debts are classified as liabilities at cost or at amortized cost.

Financial instruments recognized at fair value

Investments in equity instruments quoted in an active market, and assets and liabilities associated with derivative financial instruments, other than sums receivable from (payable to) counterparties, are classified as financial instruments recognized at fair value.

Transaction costs

Transaction costs relating to financial instruments recognized at fair value are recognized in expenses at the transaction date, while those relating to financial instruments recognized at cost or at amortized cost are added to their book value.

______________________________

1 Excluding income tax and taxes receivable and certain receivables stemming from the categories of duties, permits and royalties as well as miscellaneous revenues that are not financial instruments.

2 Excluding income taxes and other taxes refundable, accrued remuneration-related compensation benefits, advances from trust funds and clearing accounts for collected taxes that are not financial instruments.

CONSOLIDATED FINANCIAL STATEMENTS	97

6.  Financial instruments and risks (cont'd)

Significant accounting policies (cont'd)

Offsetting of financial instruments

Treasury securities

In the course of its operations, the government may repurchase its own debt securities on the financial markets without cancelling, extinguishing or discharging the corresponding debts. These securities constitute assets for the government, and the corresponding debts are offset in the consolidated statement of financial position. Interest income and expense relating to these shares and debts are also presented net in the consolidated statement of operations and accumulated operating deficit.

Other offset financial assets and financial liabilities

A financial asset and a financial liability are offset and the net balance presented in the consolidated statement of financial position only if the following conditions are met:

  there is a legally enforceable right of offset of the recognized amounts;

  the government intends to settle on a net basis, or to realize the asset and settle the liability simultaneously.

98	PUBLIC ACCOUNTS 2024-2025

6.  Financial instruments and risks (cont'd)

In the normal course of operations, the government is exposed to various types of risk, such as credit risk, liquidity risk and market risk. Control and management policies and procedures are in place to manage these risks and reduce their potential impact.

Notes	Components of the consolidated financial statements	Significant risk exposure
		Credit risk	Liquidity risk	Market risk
				Currency	Interest rate	Price
7	Cash and cash equivalents
8	Accounts receivable
9	Investments
11	Loans
12	Generations Fund
13	Accounts payable, accrued expenses and other allowances
17	Assets related to derivative financial instruments
17	Liabilities related to derivative financial instruments
18	Debts
18	Sinking funds relating to borrowings

Credit risk

Credit risk is the risk that the counterparty to a financial instrument will fail to meet an obligation and cause the government to incur a financial loss.

All financial instruments recognized as financial assets expose the government to credit risk, with the exception of investments in equity instruments.

At fiscal year-end, the government's maximum exposure to credit risk corresponds to the book value of financial assets which are financial instruments, without taking into account guarantees held or any other credit enhancements. The government is also exposed to credit risk associated with guarantees totalling $17 181 million ($17 178 million as at March 31, 2024) granted on financing initiatives, net of the allowance for losses on guaranteed financing initiatives (Note 13), as well as on loan pledges (Note 20).

CONSOLIDATED FINANCIAL STATEMENTS	99

6.  Financial instruments and risks (cont'd)

Liquidity risk

Liquidity risk is the risk that the government will encounter difficulties in meeting its financial liabilities.

Schedule of undiscounted contractual cash flows

(millions of dollars)

	As at March 31
	2025						2024
	Maturing on March 31(1)
			2027 and	2029 and	2031 and
	2026		2028	2030	thereafter	Total	Total
Liabilities arising from transfers(2)
Grants to be paid at the rate of repayment of the loans contracted by the recipients	869		1 597	1 245	4 966	8 677	8 889
Other grants to be paid	8 600		1 845	137	370	10 952	9 642
Debts contracted on financial markets	46 308		50 705	51 417	290 277	438 707	412 833
Debts arising from agreements and contracts	458		908	909	7 556	9 831	9 504
Liabilities related to derivative financial instruments	5 099		3 639	3 074	3 664	15 476	14 881
	61 334	(3)	58 694	56 782	306 833	483 643	455 749
Assets related to derivative financial instruments(4)	(5 048)		(3 633)	(3 472)	(5 314)	(17 467)	(11 731)
	56 286		55 061	53 310	301 519	466 176	444 018

(1) Amounts shown include interest and amounts related to debt whose securities are held in treasury.

(2) With the exception of these liabilities, most accounts payable, accrued expenses and other allowances are due in the short term and settled in the following fiscal year.

(3) In addition to this amount, cash flows related to liabilities in the sinking funds relating to borrowings totalling $6 601M will be paid in fiscal 2025-2026.

(4) Such assets are closely linked to liabilities related to derivative financial instruments since the government uses them to manage risks related to debts contracted on the financial markets.

100	PUBLIC ACCOUNTS 2024-2025

6.  Financial instruments and risks (cont'd)

Overall liquidity risk management

To meet its financial requirements arising from its operations and investment activities, as well as those related to repayments of borrowings that are maturing, the government has provided itself with an annual financing and debt management program based on Canadian and international financial markets.

Day-to-day cash management is based on regularly updated cash forecasts and enables the government to manage the desynchronization of cash inflows and outflows. This liquidity management relies on various tools, such as short-term borrowing programs, credit facilities and sound management of cash and short-term investments.

In addition, the government has set up sinking funds relating to borrowings (Note 18) to provide for the repayment of debts contracted on financial markets, in accordance with the Financial Administration Act (CQLR, chapter A-6.001). The government makes annual contributions to these funds.

The government has also created the Generations Fund (Note 12), whose purpose is to reduce the government's debt. The government makes annual payments, which are deposited with the Caisse de dépôt et placement du Québec (the Caisse) in accordance with the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1). The government may withdraw sums to repay the debt.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market conditions. Market risk includes currency risk, interest rate risk and price risk. The government is exposed to all of these risks.

CONSOLIDATED FINANCIAL STATEMENTS	101

6.  Financial instruments and risks (cont'd)

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Exposure to currency risk

(millions of dollars)

	As at March 31

	2025					2024

	Equivalent in Canadian dollars
			Other
	US dollars	Euros	currencies	(1)	Total	Total
Sinking funds relating to borrowings(2)	2 482				2 482	2 691
Assets and liabilities related to derivative
financial instruments	34 172	30 772	6 899		71 843	78 592
Debts(2)	(33 887)	(30 878)	(6 885)		(71 650)	(78 431)
Net exposure	2 767	(106)	14		2 675	2 852

(1) Other currencies include the Australian dollar, pound sterling, Swiss franc, yen, Swedish krona and New Zealand dollar.

(2) Amounts shown include treasury securities.

Overall currency risk management

The government uses derivative financial instruments to manage currency risk in order to approach the absence of exposure on currency debts.

However, in the context of the management of sinking funds relating to borrowings and in accordance with the investment policy, the government is investing in securities denominated in foreign currencies, which exposes it to fluctuating exchange rates on a small portion of its assets.

As at March 31, 2025, a 10% rise or fall in the Canadian dollar against the US dollar would have had an impact of nearly $250 million on the government's operating results ($300 million as at March 31, 2024). For the other currencies, such a change would have had a negligible impact on the government's operating results.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

102	PUBLIC ACCOUNTS 2024-2025

6.  Financial instruments and risks (cont'd)

Exposure to interest rate risk

(millions of dollars)

As at March 31

	2025	2024
Cash and cash equivalents	19 858	15 118
Investments(1)	3 087	4 080
Loans	1 215	1 634
Generations Fund	1 482	1 329
Sinking funds relating to borrowings(1)	14 989	13 245
Assets and liabilities related to derivative financial instruments	(16 364)	(14 277)
Debts(1)	(37 159)	(42 281)
Net exposure	(12 892)	(21 152)

(1) Amounts shown include treasury securities.

Overall interest rate risk management

The government relies on several strategies to manage interest rate risk, including the use of derivative financial instruments. Moreover, investments in sinking funds relating to borrowings exposed to the interest rate risk are contributing to reducing the exposure to such risk of financial liabilities.

As at March 31, 2025, a 1% rise or fall in interest rates would have had an impact of nearly $115 million on the government's operating results ($200 million as at March 31, 2024).

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices other than those arising from interest rate risk or currency risk, whether those changes are caused by factors specific to the individual instrument or its issuer, or by factors affecting all similar financial instruments traded in the market.

At fiscal year-end, the components of the consolidated financial statements with exposure to price risk are limited to investments in equity instruments quoted in an active market, with a book value of $440 million ($458 million as at March 31, 2024).

As at March 31, 2025 and 2024, a 10% rise or fall in stock market prices would have had a negligible impact on the government's operating results.

Among the financial instruments recognized at cost or at amortized cost, investments in equity instruments not quoted in an active market or in the form of participation deposits in a particular fund of the Caisse are not exposed to price risk. Although their fair value may fluctuate due to changes in market prices, they affect the government's consolidated financial statements only when they are disposed of, or in the event of an other-than-temporary decline in value.

CONSOLIDATED FINANCIAL STATEMENTS	103

▌ 7.  Cash and cash equivalents

Significant accounting policy

Cash and cash equivalents are comprised of cash and investments which are held for the purpose of meeting short-term cash commitments. These investments, highly liquid, are easily convertible into a known amount of cash and unlikely to change significantly in value.

Cash and cash equivalents

(millions of dollars)

As at March 31

	2025	2024
Cash(1)	6 979	5 681
Cash equivalents(2)	12 879	9 300
	19 858	14 981

(1) Cash is shown net of a $799M ($949M as at March 31, 2024) bank overdraft arising from outstanding cheques.

(2) The government held $76M (none as at March 31, 2024) of its own securities in cash equivalents. These securities are offset against the corresponding debt.

Credit risk management

The credit risk associated with cash and cash equivalents is low. The government has adopted a management framework that limits the risks associated with its investments, including cash equivalents. This framework sets out criteria such as the minimum credit rating required for the selection of authorized issuers, that are mainly financial institutions and governments.

Interest rate risk management

Some cash equivalents bear interest. However, the interest rate risk associated with these transactions is limited, since the maturities of these securities are very short and the government may use derivative financial instruments, in accordance with its management policies.

104	PUBLIC ACCOUNTS 2024-2025

▌ 8.  Accounts receivable

Significant accounting policies

Income taxes and other taxes receivable are recognized at realizable value, that is, an amount equivalent to what the government expects to receive. These accounts receivable are subsequently brought down to the net recoverable value by means of an allowance for doubtful accounts.

Revenue from personal income tax, contributions for health services and consumption taxes uncollected at the end of the fiscal year are recognized as income taxes and other taxes receivable; the amounts are estimated based on the transactions carried out after the end of the fiscal year.

Revenue from corporate taxes uncollected at the end of the fiscal year is recognized as taxes receivable; the amounts are based on notices of assessment issued before the end of the fiscal year.

Other accounts receivable are recognized at cost or amortized cost. The annual change in the allowance for doubtful accounts is recognized as an expense.

Measurement uncertainties

Initial assessment of income taxes and other taxes receivable

Income taxes and other taxes receivable stemming from notices of assessment issued after tax checks and contested taxpayer notices are based on estimates that may be hard to measure. The initial evaluation of the amounts the government expects to collect with regard to such notices is based on the settlement rates of similar files in the past. Adjustments resulting from new information obtained after checks or court rulings are recognized in the fiscal year when they become known.

Estimate of allowances for doubtful accounts

The allowance for doubtful accounts relating to taxes receivable is uncertain due to the fact that it is estimated on the basis of a statistical sample of accounts receivable representative of the population as a whole. The accounts receivable's potential recoverable amount in the sample is determined primarily by considering the financial position of taxpayers.

The allowance for doubtful accounts relating to duties, permits and royalties as well as miscellaneous revenue is uncertain because it is estimated using statistical samples or evaluations of the credit risk of accounts receivable.

Federal government transfers

Transfers from the federal government receivable for cost-sharing programs to provide financial assistance to third parties are subject to measurement uncertainty due to possible discrepancies between the estimate of eligible expenditures made by third parties and the work actually performed.

CONSOLIDATED FINANCIAL STATEMENTS	105

8.  Accounts receivable (cont'd)

Details of accounts receivable

(millions of dollars)

As at March 31
	2025	2024
Income taxes and other taxes receivable
Income and property taxes	12 520	10 995
Consumption taxes	6 291	6 737
Allowance for doubtful accounts	(2 064)	(1 851)
	16 747	15 881
Duties, permits, royalties and miscellaneous revenue
Duties, permits and royalties	734	680
Miscellaneous revenue	9 401	7 012
Allowance for doubtful accounts	(1 195)	(1 096)
	8 940	6 596
Other
Revenue from government enterprises - Dividends	272	375
Federal government transfers	3 847	4 424
Receivable cash concerning debts contracted on the financial markets	―	5 636
	4 119	10 435
	29 806	32 912

The government is exposed to credit risk arising from the inability of certain receivables to settle their obligations, which could result in a financial loss for the government.

Managing credit risk associated with tax receivables

The credit risk associated with tax receivables is low. On the one hand, amounts receivable, totalling $18 811 million ($17 732 million as at March 31, 2024) were mainly received in the first months of fiscal 2025-2026. On the other hand, in order to reduce the credit risk associated with unreceived tax receivables, the government uses a legal offsetting mechanism before making a refund to a creditor. Moreover, it recognizes receivables at their net recoverable value through an allowance for doubtful accounts. In the government's opinion, the allowance of $2 064 million ($1 851 million as at March 31, 2024) constitutes an adequate estimate of the credit risk.

106	PUBLIC ACCOUNTS 2024-2025

8.  Accounts receivable (cont'd)

Credit risk management associated with duties, permits, royalties and miscellaneous revenue

The government is exposed to credit risk in respect of these receivables. To protect itself against this risk, the government has established control and management policies and procedures. These policies and procedures include provisions relating to credit risk assessment, acceptable risk levels, periodic monitoring and collection measures, and the assessment of the allowance for doubtful accounts. The government periodically assesses the practices in place and, if necessary, adjusts them based on the observations and results obtained.

The vast majority of these debtors are not in arrears, mainly because they comply with the credit terms granted by the government. The credit quality of other accounts receivable that are neither past due nor impaired is deemed adequate.

Credit risk - Duties, permits, royalties and miscellaneous revenue

(millions of dollars)

	As at March 31, 2025
	Duties, permits	Miscellaneous
	and royalties	revenue	Total

Debtors not in arrears	600	7 169	7 769
Debtors in arrears
Less than 1 month	10	42	52
1 month to less than 3 months	11	250	261
3 months to less than 12 months	24	421	445
12 months and more	89	1 519	1 608
	134	2 232	2 366
	734	9 401	10 135
Allowance for doubtful accounts			(1 195)
			8 940

Management of credit risk associated with other debtors

The government has no credit risk on amounts receivable from the federal government and Québec government enterprises.

CONSOLIDATED FINANCIAL STATEMENTS	107

8.  Accounts receivable (cont'd)

Plan of arrangement with tobacco companies

In March 2025, the Ontario Superior Court approved the plan of arrangement (the plan) regarding the actions brought by Canadian provinces and territories against three large tobacco companies. The plan had been proposed in October 2024 under the Companies' Creditors Arrangement Act (R.S.C. 1985, chapter C-36) and approved in December 2024 by all creditors, including the government.

The total amount of the plan is $32.5 billion, including $24.7 billion for the benefit of Canadian provinces and territories. Québec's share is $6.7 billion. The total amount is payable by an initial lump sum payment and the balance by annual payments.

The initial sum of $1.7 million has been recorded in revenue under "Miscellaneous revenue - Other" (Note 4). This amount was received in 2025-2026. The remaining maximum amount of $5 billion will be cashed based on a share of the net annual profits after tax of tobacco companies in Canada, which exclude activities related to alternative products, notably vaping products.

There is significant uncertainty with regard to the future encashment of this amount and its recovery period, as they depend on the sales level of tobacco products, which will be affected by trends in the economy, regulations, and consumption habits. If cashed in full, the amount could be recovered over a period of approximately 20 years. The level of net profits from tobacco products cannot be reasonably estimated. Therefore, the government will record the remaining amount annually when it gets confirmation of the share of revenue to which it is entitled.

108	PUBLIC ACCOUNTS 2024-2025

▌ 9.  Investments

Significant accounting policies

Investments are recognized at cost or amortized cost, with the exception of investments in equity instruments quoted on an active market, which are recognized at fair value.

When investments have significant concessionary terms, that is, if there is a significant difference between their nominal value and their present value using the weighted average rate for government's debt, the investments are recognized at their present value when they take effect. This difference constitutes a grant component, which is recognized as a transfer expenditure. Subsequently, investment income is recognized and added to the book value of the investment until their maturity date, using the effective interest method.

When an investment experiences a loss in value that is other than a temporary decline, its book value is reduced to reflect the decline in value. Any reduction in the book value of an investment recognized at cost or amortized cost is recognized as an expense and cannot be reversed. Where applicable, the subsequent recovery of a written-off investment is recognized in income. When the book value of an investment recognized at fair value has been reduced to reflect an other-than-temporary decline in value, the accumulated balance of unrealized losses recognized under remeasurement gains and losses is reclassified to results.

Measurement uncertainty

Investments in equity instruments in the form of shares and equity are subject to measurement uncertainty because assumptions are used to estimate their recoverable value. The factors the government relies on for determining whether there is a loss in value that is other than a temporary decline in these investments include their length and how sharply the fair value declined compared to cost. For investments in private equity instruments, the government estimates the recoverable value with the help of experts and approaches based on models that take into account current economic conditions, the financial situation and the profitability outlook for each issuing entity.

CONSOLIDATED FINANCIAL STATEMENTS	109

9.  Investments (cont'd)

Investments by nature of securities held by maturity at acquisition

(millions of dollars)

	As at March 31

	2025				2024
	3 to 12	More than
	months	12 months	No maturity	Total	Total

Recorded at cost or at amortized cost
Equity instruments not quoted in an active market			4 013	4 013	3 892
Participation deposits(1)			2 232	2 232	2 372
Notes(2)	1 847			1 847	165
Bonds(2),(3)
Municipalities and municipal bodies	34	981		1 015	666
Federal and provincial governments		140		140	169
Enterprises		68		68	55
Other		2		2	2
Treasury Bills(2),(3)				―	2 666
Other	414	43		457	712
	2 295	1 234	6 245	9 774	10 699
Recorded at fair value
Equity instruments quoted in an active market(4)			440	440	458
	2 295	1 234	6 685	10 214	11 157

(1) The government holds participation units in specific funds entrusted to the Caisse de dépôt et placement du Québec.

(2) The quoted market value of marketable securities in active markets was $3 127M ($3 714M as at March 31, 2024) and their book value was $3 096M ($3 723M as at March 31, 2024).

(3) The government holds $4 089M ($3 865M as at March 31, 2024) of its own securities in bonds and Treasury bills. These securities are offset against the corresponding debts.

(4) Fair value measurements for these financial instruments are based on level 1 of the fair values hierarchy, that is, on observable prices (unadjusted) in active markets available at the measurement date for identical assets.

Policies governing investment activities

The government has established policies governing long-term investment activities. These investment policies aim to optimize investment returns while maintaining the degree of risk at a level deemed appropriate by the government.

110	PUBLIC ACCOUNTS 2024-2025

9.  Investments (cont'd)

Investment deposits

Investment deposits are held in six specific funds of the Caisse de dépôt et placement du Québec (the Caisse). For each of these funds, an investment policy has been established based on a number of factors, including 10-year return forecasts, the long-term target allocation of asset classes that make up the benchmark portfolio and the permitted deviations from the target portfolio. These policies also take into account positions taken in derivative financial instruments and determine the level of exposure to market risk.

The Caisse manages all market risks on an integrated basis for all specialized portfolios. The main elements contributing to risk, such as industry sectors, geographic regions and issuers, are taken into account.

Credit risk management

All investments expose the government to credit risk, with the exception of investments in equity instruments.

With regard to investment deposits with the Caisse, the credit risk is managed by setting investment policies so as to reduce the exposure to risk to a level that the government deems acceptable. Furthermore, credit risk analyses are carried out globally by the Caisse for all the portfolios it manages. Since the net assets of the government's special funds are invested in underlying portfolios, the funds are indirectly exposed to credit risk. The Caisse's exposure is described in detail in its own financial statements.

Moreover, all transactions relating to financial instruments held directly by the specific funds are conducted with the Caisse, which benefits from an AAA credit rating. With regard to other investments, credit risk is considered low, since counterparties enjoy high credit ratings from rating agencies and funds are safely invested in authorized investments, in accordance with the Financial Administration Act (CQLR, chapter A-6.001) and the Regulation respecting investments made by a body (CQLR, chapter A-6.001, r. 8).

Price risk

The government is exposed to price risk with respect to equity instruments quoted in an active market, whose fair value fluctuates due to changes in stock market prices. As a result, a decline in stock market prices could generate unrealized losses in the consolidated statement of remeasurement gains and losses or, if such a reduction indicates a permanent decline in value, losses in the consolidated statement of operations and accumulated operating deficit.

CONSOLIDATED FINANCIAL STATEMENTS	111

▌ 10.  Investment in government enterprises

Significant accounting policies

Investment in government enterprises is recognized using the modified equity method based on the government's proportionate share of each enterprise.

The financial information from government enterprises is based on the IFRS Accounting Standards, except for information from Hydro-Québec, which is based on generally accepted accounting principles (GAAP) in the United States. Adjustments are made to Hydro-Québec's financial information to bring it in line with the IFRS Accounting Standards; such adjustments mainly concern employee future benefits, financial instruments and asset retirement obligations.

Material measurement uncertainty

Investments in government enterprises are subject to uncertainty related to the measure stemming from the use of assumptions in the evaluation of the assets and liabilities pertaining to pension plans and other employee future benefits of Hydro-Québec.

Changes to the assumptions used could engender significant changes in the valuation of participations in government enterprises and remeasurement gains or losses.

112	PUBLIC ACCOUNTS 2024-2025

10.  Investment in government enterprises (cont'd)

Financial information on government enterprises

(millions of dollars)

	As at March 31

	2025										2024
						Investis-		Société des
						sement	Loto-	alcools du
	Hydro-Québec					Québec	Québec	Québec	Other	Total	Total
	(US GAAP)			(IFRS Accounting Standards)
			Adjustments	Adjustments -
			for the	IFRS
	December 31,		three-month	Accounting	March 31,
	2024		periods	Standards	2025
STATEMENT OF OPERATIONS
Revenue	16 113		902	207	17 222	1 291	3 005	4 139	900	26 557	24 887
Expenditure	13 450		422	723	14 595	1 278	1 487	2 738	761	20 859	19 637
Annual surplus (deficit)	2 663		480	(516)	2 627	13	1 518	1 401	139	5 698	5 250
Consolidation adjustments					(2)	(2)	(3)		(2)	(9)	(9)
Revenue from government enterprises					2 625	11	1 515	1 401	137	5 689	5 241
Other comprehensive income items	514		57	(893)	(322)	(12)	63	(2)	(2)	(275)	1 852

STATEMENT OF FINANCIAL POSITION
Fixed assets	80 055		526	1 537	82 118	319	863	327	616	84 243	79 513
Other assets	19 654		4 319	(544)	23 429	8 805	498	952	592	34 276	33 221
Total assets	99 709		4 845	993	105 547	9 124	1 361	1 279	1 208	118 519	112 734
Debts and advances	60 360		5 148	129	65 637	3 891	588	282	64	70 462	66 184
Other liabilities	10 642		(2 403)	1 186	9 425 (1)	530	444	965	533	11 897	10 787
Total liabilities	71 002		2 745	1 315	75 062	4 421	1 032	1 247	597	82 359	76 971
Accumulated other comprehensive income items	757		43	7 015	7 815	22	243	(13)	(9)	8 058	8 332
Other shareholders' equity items	27 950		2 057	(7 337)	22 670	4 681	86	45	620	28 102	27 431
Total shareholders' equity	28 707		2 100	(322)	30 485	4 703	329	32	611	36 160	35 763
Consolidation adjustments					14	18			24	56	63
Equity value (modified method)					30 499	4 721	329	32	635	36 216	35 826
Loans						2 313	549		27	2 889	2 729
Investment in government enterprises					30 499	7 034	878	32	662	39 105	38 555
Dividends and other contributions paid	1 997					―	1 518	1 401	118	5 034	5 509
Main contractual obligations	103 485					1 591	99	―	71	105 246	107 274
Main contingent liabilities	6 200	(2)				385	―	3	―	6 588	6 609

(1) The government granted a financial guarantee of $685M ($685M as at March 31, 2024) for the Gentilly-2 nuclear generating station. In order to finance the costs related to long-term nuclear fuel waste management, Hydro-Québec set up a trust of $192M ($184M as at March 31, 2024).

(2) This sum is pertaining to two lawsuits for damages and interest filed by Innu Nation inc and Innus de Uashat mak Mani-utenam, including an amount of $4B relating to an action brought by Innu Nation inc. On June 4, 2025, Hydro-Québec and Innu Nation inc. reached an agreement in principle under which the parties have undertaken to settle the dispute between them and set out the foundations and principles for a new relationship. Joint lawsuits have also been instituted against Hydro-Québec and the government. Those lawsuits are disclosed in Note 21 on contingencies.

CONSOLIDATED FINANCIAL STATEMENTS	113

10.  Investment in government enterprises (cont'd)

Accumulated other comprehensive income items of government enterprises

(millions of dollars)

	Fiscal year ended March 31

	2025				2024
	Gains (losses)	Unrealized gains
	on employee	(losses) on financial
	future benefits	instruments	Other	Total	Total
Accumulated remeasurement gains, beginning of year	7 602	608	146	8 356	6 504
Other comprehensive income items of government enterprises	(129)	(268)	122	(275)	1 852
Accumulated remeasurement gains, end of year	7 473	340	268	8 081	8 356
Accumulated items reclassified in other shareholders' equity items	(23)			(23)	(24)
Accumulated other comprehensive income items	7 450	340	268	8 058	8 332

Inter-entity operations and operations with third-parties not included in the reporting entity

(millions of dollars)

As at March 31
	2025			2024
		Third parties			Third parties
		not included in			not included in
	Inter-	the reporting		Inter-	the reporting
	entities	entity	Total	entities	entity	Total
STATEMENT OF OPERATIONS
Revenue	1 122	25 435	26 557	1 145	23 742	24 887
Expenditure	1 847	19 012	20 859	1 819	17 818	19 637
Annual surplus (deficit)	(725)	6 423	5 698	(674)	5 924	5 250

STATEMENT OF FINANCIAL POSITION
Fixed assets		84 243	84 243		79 513	79 513
Other assets	2 239	32 037	34 276	2 597	30 624	33 221
Total assets	2 239	116 280	118 519	2 597	110 137	112 734
Debts and advances	2 926	67 536	70 462	2 761	63 423	66 184
Other liabilities	841	11 056	11 897	936	9 851	10 787
Total liabilities	3 767	78 592	82 359	3 697	73 274	76 971
Loans granted to government enterprises	2 889			2 729
Dividends and other contributions paid	5 034			5 509

114	PUBLIC ACCOUNTS 2024-2025

10.  Investment in government enterprises (cont'd)

Repayment schedule for debts and advances contracted with third parties and with the government

(millions of dollars)

						2031 and
	2026	2027	2028	2029	2030	thereafter	Total
Hydro-Québec
Third parties not included in the reporting entity	4 006	797	77	2 500	3 469	54 788	65 637

Investissement Québec
Third parties not included in the reporting entity	675	326	348	238	6	44	1 637
Government	1 173	662	373	119	2	40	2 369
	1 848	988	721	357	8	84	4 006

Loto-Québec
Third parties not included in the reporting entity	11	9	5	4	2	12	43
Government	376	16	17	13	12	116	550
	387	25	22	17	14	128	593

Société des alcools du Québec
Third parties not included in the reporting entity	55	49	42	36	32	93	307

Other
Third parties not included in the reporting entity	6	6	6	6	5	8	37
Government	13	1	5		1	8	28
	19	7	11	6	6	16	65

Total debt and advances
Third parties not included in the reporting entity	4 753	1 187	478	2 784	3 514	54 945	67 661
Government	1 562	679	395	132	15	164	2 947

	6 315	1 866	873	2 916	3 529	55 109	70 608

Note: The government guarantees borrowings contracted by Hydro-Québec and Investissement Québec in different currencies. The net value of these guaranteed borrowings stood at $61 104M ($57 376M as at March 31, 2024) for Hydro-Québec and at $1 502M ($1 941M as at March 31, 2024) for Investissement Québec.

CONSOLIDATED FINANCIAL STATEMENTS	115

▌ 11.  Loans

Significant accounting policies

Loans are recognized at cost.

When loans have significant concessionary terms, that is, there is a significant difference between their nominal value and their present value using the weighted average rate for government's debt, the loans are recognized at their present value when they take effect. This difference constitutes a grant component, which is recognized as a transfer expenditure. Subsequently, interest income is recognized and added to the book value of the loan until its maturity date, using the effective interest method.

When a direct link can be established between government transfers and the repayment of a loan, the latter is recognized as a transfer expenditure.

When the facts or circumstances point to the risk of a loss, a valuation allowance is recognized as a reduction in loans in order to reflect their net recoverable value. The annual change in this allowance is recognized as an expenditure and, where applicable, the subsequent recovery of a written-off loan is recognized in income.

Measurement uncertainty

Loans are subject to measurement uncertainty because estimates and assumptions are used to determine the valuation allowance and the net recovery value of the loans. The valuation allowance estimate is revised regularly and adjusted to take several factors into account, including the rate of past losses, sector risks and the borrower's financial situation.

Loans granted and weighted average rate by category of borrower

		As at March 31

		2025			2024
	Weighted		Valuation	Net book		Valuation	Net book
	average rate	Cost	allowances	value	Cost	allowances	value
	%	$million	$million	$million	$million	$million	$million
Enterprises (1),(2)	1.56	6 117	(1 661)	4 456	5 057	(1 167)	3 890
Housing authorities	3.40	1 030		1 030	1 023		1 023
Municipalities and municipal bodies	2.41	946	(107)	839	1 488	(106)	1 382
Students	6.85	602	(238)	364	577	(210)	367
Other	3.08	361	(5)	356	439	(18)	421
	2.27	9 056	(2 011)	7 045	8 584	(1 501)	7 083

(1) Loans with repayment clauses based on royalties are included in the loans to enterprises. The conditions associated with these loans are such that the entire amount advanced is similar to a subsidy. Therefore, these loans have a zero value.

(2) Loans to enterprises include loans at the cost of US$291M (US$270M as at March 31, 2024), whose equivalent value is CAN$417M (CAN$406M as at March 31, 2023), and loans at the cost of €128M (€145M as at March 31, 2024) whose equivalent value is CAN$199M (CAN$212M as at March 31, 2024).

116	PUBLIC ACCOUNTS 2024-2025

11.  Loans (cont'd)

Schedule of loan payments receivable by category of borrower

(millions of dollars)

			Municipalities
Maturing on		Housing	and municipal
March 31	Enterprises	authorities	bodies	Students	Other	Total
2026	1 001	54	270	48	210	1 583
2027	835	53	85	48	7	1 028
2028	1 025	54	70	48	6	1 203
2029	623	54	72	48	6	803
2030	607	55	190	48	7	907
	4 091	270	687	240	236	5 524
2031-2035	1 801	245	173	240	35	2 494
2036-2040	564	164	64	122	24	938
2041-2045	66	86	31			183
2046-2050	18	26	7			51
2051 and thereafter	8	12			7	27
	6 548	803	962	602	302	9 217
No fixed maturity date	13	227			71	311
	6 561	1 030	962	602	373	9 528	(1)

(1) The payment schedule for loans is based on the contractual cash flows stipulated in the contracts. This basis differs from the net book value of loans, which, for the purposes of evaluation, considers in particular valuation allowances and significant concessionary terms. These elements have a net effect of $2 483M.

Credit risk management

As part of its operations, the government grants loans and receives assets as collateral. The majority of loans are granted by the Economic Development Fund. Decisions to grant these loans are based primarily on a risk assessment that takes into account such factors as the creditworthiness of the third party, available guarantees, and the transaction's compliance with policies, standards and procedures in effect. A systematic follow-up of interventions is then carried out.

CONSOLIDATED FINANCIAL STATEMENTS	117

11.  Loans (cont'd)

The cost of the loans granted by the Economic Development Fund was $5 572 million ($4 887 million as at March 31, 2024). These loans are mainly granted to businesses operating in the secondary sector.

Proportion of Economic Development Fund loans with significant securities and sureties according to their status

	As at March 31

	2025		2024
		Proportion of		Proportion of
		the nominal		the nominal
	Cost	balance of loans	Cost	balance of loans
	$million	%	$million	%
Performing loans	4 177	50	4 197	48
Defaulted loans	1 395	48	648	40

Note: A loan is in default if it is past due for 90 consecutive days, if it cannot be reasonably expected to be repaid, or if the government no longer expects to receive the full amount of cash flows following an unfavourable, significant or irrecoverable event.

Except in the case of student loans, loans granted by other entities within the reporting entity, the cost of which was $3 484 million ($3 697 million as at March 31, 2024), present a credit risk that is generally low. The guarantees received on these loans totalled $144 million ($169 million as at March 31, 2024). Student loans present a higher risk because the government becomes responsible for the loans when the financial institution exercises its repayment guarantee (Note 13) due to the student's payment default.

The government is of the opinion that valuation allowances constitute an adequate estimate of the credit risk. The credit quality of loans that are neither past due nor impaired is deemed adequate.

Interest rate risk management

The majority of loans are at a fixed rate. For variable-rate loans, changes in interest rates lead to fluctuations in the interest income earned. However, this interest rate risk is limited, because debt with substantially the same terms as the loans are contracted. If necessary, derivative financial instruments may be used.

118	PUBLIC ACCOUNTS 2024-2025

▌ 12.  Generations Fund

The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), is exclusively used to repay the government's debt.

Significant accounting policies

Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec (the Caisse) are recognized at cost.

Where participation deposits suffer a loss in value that is other than a temporary decline, their book value is reduced to reflect this decline and the resulting reduction in value is recognized to expenditure. At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is recognized to results.

Statement of financial position

(millions of dollars)

	As at March 31

	2025	2024
Sums managed by the Caisse de dépôt et placement du Québec
Demand deposits	1 481	1 329
Income receivable on investments	21	86
Participation deposits(1)	15 265	16 998
	16 767	18 413
Accounts receivable	88	45

Fund balance	16 855	18 458

(1) The Generations Fund holds participation units in a specific fund at the Caisse. These units are repaid with prior notice according to the Caisse's settlement terms and conditions at the fair value of the fund's net equity at the end of each month. The Generations Fund had 12 669 691 participation units with a total fair value of $18 339M (14 108 127 participation units with a total fair value of $19 484M as at March 31, 2024).

CONSOLIDATED FINANCIAL STATEMENTS	119

12.  Generations Fund (cont'd)

Statement of change in the balance of the Generations Fund

(millions of dollars)

	Fiscal year ended March 31

	2025			2024

			Actual	Actual
	Budget	(1)	results	results
Opening balance	18 492		18 458	18 911
Own-source revenue
Duties, permits and royalties
Water-power royalties
Hydro-Québec	750		753	705
Private producers	117		118	110
	867		871	815
Miscellaneous revenue
Revenue on investments	705		876	582
Revenue from government enterprises
Additional contribution from Hydro-Québec	650		650	650
Total own-source revenue	2 222		2 397	2 047
Cash inflow from the accumulated surplus of the Territorial Information Fund	400		400
Balance before debt repayment	21 114		21 255	20 958
Sums used to repay debts	(4 400)		(4 400)	(2 500)
Closing balance	16 714		16 855	18 458

(1) Data taken from Budget 2024-2025 of the Ministère des Finances tabled on March 12, 2024.

Credit risk management

The government partly manages the credit risk associated with participation deposits at the Caisse by determining the composition of the benchmark portfolio, thereby reducing exposure to risk to a level deemed acceptable by the government.

Credit risk analyses are carried out globally by the Caisse for all the portfolios it manages. Since the net assets of the Generations Fund's specific fund are invested in underlying portfolios, the fund is indirectly exposed to credit risk. The Caisse's exposure is detailed in its own financial statements.

Moreover, all transactions relating to financial instruments held directly by the specific fund are conducted with the Caisse, which benefits from an AAA credit rating.

120	PUBLIC ACCOUNTS 2024-2025

12.  Generations Fund (cont'd)

Interest rate risk management

Demand deposits bear interest. However, the interest rate risk associated with this financial asset is limited, since the demand deposit account represents the equivalent of the government's bank balance deposited with the Caisse. In general, sums deposited in this account are reinvested in the purchase of participation units (participation deposits) the following month.

Investment policy

The Generations Fund is administered according to an investment policy determined by the Ministère des Finances in collaboration with the managers of the Caisse. This investment policy aims to optimize rates of return on investments while maintaining the degree of risk at a level deemed appropriate by the government. It considers return and risk forecasts over a ten-year period.

A benchmark portfolio is established to define the long-term target distribution for each investment category, as well as the minimal and maximal limits of the actual portfolio relative to the benchmark portfolio. The distribution in each investment category influences the level of exposure to market risk. The investment categories are distributed across different specialized portfolios.

The investment policy for the benchmark portfolio of the specific fund is as follows:

Investment policy

(percentage of net assets of special funds)

	As at March 31
Specialized portfolios	2025	2024
Short-term equities	1.00	1.00
Rate	10.00	10.00
Credit	30.00	30.00
Total - Fixed revenue	41.00	41.00
Infrastructure	9.00	9.00
Real estate	7.00	7.00
Total - Real assets	16.00	16.00
Stock markets	34.00	34.00
Private equities	9.00	9.00
Total - Equities	43.00	43.00
Asset breakdown	―	―
Total	100.00	100.00

The Caisse manages all market risks on an integrated basis for all specialized portfolios. The main elements contributing to risk, such as industry sectors, geographic regions and issuers, are taken into account.

CONSOLIDATED FINANCIAL STATEMENTS	121

 ▌ 13.  Accounts payable, accrued expenses and other allowances

Significant accounting policies

Refunds of income and other taxes

The amounts of refunds of income and other taxes are based on notices of assessment issued before the end of the fiscal year. Refunds of individual income taxes and consumption taxes that have not yet been made at the fiscal year end are recognized as accounts payable and accrued expenses per estimates based on transactions carried out after the end of the fiscal year.

Liabilities stemming from transfers

Liabilities stemming from transfers are recognized in the fiscal year during which the transfers were duly authorized and during which the recipients met the eligibility criteria.

Allowance for losses on guaranteed financial initiatives

Obligations resulting from financial initiatives guaranteed by the government, mainly loan guarantees, are recognized on the basis of probable losses. The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained. The annual change in the allowance is recognized in expenditure.

Probable losses are annually estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class. In the case of enterprises whose government-guaranteed financial initiatives show an exceptionally high cumulative balance or are characterized by specific features, the estimate of probable losses relating to these initiatives is made using case-by-case analysis, regardless of risk class. The authorized guarantees in effect that are not subject to an allowance constitute a contingent liability for the government.

Measurement uncertainties

Initial valuation of income and other taxes to be refunde

Income and other tax refunds stemming from disputed taxpayer notices of assessment are based on estimates for which measurement may be uncertain. The initial valuation of the amounts the government expects to pay with regard to such disputes is based mainly on the settlement rates of similar files in the past.

Estimation of liabilities stemming from transfers

Other grants payable relating to infrastructure projects are recognized on the basis of an estimate of the progress of work performed by the beneficiaries. These liabilities are subject to measurement uncertainty due to possible differences between the estimate of work progress and actual work performed.

Allowance for losses on guaranteed financial initiatives

The allowance for losses on financial guarantees is subject to measurement uncertainty because of the assumptions used to assess the likelihood of a borrower defaulting on one of his obligations and forcing the government to make good on the financial guarantee. Financial guarantees are grouped into different hazard classes with an average rate applied for each one. The allowance rate is based on past experience, the type of guarantee and past losses. When the allowances are taken individually, the main considerations are the sector risks and the borrower's financial situation.

122	PUBLIC ACCOUNTS 2024-2025

13.  Accounts payable, accrued expenses and other allowances (cont'd)

Details of accounts payable, accrued expenses and other allowances

(millions of dollars)

As at March 31
	2025	2024
Remuneration	16 211	15 707
Liabilities stemming from transfers
Grants to be paid at the rate of repayment of the
loans contracted by the recipients(1)	6 827	7 225
Other grants to be paid	10 952	9 677
Income taxes and other taxes refundable
Income and property taxes	6 614	6 949
Consumption taxes	3 558	3 387
Suppliers	10 021	8 679
Accrued interest on debts	4 317	3 546
Advances from trust funds	1 150	1 135
Clearing accounts for collected taxes	613	763
Allowance for losses on guaranteed financial initiatives	647	641
	60 910	57 709

(1) In addition to the sums payable as a part of its transfer programs, the government subsidizes the interest that will be borne by the recipients in subsequent years.

CONSOLIDATED FINANCIAL STATEMENTS	123

13.  Accounts payable, accrued expenses and other allowances (cont'd)

Guaranteed loans and other guaranteed financial initiatives by third-party category

(millions of dollars)

	As at March 31
	2025					2024
				Allowance for					Allowance for
				losses on					losses on
		Authorized		guaranteed	Net risk		Authorized		guaranteed	Net risk
	Authorized	guarantees		financial	under	Authorized	guarantees		financial	under
	limit	in effect		initiatives	guarantees	limit	in effect		initiatives	guarantees

Forest, farm and fisheries' sector producer	7 967	7 213	(1)	(83)	7 130	7 908	7 176	(1)	(93)	7 083
Students Borrowings for which the government pays interest as long as the borrower is a student(2)	1 566	1 566	(3)		1 566	1 447	1 447	(3)		1 447
Borrowings for which borrowers are responsible for paying principal and interest	2 321	2 321	(3)	(267)	2 054	2 407	2 407	(3)	(236)	2 171
Housing authorities and other organizations	2 959	2 776	(4)	(246)	2 530	2 635	2 609	(4)	(216)	2 393
Enterprises	96	89	(5)	(51)	38	194	187	(5)	(96)	91
		13 965		(647)	13 318		13 826		(641)	13 185

(1) Guarantees of $7 029M ($6 990M as at March 31, 2024) are granted by the government under the Act respecting La Financière agricole du Québec (CQLR, chapter L-0.1). This amount corresponds to balances of principal and interest on borrowings for which La Financière agricole du Québec reimburses the lenders' residual losses and related charges.

(2) These borrowings bear interest at the banker's acceptance rate plus 150 basis points.

(3) The government grants guarantees the under the Act respecting financial assistance for education expenses (CQLR, chapter A-13.3). It guarantees the reimbursement of losses of principal and interest to institutions.

(4) Guarantees of $2 750M ($2 582M as at March 31, 2024) are granted by the government under the Act respecting the Société d'habitation du Québec (CQLR, chapter S-8) for loans with a usual term of 25 or 35 years contracted mainly by housing authorities and other organizations. These borrowings finance the acquisition or construction of buildings as well as renovations to preserve the community's building stock.

(5) Guarantees of $76M ($176M as at March 31, 2024) were granted by the government under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1). In addition to loan guarantees, the guarantees include loss and payment guarantees introduced to facilitate the funding of aircraft purchasers. As at March 31, 2025, the government has received significant securities and sureties for 67% of the nominal balance of its guarantee portfolio (55% of the nominal balance as at March 31, 2024).

124	PUBLIC ACCOUNTS 2024-2025

▌ 14.  Deferred revenue

Significant accounting policies
Transfer revenue from the federal government is deferred when the stipulations as to the use of the transferred or received resources or as to the actions to be taken in order to keep them create an obligation that meets the definition of a liability. When these stipulations are of a general nature, the actions or communications of the government that establish those stipulations up to the date of the financial statements may also create a liability. When transfer revenue is deferred, it is recognized as revenue as the liabilities are paid.
Revenue from donors other than governments that is designated for a specific purpose is deferred and recognized as revenue when the resources are used for their prescribed purposes. Donations in the form of fixed assets or cash to acquire those resources will be deferred and recognized in revenue at the same pace as fixed asset depreciation.
Revenue from school taxes is deferred and recognized in revenue for the period during which it is levied.
Measurement uncertainty
Deferred transfer revenue from the federal government is subject to measurement uncertainty due to possible differences between the estimate of the government's expenditures or work progress and actual expenditures or work performed.

CONSOLIDATED FINANCIAL STATEMENTS	125

14.  Deferred revenue (cont'd)

Deferred revenue by source or by nature

(millions of dollars)

	As at March 31
	2025	2024
Federal government transfers	4 842	4 988
Third-party donations(1)	2 402	2 242
School property tax	312	300
Guarantee fees for Hydro-Québec borrowings	210	194
Other	808	713
	8 574	8 437

(1) The third-party donations are mainly from non-profit organizations, including foundations that provide financial support to public institutions in the health and social services network.

Deferred revenue - Stipulations of federal government transfers

(millions of dollars)

	As at March 31
	2025	2024
For acquisition or construction of fixed assets	3 080	3 076
For other purposes
Financing of municipal and local infrastructures	837	837
Financing of research and other projects	925	1 075
	1 762	1 912
	4 842	4 988

Deferred revenue - Third-party donation restriction and variations

(millions of dollars)

		Fiscal year ended March 31, 2025
	Opening	New	Recognition	Closing	Balance as at
	balance	donations	in revenue	balance	March 31, 2024
Third-party donations
For acquisition of fixed assets	1 350	179	131	1 398	1 350
For other purposes	892	1 043	931	1 004	892
	2 242	1 222	1 062	2 402	2 242

126	PUBLIC ACCOUNTS 2024-2025

▌ 15.  Asset retirement obligations and environmental liability

Asset retirement obligations mainly concern the removal of asbestos from buildings. In accordance with current laws and regulations, the government will fulfill these obligations when these fixed assets are demolished or renovated.

The environmental liability represents the government's obligation to remediate contaminated sites resulting from current or past activities of various kinds, such as mining, industrial, commercial or institutional activities carried out by the government or by third parties. These activities may have taken place on a third person's private property that was abandoned.

Significant accounting policies

Asset retirement obligations

An asset retirement obligation is recognized when all the following conditions are met:

  there is a legally enforceable obligation for the government to perform specific activities associated with the permanent retirement of a fixed asset that requires an outflow of economic resources;

  the obligation arises from the acquisition, construction, development or normal use of the asset;

  it is expected that the specific asset retirement activities will be carried out;

  a reasonable estimate of the costs relating to this obligation can be made.

Asset retirement costs are capitalized as part of the cost of the assets concerned and amortized on a straight-line basis from the date of the legal obligation until the planned completion of the asset retirement activities.

The initial measurement of the liability is made by discounting the estimated cash flows required to perform the asset retirement activities. Cash flows are adjusted for inflation and discounted using a discount rate that represents the government's best estimate of the cost of funds required to settle the obligation at maturity. When the date of decommissioning activities is not foreseeable, cash flows are not discounted, although they are adjusted annually according to inflation.

The recorded liability is adjusted annually for new obligations, actual costs incurred, revised estimates and accretion expense. These adjustments are recognized as an increase or decrease in the book value of the asset concerned. The adjusted book value of the asset is amortized prospectively.

Liabilities relating to the retirement of heritage buildings are not presented in the financial statements, because the government is required to maintain the integrity of these buildings under the Cultural Heritage Act. Therefore, the probable retirement date of these buildings is so far in the future that the present value of the obligation is negligible.

CONSOLIDATED FINANCIAL STATEMENTS	127

15.  Asset retirement obligations and environmental liability (cont'd)

Significant accounting policies (cont'd)

Environmental liability

An obligation arising from the remediation of a contaminated site is recognized as an environmental liability when all the following conditions are met:

  the contamination exceeds an existing environmental standard;
  the obligation to carry out remediation falls or is likely to fall under the direct responsibility of the government;
  it is expected that the site can be remediated;
  a reasonable estimate of the costs associated with this obligation can be made.

Sites the government does not plan to remediate are those that do not pose a danger to public health and safety or those where the contamination is hardly likely to have a significant environmental impact.

The environmental liability includes the estimated costs of contaminated sites management and remediation, which are increased to reflect the degree of precision associated with the estimation method used. This measurement represents the government's best estimate of the costs required to settle the obligation.

The liability recognized is adjusted each year based on new contaminated sites to be remediated, actual costs incurred and revisions to estimates.

Material measurement uncertainties

Asset retirement obligations

The liability relating to asset retirement obligations is subject to measurement uncertainty and may vary due to the continually evolving technologies used in asset retirement activities, and to differences between the assumptions used in measuring the liability and actual results. The main assumptions used include the estimated costs of asset retirement, the indexation rate for these costs, the discount rate and the discount period. In addition, the obligation to safely dispose of asbestos in buildings is subject to measurement uncertainty due to the inherent limitations in assessing the quantities of asbestos contained therein, as well as the estimated cash flow schedule to carry out the work.

Changes in the key assumptions, in the technology used or in regulations could result in significant changes to the measurement of recorded asset retirement obligations.

Environmental liability

Environmental liability is subject to measurement uncertainty and may vary because different methods are used to estimate the remediation and management costs, which are increased according to the degree of precision deployed. It is also subject to measurement uncertainty due to the constantly evolving technology used for remediation and due to the inherent limitations of measurement of the extent and nature of the remediation required.

The main assumptions used to estimate the liability are related to the contaminated areas, labour and material costs and the choice of technologies available to eliminate or control contamination. Changes to those assumptions and the regulations could entail significant changes to the recorded liabilities.

128	PUBLIC ACCOUNTS 2024-2025

15.  Asset retirement obligations and environmental liability (cont'd)

Summary of obligations

(millions of dollars)

As at March 31
	2025	2024
Asset retirement obligations	5 132	4 658
Environmental liability	3 386	3 344
	8 518	8 002

Asset retirement obligations

Changes in asset retirement obligations

(millions of dollars)

	Fiscal year ended March 31
	2025	2024
Opening balance	4 658	4 967
New asset retirement obligations	8	4
Work completed	(39)	(28)
Accretion expense	197	235
Revision of the estimates	308	(520)
Closing balance	5 132	4 658

The estimated undiscounted costs of carrying out asset retirement activities as at March 31, 2025 total $9 577 million ($9 020 million as at March 31, 2024). Of the amount, costs of $881 million ($887 million as at March 31, 2024) have not been discounted for the valuation of the liability since the completion date of the decommissioning is not foreseeable.

Main assumptions

As at March 31
	2025	2024
Indexation rate for estimated costs (%)	1.83 to 10.09	0.64 to 9.66
Discount rate, including inflation (%)	2.83 to 4.83	4.04 to 4.98
Discount period (years)(1)	1 to 99	1 to 100

(1) The period of discounting presented considers the estimated duration of the performance of the decommissioning work, which usually spans less than a year.

CONSOLIDATED FINANCIAL STATEMENTS	19

15.  Asset retirement obligations and environmental liability (cont'd)

Impact of a change in the main assumptions on the value of asset retirement obligations

			Impact on the value of obligations
	Assumptions	Change	as at March 31, 2025
			$million	%
-	Estimated undiscounted costs	- Increase of 10.00%	513	+10.00
		- Decrease of 10.00%	(513)	-10.00

-	Indexation rate for estimated costs	- Increase of 0.25%	341	+6.64
		- Decrease of 0.25%	(309)	-6.02

-	Discount rate, including inflation	- Increase of 0.25%	(303)	-5.90
		- Decrease of 0.25%	335	+6.53

-	Discount period	- Increase of 5 years	(478)	-9.31
		- Decrease of 5 years	541	+10.54

Environmental liability

Changes in environmental liability

(millions of dollars)

	Fiscal year ended March 31
	2025	2024
Opening balance	3 344	3 127
New contaminated sites to be remediated	24	56
Remediation work carried out	(80)	(61)
Revision of the estimates	98	222
Closing balance	3 386	3 344

130	PUBLIC ACCOUNTS 2024-2025

15.  Asset retirement obligations and environmental liability (cont'd)

Main contamination source and responsibility for rehabilitation

		As at March 31
	2025			2024
	Number			Number
	of sites	Liability		of sites	Liability
		$million			$million
MAIN CONTAMINATION SOURCE

Mining activities
Discharge of tailings and waste rock in
accumulation areas following the mining
and processing of metals and minerals	356	1 239		414	1 185

Industrial or commercial activities
Discharge of chemicals, heavy metals or other
contaminants in production, manufacturing or
transformation processes	49	815		48	795

Transportation, handling and storage
Petroleum product spills, chemical leaks
or inappropriate use of contaminants	720	657		715	615

Landfill of residual materials
Decomposition of waste in landfills	42	393		44	472
Others	126	282		107	277
	1 293	3 386	(1)	1 328	3 344	(1)

RESPONSIBILITY FOR REHABILITATION
Direct	1 172	2 991		1 154	2 857
Probable	121	395		174	487

(1) Environmental liability takes into account a cost mark-up of $729M to reflect the degree of precision associated with the various means used to estimate them. This mark-up represents a weighted average rate of 27% ($699M and 26% as at March 31, 2024).

CONSOLIDATED FINANCIAL STATEMENTS	131

▌ 16.  Employee future benefits

Assets and liabilities of employee future benefits consist of the Retirement Plans Sinking Fund (RPSF), the specific pension funds and other employee future benefit program funds, the obligations relating to accrued benefits and other employee future benefit programs (hereinafter referred to as "obligations"), as well as unamortized actuarial gains and losses and valuation allowances, where appropriate. The difference between assets and liabilities represents the net employee future benefit assets or liability on the statement of financial position.

Definition of acronyms used in the tables is provided in the Glossary.

Pension plans

Defined-benefit pension plans have been put in place by the government for its employees. The government and participants contribute to the funding of all of these plans. These financial statements present the government's obligations and the funds held to meet them. The obligations borne by the participants and the net assets available for paying those benefits are set out in Appendix 3 entitled "Trust assets and operations", under "Retraite Québec". Further information can be found in the financial statements of plans published by Retraite Québec.

The government's defined benefits plans are divided into two categories: cost-sharing and cost-balance plans. The distinction lies in the government's responsibility for funding vested benefits and for paying benefits.

The government's pension plans grant a defined benefit to participants when they retire, benefit calculated on the basis of an average for their best paid years, generally five, and their number of years of service. The portion of benefits accrued after July 1, 1982 or, in the case of the Pension Plan of the Université du Québec (PPUQ), after January 1, 2005, is partially indexed to the cost of living; the portion of benefits accrued before those dates is usually indexed.

The government allows its enterprises and organizations not included in the government's reporting entity1 to join its pension plans. These enterprises and organizations then pay employer contributions to the plans concerned.

_______________________________________

1 It is mainly organizations that conduct fiduciary transactions for the government or provide services to bodies within the government’s reporting entity.

132	PUBLIC ACCOUNTS 2024-2025

16.  Employee future benefits (cont'd)

Funding and paying benefits

The government established the RPSF to create an asset for paying all or part of the pension plans' benefits. The RPSF is for plans whose benefits are paid by the general fund of the Consolidated Revenue Fund.

Some pension plans have their own pension funds so that vested benefits are paid in accordance with the provisions of the plans. If the amounts in a pension fund are insufficient to pay the benefits payable by the government, or if there is no pension fund, the benefits are paid by the general fund of the Consolidated Revenue Fund. This situation does not apply to the PPUQ.

Other employee future benefits

The government also introduced future benefit programs for some of its employees, which provide for the accumulation of sick leave for employees subject to the Public Service Act (CQLR, chapter F-3.1.1) and the payment of survivor's pensions to spouses and dependent children following the death of a managerial staff member. These programs give rise to long-term obligations for the government, which bears the full cost. In addition, the Université du Québec and its constituent universities offer their employees certain lump-sum payments upon early retirement as well as a retiree group insurance plan, programs that the government funds in part.

Significant accounting policies

Obligations relating to the pension plans and other employee future benefits

Obligations relating to defined-benefit pension plans and employee future benefit programs are recognized using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The method used takes into account the way in which benefits payable by the government are accrued by participants.

Actuarial gains and losses determined during the remeasurement of obligations stem from experience adjustments to forecasts and from changes to assumptions. They are recognized in expenditure using the straight-line method, as of the fiscal year following the year in which they are taken into account in the value of obligations relating to accrued benefits. The amortization period corresponds to the expected average remaining service life (EARSL) of plan or program participants.

Annual interest is determined by applying the discount rate of the obligation relating to accrued benefits to each program or plan to the average value of the related obligation.

Retirement Plans Sinking Fund and specific pension funds

The investments of the RPSF, specific pension funds and employee future benefit program funds are recognized at an adjusted market value. With this valuation method, the difference between the real return based on market value and the forecast return is amortized over five years.

CONSOLIDATED FINANCIAL STATEMENTS	133

16.  Employee future benefits (cont'd)

Significant accounting policies (cont'd)

Retirement Plans Sinking Fund and specific pension funds (cont'd)

When the adjusted market value of a pension plan fund is higher than that of its obligations, the resulting surplus is capped through a valuation allowance so that the pension plans asset reflects only the future benefit that the government expects to derive from this surplus. The annual change in the allowance is recognized in expenditure.

Actuarial gains and losses attributable to the use of the forecast rate of return are amortized using the straight-line method. The amortization period corresponds to the EARSL of plan or program in question.

The annual return of a fund is obtained by applying the rate of return stipulated in the actuarial valuations of the obligations of each pension plan or the employee future benefit program to the average balance of the plan in question.

Material measurement uncertainty
Obligations relating to pension plans may vary because of differences between the economic and demographic assumptions made for actuarial valuation purposes and the actual results. The impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the four main pension plans is shown after the table "Main economic assumptions used."

Employee future benefits

(millions of dollars)

			As at March 31
		2025			2024
			Net assets			Net assets
	Assets	Liabilities	(net liabilities)	Assets	Liabilities	(net liabilities)
Net assets
Accumulated Sick Leave	884	526	358	969	574	395
Survivor's Pension Plan	462	439	23	464	436	28
	1 346	965	381	1 433	1 010	423

Net liabilities
Pension plans	126 550	129 950	(3 400)	120 902	124 640	(3 738)
Other employee future benefits
Université du Québec
programs		316	(316)		305	(305)
	126 550	130 266	(3 716)	120 902	124 945	(4 043)

134	PUBLIC ACCOUNTS 2024-2025

16.  Employee future benefits (cont'd)

Details of employee future benefits

	Categories				As at March 31
				Value before
				unamortized	Unamortized
				actuarial	actuarial
	Cost-	Cost-		(losses)	(losses)
	sharing (1)	balance	EARSL (2)	gains (3)	gains	2025	2024
	%		Years	$million	$million	$million	$million
NET ASSETS
Other employee future benefits
Total funds			14 to 16	1 498	152	1 346	1 433
Less:
Total bonds		✓	14 to 16	973	(8)	965	1 010
				525	144	381	423
NET LIABILITIES
Pension plans
Obligations
RREGOP(4),(5)	50.0%	✓	15	86 981	(3 065)	83 916	79 522
PPMP(6)	50.0%	✓	12	23 932	(454)	23 478	22 619
TPP, PPCT and CSSP(4)		✓	15	10 488	(734)	9 754	10 293
PPUQ		✓	11	5 531	(298)	5 233	5 016
SPMSQ(7)	50.0%	✓	15	5 669	(447)	5 222	5 056
PPPOCS(8)	50.0%		15	771	(35)	736	694
PPCJQ, PPFEQ and PPMNA		✓	2 to 10	1 671	(60)	1 611	1 440
Total obligations				135 043	(5 093)	129 950	124 640
Less:
Funds
Retirement Plans Sinking
Fund			12 to 15	124 827	5 365	119 462	114 282
Specific pension plan funds
PPUQ fund			11	6 336	298	6 038	5 681
SPMSQ fund			15	1 565	55	1 510	1 254
Other pension plan funds			2 to 15	451	11	440	446
Valuation allowance				(900)		(900)	(761)
Sub-total				7 452	364	7 088	6 620
Total funds				132 279	5 729	126 550	120 902
				2 764	636	3 400	3 738
Other employee future benefits	50.0%	✓	14	297	19	316	305
				3 061	655	3 716	4 043

(1) The percentage indicated represents the portion of obligations payable by the government.

(2) The expected average remaining service life (EARSL) is used to determine the amortization period for the plan's actuarial gains and losses.

(3) Benefit obligations for liabilities and adjusted market value for assets.

(4) A common EARSL is used for these plans whose continuity is ensured by the RREGOP.

(5) Obligations attributable to pensioners in the service transferred from the TPP and the CSSP are at cost balance. The cost is shared 50% for other members and regular service pensioners.

(6) Obligations attributable to regular service pensioners who retired before January 1, 2015, to members and pensioners in the RPSO as well as pensioners in the service transferred from the TPP and the CSSP are at cost balance. The cost is shared 50% for other members and regular service pensioners.

(7) Accrued obligations for service rendered before January 1, 2007 are at cost balance, while those accrued since January 1, 2007 are cost-shared. The government's portion is 66.7% for benefits accrued between January 1, 2007 and January 1, 2020, decreasing progressively to 61% at January 1, 2020, to 55% at January 1, 2021, and to 50% at January 1, 2022.

(8) The government's portion is 46.0% in the case of benefits accrued prior to January 1, 2013, decreasing to 54% at January 1st, 2023 ant to 50% at January 1st, 2025.

CONSOLIDATED FINANCIAL STATEMENTS	135

16.  Employee future benefits (cont'd)

Change in obligations relating to employee future benefits

(millions of dollars)

	Fiscal year ended March 31
	2025				2024
	Pension	Other employee
	plans	future benefits		Total	Total
Obligations, beginning of year	132 189	1 315		133 504	128 243
Cost of accrued benefits	4 042	99		4 141	3 435
Interest on obligations	8 275	73		8 348	7 950
Compensation	74			74	36
Benefits paid	(8 024)	(211)		(8 235)	(7 925)
Plan-to-plan transfers	129			129	38
Changes to plans(1)	198	9		207	8
Actuarial (gains) losses	(1 840)	(15)		(1 855)	2 181
Change in obligations relating to certain pension credits(2)				―	(462)
Obligations, end of year	135 043	1 270	(3)	136 313	133 504

(1) Amendments to the provisions of the PPUQ, which came into effect on December 31, 2024 (January 1, 2024 for 2023-2024), resulted in an increase in the value of the obligations by $198M ($8M-increase in 2023-2024). These amendments relate to the indexation of pensions for contributions made from January 1, 2005, to December 31, 2017.

(2) In 2023-2024, pursuant to the Act amending mainly certain Acts establishing public sector pension plans (SQ 2023, chapter 6), assented to in April 2023, the government has transferred to the members' fund the fund established to cover the payment of certain pension credits acquired following the transfer of supplemental pension plans to RREGOP. The participants in the RREGOP now assume the obligations pertaining to these pension credits. In exchange for the settlement of these obligations, the government received $44.5M from the members' fund, which was collected in the Consolidated Revenue Fund and does not affect the liabilities of the pension plans

(3) Other future benefit obligations of $1 270M consist of an amount of $297M included in net future benefit liabilities and an amount of $973M included in net future benefit assets.

16	PUBLIC ACCOUNTS 2024-2025

16.  Employee future benefits (cont'd)

Actuarial valuations

The value of obligations of the pension plans, the Université du Québec programs, the accumulated sick leave and Survivors' Pension Plan is determined by actuarial valuations generally every three years. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations

Pension plan	Plans concerned	Filing year
RREGOP
Regular service
December 31, 2023	Service transferred from the CSSP and the TPP	2024-2025
PPMP
Regular service
December 31, 2023	Service transferred from the CSSP and the TPP	2024-2025
December 31, 2022	RPSO	2023-2024
TPP, PPCT and CSSP
December 31, 2023	TPP and CSSP	2024-2025
December 31, 2021	PPCT	2022-2023
PPUQ
December 31, 2024		2024-2025
SPMSQ
December 31, 2021		2022-2023
PPPOCS, PPCJQ, PPFEQ and PPMNA
December 31, 2022		2023-2024

Other employee future benefits

Accumulated sick leave
March 31, 2022		2021-2022
Survivor's Pension Plan
December 31, 2024		2024-2025
Université du Québec programs
December 31, 2022		2024-2025

Note: The filing year corresponds to the government fiscal year for which an actuarial valuation of the plan is required, based on the timetable for preparing the valuation. This actuarial valuation is taken into account in the government's consolidated financial statements for the same fiscal year.

CONSOLIDATED FINANCIAL STATEMENTS	137

16.  Employee future benefits (cont'd)

Actuarial valuations (cont'd)

Main economic assumptions

(percent)

		Pension plans
					Other
					employee
	Plans administered by				future
	Retraite Québec		PPUQ		benefits
		2035 and		2035 and	2025 and
	2025-2034	thereafter	2025-2034	thereafter	thereafter
Rate of return, net of inflation	4.45	4.45	4.30	4.30	4.45	(1)
Inflation rate	2.00	2.00	2.00	2.00	2.00
Discount rate for obligations	6.45	6.45	6.30	6.30	6.45
Salary growth rate, net of inflation	0.61	0.50	0.61	0.50	0.50	(2)

(1) The rate of return hypothesis is null for the Université du Québec programs.

(2) The rate of salary increase hypothesis is null for the survivor's pension plan.

Impact of a change in the main assumptions on the value of obligations of the pension plans

			Impact on the value of obligations
	Assumptions	Change	as at March 31, 2025
			$million	%
Economic

-	Rate of return, net of inflation	- Increase of 0.05%	(770)	-0.65
		- Decrease of 0.05%	780	+0.66

-	Inflation rate	- Increase of 0.25%	(1 930)	-1.63
		- Decrease of 0.25%	1 990	+1.68

-	Salary growth rate, net of inflation	- Increase of 0.25%	540	+0.46
		- Decrease of 0.25%	(530)	-0.45

Demographic

-	Life expectancy(1)	- Increase of 0.5 year	850	+0.72
		- Decrease of 0.5 year	(870)	-0.73

Note: The pension plans considered in the analyses are the RREGOP - regular service, the PPMP - regular service, the TPP and the SPMSQ.

(1) According to current RREGOP assumptions, the life expectancy of recipients aged 60 is 27.0 years for men and 29.9 years for women.

138	PUBLIC ACCOUNTS 2024-2025

16.  Employee future benefits (cont'd)

Change in the adjusted market value of funds for employee future benefits

(millions of dollars)

				Fiscal year ended March 31
					2025			2024
			Pension plans
						Other
					Other	future
			PPUQ	SPMSQ	pension	benefits
	RPSF		fund	fund	plan funds	funds	Total	Total
Adjusted market value,
beginning of year	117 671		5 812	1 292	451	1 552	126 778	120 268
Anticipated investment income	7 347	(1)	388	84	24	95	7 938	7 605
Deposit from the general fund of					2
the Consolidated Revenue Fund	91			213		10	316	17
Repayment to depositors	(2 500)					(165)	(2 665)	(160)
Contributions paid(2)			184		342		526	505
Benefits paid			(234)	(46)	(372)	(40)	(692)	(673)
Actuarial gains (losses)	2 218		186	22	4	46	2 476	(322)
Change in the value of assets relating
to certain pension credits(3)							―	(462)
Adjusted market value, end of year(4)	124 827		6 336	1 565	451	1 498	134 677	126 778

(1) The forecast return on the Retirement Plans Sinking Fund (RPSF) was 6.35% (6.35% in 2023-2024); the realized return, based on the market value of investments, was 7.84% (5.97% in 2023-2024).

(2) This item included $254M ($238M in 2023-2024) in contributions from participants, government enterprises and organizations not included in the government's reporting entity.

(3) In 2023-2024, pursuant to the Act amending mainly certain Acts establishing public sector pension plans (SQ 2023, chapter 6), assented to in April 2023, the government has transferred to the members' fund the fund established to cover the payment of certain pension credits acquired following the transfer of supplemental pension plans to RREGOP. The members of the RREGOP now assume the obligations pertaining to these pension credits. In exchange for the settlement of these obligations, the government received $44.5M from the members' fund, which was collected in the Consolidated Revenue Fund and does not affect the liabilities of the pension plans.

(4) The market value of the RPSF, the specific pension plan funds and other future benefit funds totalled $134 733M ($127 266M as at March 31, 2024). More precisely, the respective market values of the RPSF, the PPUQ fund, the SPMSQ fund, the other specific pension funds and other future benefit funds were $124 766M, $6 465M, $1 569M, $443M and $1 490M, respectively ($118 068M, $5 896M, $1 294M, $441M and $1 567M, respectively, as at March 31, 2024).

CONSOLIDATED FINANCIAL STATEMENTS	139

16.  Employee future benefits (cont'd)

RPSF investment policy

The sums deposited in the RPSF are entrusted to the Caisse de dépôt et placement du Québec, which manages these sums according to the investment policy set by the Minister of Finance. This policy provides for diversified investments that include fixed income securities (for example, bonds), inflation-sensitive investments (for example, actual assets such as real estate assets and infrastructure) and equity.

Investment policy

(percentage of net assets of the specialized fund)

	As at March 31
Specialized portfolios	2025	2024
Short-term equities	1.00	1.00
Rate	9.50	9.50
Credit	24.50	23.50
Total - Fixed revenue	35.00	34.00
Infrastructure	13.50	12.75
Real estate	10.00	10.75
Total - Real assets	23.50	23.50
Stock markets	25.50	26.50
Private equities	16.00	16.00
Total - Equities	41.50	42.50
Asset breakdown	―	―
Total	100.00	100.00

140	PUBLIC ACCOUNTS 2024-2025

16.  Employee future benefits (cont'd)

Expense for employee future benefits

(millions of dollars)

	Fiscal year ended March 31
		2025		2024
	Pension	Other employee
	plans	future benefits	Total	Total
EXPENSE FOR ACCRUED BENEFITS
Cost of accrued benefits	4 042	99	4 141	3 435
Compensation	74		74	36
Contributions from participants and employers	(254)		(254)	(238)
	3 862	99	3 961	3 233
Changes to plans(1)	198	9	207	8
Amortization of actuarial losses (gains)	616	(4)	612	686
Change in valuation allowances	139		139	118
	4 815	104	4 919	4 045
INTEREST EXPENSE (REVENUE)
Interest on obligations relating to accrued benefits	8 275	73	8 348	7 950
Investment income of the funds(2)	(8 107)	(108)	(8 215)	(7 822)
	168	(35)	133	128
	4 983	69	5 052	4 173

Note:  The expense relating to accrued benefits is recognized in compensation expenditure, while interest expense is recognized in debt service expenditure.

(1) Information on amendments to plans is presented in the table "Change in obligations relating to employee future benefits".

(2) This revenue includes $277M ($217M in 2023-2024) stemming from the depreciation of the actuarial gains related to the funds for employee future benefits.

CONSOLIDATED FINANCIAL STATEMENTS	141

▌ 17.  Assets and liabilities related to derivative financial instruments

The government uses derivative financial instruments to manage the financial risks associated with its financial assets and liabilities. Derivative financial instruments such as currency swap contracts and foreign exchange forward contracts are used to manage the foreign exchange risk associated with the repayment of interest and principal on foreign currency debts and the related cash management, as well as for other operations carried out in foreign currencies.

Interest rate swap contracts are used to modify exposure to interest rate risk on long-term financial instruments to meet the target breakdown of fixed-rate and variable-rate debt set by the government in its risk management strategies.

Significant accounting policies
Derivative financial instruments are recognized at fair value. Sums receivable from (payable to) counterparties are recognized at cost or amortized cost.
The government elects to recognize directly in income foreign exchange gains and losses on sums receivable from (payable to) counterparties and on foreign exchange forward contracts to cover these amounts, as well as on foreign currency operations.
Measurement uncertainty
Derivative financial instruments are subject to measurement uncertainty due to the use of assumptions in measuring their fair value. The measurement methods used for these instruments are presented below.

Measurement method for derivative financial instruments

Measurement of the fair value of these financial instruments is based on Level 2 of the fair value hierarchy, which means that the significant inputs used to measure fair value are observable either directly or indirectly.

Interest rate swaps and currency swaps are valued by discounting future cash flows to present value at the current exchange rates. Variable future cash flows are determined on the basis of forward interest rate structures.

Foreign exchange forward contracts are valued by discounting future cash flows to present value at the current exchange rate.

These valuations require the development and use of assumptions that take into account observable inputs such as interest rate curves, yield curves as well as foreign exchange rates. The valuation method for certain swaps and other derivatives may take into account additional observable data, such as underlying instrument prices and volatility.

142	PUBLIC ACCOUNTS 2024-2025

17.  Assets and liabilities related to derivative financial instruments (cont'd)

Details of assets and liabilities related to derivative financial instruments

(millions of dollars)

As at March 31

	2025	2024
ASSETS RELATED TO DERIVATIVE FINANCIAL INSTRUMENTS

Recorded at cost or amortized cost
Sums receivable from counterparties	2 405	4 127

Recorded at fair value
Currency swap contracts	6 500	2 805
Interest rate swap contracts	1 687	2 717
Other	416	400

	8 603	5 922
	11 008	10 049
LIABILITIES RELATED TO DERIVATIVE FINANCIAL INSTRUMENTS

Recorded at cost or amortized cost
Sums payable to counterparties	2 418	1 379

Recorded at fair value
Currency swap contracts	2 055	2 539
Interest rate swap contracts	5 556	5 637
Other	410	356
	8 021	8 532
	10 439	9 911

CONSOLIDATED FINANCIAL STATEMENTS	143

17.  Assets and liabilities related to derivative financial instruments (cont'd)

Credit and liquidity risks management

As part of credit risk management for transactions involving derivative financial instruments, the government has adopted a credit risk management policy that limits potential counterparty losses. In accordance with this policy, the government conducts the transactions on over-the-counter derivative financial instruments only with counterparties with which it has concluded framework agreements.

Under framework agreements, a credit support is provided when the fair value of the derivative financial instruments held exceeds a certain threshold. The excess can then be covered through short-term securities or cash and recognized as sums receivable from (payable to) counterparties. This credit support helps limit the government's liquidity risk, in addition to its credit risk, with respect to derivative financial instrument transactions. In addition, for certain derivative financial instruments, the government exchanges guarantees with its counterparties.

The government conducts the transactions with major financial institutions whose credit rating is evaluated by at least two credit rating agencies, one of which must be Standard & Poor's or Moody's. When a transaction agreement comes into effect, the financial institution must have a rating of A or higher from at least one of the agencies that evaluated it. As at March 31, 2025 and 2024, 100% of the transactions in effect met this criterion.

Currency risk management

Certain sums receivable from (payable to) counterparties are denominated in foreign currencies. To limit the currency risk associated with these sums, the government uses foreign exchange forward contracts.

144	PUBLIC ACCOUNTS 2024-2025

▌ 18.  Debts

The government's debts mainly comprise debts contracted on the financial markets. Sinking funds relating to borrowings arise from commitments made by the government to repay these debts.

They also include those stemming from public-private partnerships in respect of which the government makes payments to the partner that are recorded as debts for the portion of the capital assets built (Note 19), or presented as contractual obligations (Note 20) for the portion relating to future maintenance or the future exploitation of the capital assets.

Significant accounting policies

Debts

Debts are recognized at amortized cost using the effective interest method.

Sinking funds relating to borrowings

Financial instruments included in sinking funds relating to borrowings are recognized at cost or amortized cost using the effective interest method.
Moreover, the government conducts purchases and sales of securities, such as Treasury bills and bonds, which it agrees to resell or repurchase from a counterparty at a future date. These transactions are reverse repurchase agreements or repurchase agreements. The government disburses or receives an amount upon conclusion of these transactions.

Securities purchased under reverse repurchase agreements

Under these operations, the counterparty retains the risks and benefits associated with the securities. An amount receivable is recognized under "Securities purchased under reverse repurchase agreements" when the amount is disbursed. Moreover, the government can sell these securities but must purchase them on terms similar to those sold in order to deliver them to the counterparty at the time stipulated in the reverse repurchase agreement. In this case, the obligation to deliver securities with similar conditions is recognized in liabilities under "Obligations to deliver securities" until the securities are effectively delivered to the counterparty.

Securities sold under repurchase agreements

Securities sold remain recorded in the consolidated statement of financial position, as the government retains the risks and benefits associated with these securities. An amount receivable is recognized under "Securities sold under repurchase agreements" when the amount is cashed.

CONSOLIDATED FINANCIAL STATEMENTS	145

18.  Debts (cont'd)

Debts by category

(millions of dollars)

			As at March 31
			2025				2024
			Equivalent in Canadian dollars
	Canadian	US		Other
	dollars	dollars	Euros	currencies	(1)	Total	Total
Debts contracted on financial
markets
Bonds and notes(2),(3)	209 409	32 509	30 878	6 885		279 681	264 358
Savings products(3)	15 764					15 764	15 162
Treasury bills(2)	10 439					10 439	8 410
Short-term borrowings(4)	596	1 378				1 974	9 022
Mortgage loans	33					33	39
	236 241	33 887	30 878	6 885		307 891	296 991	(5)
Less:
Debts whose securities are
held in treasury
Bonds and notes	13 337	2 209				15 546	13 751
Treasury bills	140					140	35
	13 477	2 209	―	―		15 686	13 786
Sub-total	222 764	31 678	30 878	6 885		292 205	283 205
Debts arising from agreements
and contracts
Private-public partnership agreements	3 764					3 764	3 830
Capital leases	916					916	559
	4 680	―	―	―		4 680	4 389
Total debts	227 444	31 678	30 878	6 885		296 885	287 594

(1) Other currencies included the Australian dollar, the pound sterling, the Swiss franc, the yen, the Swedish krona and the New Zealand dollar.

(2) The government held $1 162M ($831M as at March 31, 2024) of these securities through its investments in government enterprises.

(3) These categories included securities issued with a book value of $4 026M ($4 037M as at March 31, 2024), the proceeds of which are allocated to specific projects with environmental benefits.

(4) Short-term borrowings are mainly comprised of bank loans and short-term notes.

(5) The government had debts contracted on the financial markets in respect of which the cash totalling $5 636M has not been received as at March 31, 2024.

146	PUBLIC ACCOUNTS 2024-2025

18.  Debts (cont'd)

Debts arising from public-private partnership agreements

			As at March 31
			2025			2024
			Equivalent in Canadian dollars
	Number of		Contractual
	agreements	Maturity	obligations	(1)	Debts	Debts
			$million		$million	$million

University hospitals	3	2043 to 2050	3 138		2 547	2 586
Université de Montréal and McGill University
(including their respective research centres)

Road transportation infrastructure	2	2043	519		1 085	1 107
Autoroutes 25 and 30 (including their
respective toll bridges)

Other	2	2039 to 2044	298		132	137
Maison symphonique de Montréal
Centre de détention Sorel-Tracy
	7		3 955		3 764	3 830

Note: The agreements have been concluded for a period ranging from 29 to 39 years.

(1) These contractual obligations to supply goods and services (Note 20) mainly concern infrastructure exploitation and maintenance.

CONSOLIDATED FINANCIAL STATEMENTS	147

18.  Debts (cont'd)

Weighted average rate of debts

(percent)

	As at March 31
	2025	2024
Rate by currency - Before consideration of assets and
liabilities related to derivative financial instruments

Debts contracted on financial markets
In Canadian dollars	3.55	3.60
In US dollars	3.65	3.71
In euros	1.31	1.16
In other currencies(1)	3.23	2.20
Debts arising from private-public partnership agreements
In Canadian dollars	8.54	8.54

Debts arising from capital leases
In Canadian dollars	4.49	5.01
Weighted average government rate - After consideration of
assets and liabilities related to derivative financial instruments	3.69	3.87

Note: Weighted average rates for debt contracted on financial markets are determined on the basis of effective interest rates prevailing at March 31, and the average weighted rate of the debts stemming from public-private partnerships is determined according to the implicit rate of each agreement.

(1) Other currencies included the Australian dollar, the pound sterling, the Swiss franc, the yen, the Swedish krona and the New Zealand dollar.

148	PUBLIC ACCOUNTS 2024-2025

18.  Debts (cont'd)

Debt repayment schedule

(millions of dollars)

	Equivalent in Canadian dollars
	Debts contracted on		Debts arising from
Maturing	financial markets		agreements and
on March 31	(nominal value)	(1)	contracts	Total
2026	36 837		98	36 935
2027	19 702		101	19 803
2028	13 789		110	13 899
2029	14 688		119	14 807
2030	21 528		128	21 656
	106 544		556	107 100
2031-2035	94 563		792	95 355
2036-2040	14 127		1 102	15 229
2041-2045	17 721		1 265	18 986
2046-2050	21 816		606	22 422
2051 and thereafter	50 847		358	51 205
	305 618		4 679	310 297
Less:
Debts whose securities are held in treasury	15 855			15 855
	289 763	(2)	4 679	294 442

(1) This schedule provides for repayments of $2 898M in 2026, $828M in 2027, $552M in 2028, $359M in 2029, $227M in 2030 and $319M for the years 2031-2035 in respect of demand redeemable savings products of $5 183M.

(2) The repayment schedule for debts contracted on the financial markets is based on the nominal value of the debts stipulated in the contracts. This basis differs from the book value of debts, which, for the purposes of calculating the effective interest rate, takes into account transaction costs, and discounts and premiums. These elements have a net effect of $2 442M.

Risks management relating to debts

In order to meet its financial requirements arising from its operations and investment activities as well as those related to the repayment of borrowings that are maturing, the government has provided itself with an annual financing and debt-management program based on Canadian and international financial markets.

Participation in these markets exposes the government to liquidity risk, interest rate risk and currency risk. Therefore, the government devises risk-management strategies using the different derivative financial instruments at its disposal. Risk management is carried out on debts contracted on the markets, including debts whose securities are held in treasury.

CONSOLIDATED FINANCIAL STATEMENTS	149

18.  Debts (cont'd)

Liquidity risk

In order to limit the liquidity risk, the government has, among other things, lines of credit notably in the general fund of the Consolidated Revenue Fund totalling CAN$1 165 million with various Canadian banking institutions. As at March 31, 2025 and 2024, the balance of these lines was nil.

The government also has a credit agreement totalling US$3 250 million with a Canadian and international banking syndicate. To date, no transactions have been carried out under this credit agreement.

In addition, the government maintains prudential liquid assets in the sinking funds for government borrowings, invested mainly in highly liquid securities of the federal government. In the event of major disruptions in financial markets, these securities can be sold and the liquid assets recovered rapidly, thus enabling the government to honour its financial commitments. As at March 31, 2025, the book value of prudential liquid assets was CAN$13 353 million (CAN$13 200 million as at March 31, 2024).

Currency risk

To manage the currency risk, the government uses derivative financial instruments aimed at exchanging cash flows from one currency to another, such as currency swap contracts and foreign exchange forward contracts.

After taking into account the effect of the derivative financial instruments used to manage currency risk, the net exposure of foreign currency debts contracted on the markets was negligible at March 31, 2025, as it was as at March 31, 2024, compared with the nominal value of the debts. It amounts to $176 million ($183 million as at March 31, 2024).

Net exposure after currency risk management on debt in foreign currencies contracted on financial markets

(millions of dollars)

	As at March 31
		2025		2024
		Equivalent in Canadian dollars
		Derivative
		financial	Net	Net
	Debts	instruments
	(nominal value)	(nominal value)	exposure	exposure
In US dollars	33 958	33 917	41	43
In euros	30 977	30 842	135	140
In other currencies	6 899	6 899	―	―
	71 834	71 658	176	183

150	PUBLIC ACCOUNTS 2024-2025

18.  Debts (cont'd)

Interest rate risk

To manage its exposure to interest rate risk, the government uses interest rate swap contracts or other types of derivative financial instruments. Interest rate swap contracts make it possible to exchange payments of interest at variable rates for payments of interest at fixed rates, or vice versa, on the basis of a reference par value.

The government determines the target proportion of fixed-rate and variable-rate debt after taking into account derivative financial instruments and sinking funds relating to borrowings. For the purposes of this calculation, financial instruments and amounts held in sinking funds that do not mature in the next fiscal year are considered fixed, except for financial instruments subject to a change in interest rate during the year and amounts earmarked for prudential liquid assets, in accordance with the government's management strategies.

Debt contracted on financial markets consisted of 85% fixed-rate debt and 15% variable-rate debt as at March 31, 2025 (86% at fixed interest rates and 14% at variable interest rates as at March 31, 20241).

________________________________

1 The fixed and variable shares as at March 31, 2024 have been restated due to the change made in 2024-2025 to consider the management strategy for sinking funds relating to borrowings in the calculation of these shares.

CONSOLIDATED FINANCIAL STATEMENTS	151

18.  Debts (cont'd)

Sinking funds relating to borrowings

These funds are attached to $111 863 million of debt ($108 620 million as at March 31, 2024).

Balance of sinking funds relating to borrowings

(millions of dollars)

As at March 31
	2025	2024
Equivalent in Canadian dollars
Assets
Investments(1)
Treasury bills	8 053	9 987
Bonds and notes(2),(3)	10 885	12 252
	18 938	22 239
Securities purchased under reverse repurchase agreements	5 535	3 089
Accrued interest and other assets(2)	116	96
	24 589	25 424
Liabilities
Securities sold under repurchase agreements	3 998	2 418
Obligations to deliver securities	2 458	1 243
Other	36	15
	6 492	3 676
Funds balance	18 097	21 748

(1) The price of securities quoted in an active market was $19 008M ($22 107M as at March 31, 2024) and their book value was $18 938M ($22 239M as at March 31, 2024).

(2) The government also held $11 521M ($9 921M as at March 31, 2024) of its own securities in bonds and notes and $113M ($117M as at March 31, 2024) in accrued interest on these securities. These items are offset against the corresponding debts.

(3) As part of its operations related to risk management, the government gives as security financial securities. As at March 31, 2025 the government had given investment securities whose book value was $164M ($83M as at March 31, 2024).

152	PUBLIC ACCOUNTS 2024-2025

18.  Debts (cont'd)

Change in the balance of sinking funds relating to borrowings

(millions of dollars)

Fiscal year ended March 31
	2025	2024
Equivalent in Canadian dollars
Opening balance before offsetting securities held in treasury	31 786	31 735
Payments from the general fund of the Consolidated Revenue Fund and from other entities included in the government's reporting entity	1 426	4 228
Net gains on investments	1 053	664
Net remeasurement gains (net losses)	66	(17)
	34 331	36 610
Sums used to repay debts	(4 600)	(4 824)
Balance before offsetting securities held in treasury	29 731	31 786
Less:
Securities held in treasury	11 634	10 038
Closing balance	18 097	21 748

Risks management of sinking funds relating to borrowings

Risk management is carried out on assets and liabilities held in sinking funds relating to borrowings, including those whose securities are held in treasury. The monetary sums making up these funds are managed according to an investment policy.

CONSOLIDATED FINANCIAL STATEMENTS	153

18.  Debts (cont'd)

Credit and liquidity risks

The credit risk associated with investments held in sinking funds relating to borrowings is limited, because the management framework and the investment policy limit the risks associated with government investments. This framework includes criteria such as the minimum credit rating required for the selection of authorized issuers, which are mainly financial institutions and governments.

The credit and liquidity risks associated with reverse repurchase and repurchase agreement transactions are low, since the government has adopted a management policy specific to these financial instruments, which enables it to limit potential losses. Under this policy, agreements are signed with counterparties, providing for the exchange of guarantees based on the net position related to these transactions.

Debt repayment schedule after effect of derivative financial instruments and amounts accumulated in sinking funds relating to borrowings

(millions of dollars)

	Equivalent in Canadian dollars
	Debts contracted on financial markets after taking into account derivative financial instruments (nominal value)
							Sinking funds
Maturing on	Canadian			Other			relating to
March 31	dollars	US dollars	Euros	currencies	Sub-total		borrowings	Total
2026	36 341	6	16		36 363		(3 610)	32 753
2027	18 881	6	16		18 903		(3 773)	15 130
2028	13 479	7	16		13 502		(1 772)	11 730
2029	14 174	7	17		14 198		(2 209)	11 989
2030	20 658	5	17		20 680		(5 238)	15 442
	103 533	31	82	―	103 646		(16 602)	87 044
2031-2035	92 605	10	50		92 665		(8 213)	84 452
2036-2040	13 962		2		13 964			13 964
2041-2045	17 721				17 721		(1 424)	16 297
2046-2050	21 816				21 816		(2 075)	19 741
2051 and hereafter	50 847				50 847		(1 417)	49 430
	300 484	41	134	―	300 659	(1)	(29 731)	270 928

(1) The repayment schedule for debt contracted on financial markets is based on the nominal value of the debt provided for in the contracts, and takes into account the effect of derivative financial instruments. This basis differs from the book value of $307 891M, as transaction costs, discounts and premiums of $2 273M are not included in the nominal value, while the net effect of downward derivative financial instruments of $4 959M is not included in the book value.

154	PUBLIC ACCOUNTS 2024-2025

▌ 19.  Fixed assets

Significant accounting policies

Fixed assets

Fixed assets are recognized at cost and depreciated (except for land, which is not depreciated) on a straight-line basis over a period corresponding to their useful life. Their cost includes financing charges capitalized during their construction, improvement, development as well as, where applicable, asset retirement costs. Fixed assets under construction, development or improvement are not depreciated.

Works of art and historic properties, such as paintings, sculptures, drawings, prints, photographs, films and videos are recognized as expenditure in the fiscal year during which they are acquired.

Fixed assets acquired through government transfer or through donation, including those acquired for a nominal value, are recognized at their fair value at the time of acquisition.

Land in the public domain and natural resources, such as forests, water and mining resources, which the government holds by virtue without their being purchased, are not recorded in the government's consolidated financial statements.

Fixed assets held under capital leases

The cost of fixed assets held under capital leases is equal to the present value of minimum payments due for the rental of such assets, without exceeding the fair value of the leased asset.

Fixed assets acquired under public-private partnership agreements

Fixed assets acquired under public-private partnership agreements constitute infrastructure projects stemming from long-term contracts by which the government forms a partnership with at least one private partner to complete them and that satisfy the following conditions:

  the private sector partner(s) are responsible for designing, building, acquiring or improving the infrastructure element, its financing once it is commissioned, and its exploitation or maintenance;

  the government controls the infrastructure project at all times for the duration of the agreement and, upon its conclusion, the government controls its significant residual interest, if need be;

  the government and the private sector partner(s) share the project-related risks.

The capital assets acquired under the public-private partnership agreements are recognized at cost, which represents the fair value on the date of recognition and are amortized on a straight-line basis over a period corresponding to their useful life.

CONSOLIDATED FINANCIAL STATEMENTS	155

19.  Fixed assets (cont'd)

Categories	Useful life

Buildings	10 to 50 years(1)
(Institutional and operational buildings, leasehold improvements, etc.)

Facilities	5 to 20 years
(Organization and development of natural spaces: land, parks, forests, watercourses, etc.)

Complex networks	10 to 60 years
(Road, maritime and air transportation infrastructures, natural resource development networks, dams and other large structures, etc.)

Equipment	3 to 30 years
(Transport vehicles, machinery, office furniture and equipment, specialized medical, educational, scientific or industrial equipment, etc.)

Data processing and office automation equipment	3 to 10 years
(Computers and peripheral devices, software, telecommunication, radiocommunication or information processing equipment, etc.)

Development of data processing systems	5 to 10 years
(Design, production and implementation of data processing systems, as well as equipment and software acquired for this purpose)

(1) Asset retirement costs capitalized in the buildings category are amortized over a period of up to 125 years.

156	PUBLIC ACCOUNTS 2024-2025

19.  Fixed assets (cont'd)

Change in fixed assets by category

(millions of dollars)

						Data processing	Development
						and office	of data
				Complex		automation	processing
	Land	Buildings	Facilities	networks	Equipment	equipment	systems	Total

COST
Opening balance	3 261	85 349	3 005	55 142	14 742	4 391	7 008	172 898
Acquisitions	132	1 250	57	3 091	1 024	513	68	6 135
Work in progress		6 779	278	1 274	141	103	424	8 999
Impact of disposals and reductions in value	(1)	(205)	(10)	(593)	(647)	(353)	(191)	(2 000)
Restatements and other adjustments	1	376	3	1	16	(13)	18	402	(1)
Closing balance	3 393	93 549	3 333	58 915	15 276	4 641	7 327	186 434

ACCUMULATED DEPRECIATION

Opening balance		32 328	1 167	22 178	9 369	3 160	4 608	72 810
Depreciation expenses		2 009	147	1 621	861	552	379	5 569
Impact of disposals		(205)	(11)	(592)	(624)	(347)	(176)	(1 955)
Restatements and other adjustments		33	(1)		2	1	(1)	34
Closing balance	―	34 165	1 302	23 207	9 608	3 366	4 810	76 458
Net book value as at March 31, 2025	3 393	59 384	2 031	35 708	5 668	1 275	2 517	109 976
Net book value as at March 31, 2024	3 261	53 021	1 838	32 964	5 373	1 231	2 400	100 088

(1) Restatements and other adjustments include $308M in upward adjustments to the cost of fixed assets arising from revised estimates of asset retirement obligations (Note 15). These adjustments mainly concern buildings.

CONSOLIDATED FINANCIAL STATEMENTS	157

19.  Fixed assets (cont'd)

Fixed assets acquired under public-private partnership agreements

(millions of dollars)

			Complex
	Buildings	Facilities	networks	Equipment	Total
Cost	5 311	196	2 303	152	7 962
Accumulated depreciation(1)	922	77	727	95	1 821
Net book value as at March 31, 2025	4 389	119	1 576	57	6 141	(2)
Net book value as at March 31, 2024	4 497	128	1 634	68	6 327	(2)

Note: In exchange for the capital assets acquired, a financial liability is recognized in the debts stemming from the public-private partnership agreements (Note 18) for all the agreements.

(1) The amortization expense of such capital assets stood at $186M ($188M in 2023-2024).

(2) Net book value stood at $4 336M for university hospitals ($4 454M as at March 31, 2024), $1 576M for road transportation infrastructure ($1 634M as at March 31, 2024), and $229M for the other agreements ($239M as at March 31, 2024).

Fixed assets rented under capital leases

(millions of dollars)

	Buildings	Equipment	Other	Total
Cost	1 045		48	1 093
Accumulated depreciation	236		31	267
Net book value as at March 31, 2025	809	―	17	826
Net book value as at March 31, 2024	442	1	55	498

Fixed assets under construction, development or improvements (work in progress)

(millions of dollars)

					Data
					processing	Development
					and office	of data
			Complex		automation	processing
	Buildings	Facilities	networks	Equipment	equipment	systems	Total
Cost as at March 31, 2025	11 971	242	2 137	223	95	791	15 459
Cost as at March 31, 2024	11 523	230	1 014	188	131	710	13 796

Note: No depreciation expense was recorded for these fixed assets in 2024-2025 and 2023-2024.

158	PUBLIC ACCOUNTS 2024-2025

▌ 20.  Contractual obligations and contractual rights

Significant accounting policies
A contractual obligation is presented when all of the following conditions are met:

  there is a legally enforceable written document dated March 31 giving the other party the power to take the matter to court to execute the bond;

  this written document leads to the loss of discretionary power, that is, the government is likely to have little or no opportunity to amend the written terms and conditions or withdraw from them on its own initiative and therefore has no other realistic alternative than to settle the obligation when the transaction or event occurs;

  the government will have to sacrifice economic resources in the future to settle the obligation;

  the transaction or event giving rise to the obligation or right has not yet occurred.

A contractual right is disclosed under the same circumstances, that is, when there is a legally enforceable written document as at March 31 depriving the other party of discretionary power and will lead to an inflow of economic resources for the government when the transaction or event occurs.

Contractual obligations or rights stemming from agreements of indeterminate length are calculated and presented over a six-year period: each of the first five years of the agreements and an additional year for the balance. Contractual obligations resulting from agreements where the amounts are paid in perpetuity are spread over 30 years.

CONSOLIDATED FINANCIAL STATEMENTS	159

20.  Contractual obligations and contractual rights (cont'd)

Contractual obligations by expenditure and investment category

(millions of dollars)

	Expenditures					Investments
	Transfers		Operating
		Agreements
		concerning		Procurement		Acquisitions	Loan and
Maturing		non-capital	Operating	of goods and		of fixed	investment
on March 31	Capital	expenditures	leases	services	Other	assets	pledges	Total

2026	5 550	5 543	732	8 610	589	9 023	2 175	32 222
2027	3 956	3 365	613	5 495	399	3 547	830	18 205
2028	3 023	2 522	517	3 721	43	2 134	510	12 470
2029	2 719	1 727	443	2 474	6	869	80	8 318
2030	3 037	496	398	1 871	1	168	31	6 002
	18 285	13 653	2 703	22 171	1 038	15 741	3 626	77 217
2031 and thereafter	7 743	5 372	1 611	12 119	4	234	94	27 177
	26 028	19 025	4 314	34 290	1 042	15 975	3 720	104 394

No fixed maturity date							1 139	1 139
	26 028	19 025	4 314	34 290	1 042	15 975	4 859	105 533

Contractual rights by revenue source

(millions of dollars)

			Transfers
Maturing	Natural	Services to be	from federal
on March 31	resources	provided	government	Other	Total
2026	335	878	7 859	211	9 283
2027	98	760	7 502	48	8 408
2028	67	768	6 645	29	7 509
2029	25	783	5 633	9	6 450
2030	26	794	5 312	5	6 137
	551	3 983	32 951	302	37 787
2031 and thereafter	123	2 242	5 981	38	8 384
	674	6 225	38 932	340	46 171

160	PUBLIC ACCOUNTS 2024-2025

▌ 21.  Contingencies

Significant accounting policies
Contingent liabilities

Obligations stemming from lawsuits and disputes are recognized as liabilities when a future event is likely to confirm the existence of a liability as at the date of the financial statements and a reasonable estimate of the loss can be made. If it is impossible to determine the probability of the event occurring, or if the event is likely to occur but no reasonable estimate can be made, a contingent liability is presented in an additional note.

The accounting policies used for contingent liabilities relating to environmental liabilities and allowances for losses from guaranteed financial initiatives are presented in Note 13 on accounts payable, accrued expenses and other allowances and in Note 15 on asset retirement obligations and environmental liability, respectively.
Material measurement uncertainties
Contingent liabilities may vary based on the assumptions made to determine the likelihood that an existing situation will be resolved as at the date of the financial statements and the assumptions made to estimate the value of contingent liabilities. Among the assumptions used are past experience, current negotiations, recent settlements and court rulings.

Those forecasts may vary widely in the coming year. Since the disclosure of information could negatively affect the outcomes of lawsuits and disputes, information as to the amounts and extent of related uncertainties is not provided.

The measurement uncertainty with respect to the allowance for losses on guaranteed financial initiatives and environmental liability is presented in Note 13 on accounts payable, accrued expenses and other allowances and in Note 15 on asset retirement obligations and environmental liability, respectively.

CONSOLIDATED FINANCIAL STATEMENTS	161

21.  Contingencies (cont'd)

Contingent liabilities

Legal proceedings and disputes - Claims

A number of claims have been instituted against the government, which is also involved in legal proceedings before the courts. These different disputes result from breaches of contract and damages suffered by individuals or property. These claims are estimated to $6 001 million, after deducting the recorded allowances.

Some of Québec's Indigenous communities have instituted legal proceedings involving $10 050 million in damages and interest against the government for land claims, the recognition of certain ancestral rights and other related questions. These proceedings are at different stages (some proceedings being currently suspended or inactive) and should eventually be resolved through negotiations, rulings or the abandonment of proceedings by applicants.

Since the outcome of these legal proceedings and disputes is uncertain, the government cannot determine its potential losses.

Legal proceedings and disputes - Complaints and application of the Pay Equity Act

The Pay Equity Act (CQLR, chapter E-12.001), requires employers subject to the Act to ensure pay equity between predominantly female and predominantly male job classes within the same enterprise. When wage gaps caused by gender discrimination are identified, the employers must correct them.

From the standpoint of the application of the Act, the government is responsible for pay equity programs applicable to salaried employees in the public and parapublic sector. For each program, the government must assess whether pay equity has been maintained for each of the specified job class. These assessments and the prescribed postings must be carried out every five years. The government makes a provision for a job class when it is likely that this job class will benefit from a salary adjustment as a result of a pay equity audit, or litigation (complaint, dispute or appeal) and it can reasonably estimate the amount it will have to pay.

Basically, the ongoing disputes concern the pay equity program for unionized employees in the parapublic sector. With regard to the 2015 and 2020 pay equity audits, they are the subject of complaints before the Commission des normes, de l'équité, de la santé et de la sécurité du travail (CNESST). These complaints are currently under review. The complaints and appeals are lodged by salaried employees and labour unions. As for the 2010 pay equity audit, there are no more complaints waiting on a CNESST decision. Some appeals are still pending before the Administrative Labour Tribunal.

The estimation method used to value the possible liability includes the assumptions that the government deems to be the most probable.

162	PUBLIC ACCOUNTS 2024-2025

▌ 22.  Cash flow information

Items not affecting cash flow

(millions of dollars)

	Fiscal year ended March 31
	2025		2024

Depreciation of fixed assets		5 569		5 108
Revenue from government enterprises		(5 689)		(5 241)
Activities related to pension plans and other employee future benefits
Cost of accrued benefits	4 215		3 471
Interest on obligations relating to accrued benefits	8 348		7 950
Other	958		812
	13 521		12 233
Reinvestment of revenue from fund's investments	(8 215)	5 306	(7 822)	4 411
Doubtful accounts and other provisions		2 086		1 147
Reinvestment of the income from Generations
Fund investments		(876)		(582)
Other items not affecting cash flow		(61)		1 188
		6 335		6 031

Change in assets and liabilities related to operations

(millions of dollars)

Fiscal year ended March 31
	2025	2024

CHANGE IN ASSETS AND LIABILITIES RELATED TO OPERATIONS
Assets
Accounts receivable	(3 508)	(3 125)
Other	(451)	(43)
	(3 959)	(3 168)
Liabilities
Accounts payable, accrued expenses and other allowances	2 261	5 601
Other	365	352
	2 626	5 953
	(1 333)	2 785
ADDITIONAL INFORMATION
Interest paid	10 244	9 984
Fixed asset acquisition included in accounts payable and accrued expenses	2 922	2 037

CONSOLIDATED FINANCIAL STATEMENTS	163

▌ 23.  Related party information

The government is a related party to its key management personnel, their close relatives and entities for which one or more of those people have the power to guide financial and administrative decisions. The government's main management personnel are ministers, deputy ministers, and presidents and executive directors or their equivalent.

The government concluded no significant transactions with related parties during fiscal 2024-2025, for amounts different from those that would have been established between non-related parties.

164	PUBLIC ACCOUNTS 2024-2025

Appendix 1

Reporting entity by portfolio

The government sets up programs administered directly by government entities, including departments and agencies. All entities under the responsibility of a minister constitute a portfolio. The National Assembly and persons appointed by it also constitute portfolios.

National Assembly

National Assembly

Persons Appointed by the National Assembly

Auditor General

Chief Electoral Officer

French language Commissioner

Lobbyists Commissioner

Public Protector

The Ethics Commissioner

Affaires municipales et Habitation

Department and budget-funded bodies

Affaires municipales et Habitation

Administrative Housing Tribunal

Commission municipale du Québec

Non-budget-funded body

Société d'habitation du Québec

Special fund

Regions and Rurality Fund

Agriculture, Pêcheries et Alimentation

Department and budget-funded bodies

Agriculture, Pêcheries et Alimentation

Commission de protection du territoire agricole du Québec

Régie des marchés agricoles et alimentaires du Québec

Non-budget-funded bodies

Institut de technologie agroalimentaire du Québec (June 30)

La Financière agricole du Québec

Government enterprise1

Capital Financière agricole inc.

Conseil du trésor et Administration gouvernementale

Department and budget-funded body

Conseil du trésor et Administration gouvernementale

Commission de la fonction publique

CONSOLIDATED FINANCIAL STATEMENTS	165

Appendix 1

Reporting entity by portfolio (cont'd)

Conseil du trésor et Administration gouvernementale (cont'd)

Non-budget-funded bodies

Autorité des marchés publics

Centre d'acquisitions gouvernementales

Commission de la capitale nationale du Québec

Office des professions du Québec

Société québécoise des infrastructures

Special fund

Capitale-Nationale Region Fund

Conseil exécutif

Department and budget-funded body

Conseil exécutif

Commission d'accès à l'information

Culture et Communications

Department and budget-funded body

Culture et Communications

Conseil du patrimoine culturel du Québec

Non-budget-funded bodies

Bibliothèque et Archives nationales du Québec

Conseil des arts et des lettres du Québec

Conservatoire de musique et d'art dramatique du Québec (June 30)

Musée d'art contemporain de Montréal

Musée de la Civilisation

Musée national de l'histoire du Québec

Musée national des beaux-arts du Québec

Société de développement des entreprises culturelles

Société de la Place des Arts de Montréal

Société de télédiffusion du Québec (Télé-Québec)

Société du Grand Théâtre de Québec (August 31)

Special funds

Avenir Mécénat Culture Fund

Québec Cultural Heritage Fund

Cybersécurité et Numérique

Department

Cybersécurité et Numérique

Special fund

Cybersecurity and Digital Technology Fund

Économie, Innovation et Énergie

Department and budget-funded body

Économie et Innovation

Commission de l'éthique en science et en technologie

166	PUBLIC ACCOUNTS 2024-2025

Appendix 1

Reporting entity by portfolio (cont'd)

Économie, Innovation et Énergie (cont'd)

Non-budget-funded bodies

Fonds de recherche du Québec

Régie de l'énergie

Société portuaire du Bas-Saint-Laurent et de la Gaspésie inc.

Special funds

Economic Development Fund

Natural Resources and Energy Capital Fund

Natural Resources Fund (fossil energy management component)2

Québec Enterprise Growth Fund

Government enterprises1

Fonds d'investissement Eurêka S.E.C.

Hydro-Québec3 (December 31)

Investissement Québec3

Société du parc industriel et portuaire de Bécancour3

Éducation

Department and budget-funded bodies

Éducation

Commission consultative de l'enseignement privé

Conseil supérieur de l'éducation

National Student Ombudsman

Non-budget-funded bodies

Institut national des mines

Institut national d'excellence en éducation

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

Special fund

Sports and Physical Activity Development Fund

Organizations in the government's education network - School service centres4

Centre de services scolaire au Coeur-des-Vallées

Centre de services scolaire de Charlevoix

Centre de services scolaire de Kamouraska-Rivière-du-Loup

Centre de services scolaire de la Baie-James

Centre de services scolaire de la Beauce-Etchemin

Centre de services scolaire de la Capitale

Centre de services scolaire de la Côte-du-Sud

Centre de services scolaire De La Jonquière

Centre de services scolaire de la Moyenne-Côte-Nord

Centre de services scolaire de la Pointe-de-l'Île

Centre de services scolaire de la Région-de-Sherbrooke

Centre de services scolaire de la Riveraine

Centre de services scolaire de la Rivière-du-Nord

Centre de services scolaire de Laval

CONSOLIDATED FINANCIAL STATEMENTS	167

Appendix 1

Reporting entity by portfolio (cont'd)

Éducation (cont'd)

Organizations in the government's education network - School service centres4 (cont'd)

Centre de services scolaire de la Vallée-des-Tisserands

Centre de services scolaire de l'Énergie

Centre de services scolaire de l'Estuaire

Centre de services scolaire de l'Or-et-des-Bois

Centre de services scolaire de Montréal

Centre de services scolaire de Portneuf

Centre de services scolaire de Rouyn-Noranda

Centre de services scolaire des Affluents

Centre de services scolaire de Saint-Hyacinthe

Centre de services scolaire des Appalaches

Centre de services scolaire des Bois-Francs

Centre de services scolaire des Chênes

Centre de services scolaire des Chic-Chocs

Centre de services scolaire des Découvreurs

Centre de services scolaire des Draveurs

Centre de services scolaire des Grandes-Seigneuries

Centre de services scolaire des Hautes-Laurentides

Centre de services scolaire des Hautes-Rivières

Centre de services scolaire des Hauts-Bois-de-l'Outaouais

Centre de services scolaire des Hauts-Cantons

Centre de services scolaire des Îles

Centre de services scolaire des Laurentides

Centre de services scolaire des Mille-Îles

Centre de services scolaire des Monts-et-Marées

Centre de services scolaire des Navigateurs

Centre de services scolaire de Sorel-Tracy

Centre de services scolaire des Patriotes

Centre de services scolaire des Phares

Centre de services scolaire des Portages-de-l'Outaouais

Centre de services scolaire des Premières-Seigneuries

Centre de services scolaire des Rives-du-Saguenay

Centre de services scolaire des Samares

Centre de services scolaire des Sommets

Centre de services scolaire des Trois-Lacs

Centre de services scolaire du Chemin-du-Roy

Centre de services scolaire du Fer

Centre de services scolaire du Fleuve-et-des-Lacs

Centre de services scolaire du Lac-Abitibi

Centre de services scolaire du Lac-Saint-Jean

Centre de services scolaire du Lac-Témiscamingue

Centre de services scolaire du Littoral

Centre de services scolaire du Pays-des-Bleuets

Centre de services scolaire du Val-des-Cerfs

168	PUBLIC ACCOUNTS 2024-2025

Appendix 1

Reporting entity by portfolio (cont'd)

Éducation (cont'd)

Organizations in the government's education network - School service centres4 (cont'd)

Centre de services scolaire Harricana

Centre de services scolaire Marguerite-Bourgeoys

Centre de services scolaire Marie-Victorin

Centre de services scolaire René-Lévesque

Organizations in the government's education network - School boards4

Commission scolaire Central Québec - Central Québec School Board

Commission scolaire crie - Cree School Board

Commission scolaire Eastern Shores - Eastern Shores School Board

Commission scolaire Eastern Townships - Eastern Townships School Board

Commission scolaire English-Montréal - English Montreal School Board

Commission scolaire Kativik - Kativik School Board

Commission scolaire Lester-B.-Pearson - Lester B. Pearson School Board

Commission scolaire New Frontiers - New Frontiers School Board

Commission scolaire Riverside - Riverside School Board

Commission scolaire Sir-Wilfrid-Laurier - Sir Wilfrid Laurier School Board

Commission scolaire Western Québec - Western Québec School Board

Comité de gestion de la taxe scolaire de l'île de Montréal

Emploi et Solidarité sociale

Department and budget-funded body

Emploi et Solidarité sociale

Commission des partenaires du marché du travail

Non-budget-funded body

Office de la sécurité économique des chasseurs cris - Cree Hunters Economic Security Board (June 30)

Special funds

Assistance Fund for Independent Community Action

Goods and Services Fund

Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale

Labour Market Development Fund

Québec Fund for Social Initiatives

Enseignement supérieur

Department and budget-funded bodies

Enseignement supérieur

Comité consultatif sur l'accessibilité financière aux études

Commission d'évaluation de l'enseignement collégial

Non-budget-funded body

Institut de tourisme et d'hôtellerie du Québec (June 30)

Special fund

University Excellence and Performance Fund

CONSOLIDATED FINANCIAL STATEMENTS	169

Appendix 1

Reporting entity by portfolio (cont'd)

Enseignement supérieur (cont'd)

Organizations in the government's higher education networks - General and vocational colleges (CEGEPs)4

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d'Ahuntsic

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

Cégep de Chicoutimi

Cégep de Drummondville

Cégep de Granby

Cégep de Jonquière

Cégep de l'Abitibi-Témiscamingue

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de Lévis

Cégep de l'Outaouais

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Sainte-Foy

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sept-Îles

Cégep de Shawinigan

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de St-Félicien

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard-Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep Limoilou

Cégep Lionel-Groulx

Cégep Marie-Victorin

Cégep Montmorency

Cégep régional Champlain - Champlain Regional College

Cégep régional de Lanaudière

170	PUBLIC ACCOUNTS 2024-2025

Appendix 1

Reporting entity by portfolio (cont'd)

Enseignement supérieur (cont'd)

Organizations in the government's higher education networks - General and vocational colleges (CEGEPs)4 (cont'd)

Cégep Saint-Jean-sur-Richelieu

Collège d'Alma

Dawson College

Heritage College

John Abbott College

Vanier College of General and Vocational Education

Organizations in the government's higher education networks - Université du Québec and its constituent universities5

École de technologie supérieure

École nationale d'administration publique

Institut national de la recherche scientifique

Télé-université

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Department and budget-funded body

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Bureau d'audiences publiques sur l'environnement

Non-budget-funded bodies

Fondation de la faune du Québec

Société québécoise de récupération et de recyclage

Special funds

Blue Fund

Electrification and Climate Change Fund

Fund for the Protection of the Environment and the Waters in the Domain of the State

Natural Resources Fund (Wildlife conservation and development component)2

Famille

Department and budget-funded body

Famille

Curateur public

Special fund

Educational Childcare Services Fund

CONSOLIDATED FINANCIAL STATEMENTS	171

Appendix 1

Reporting entity by portfolio (cont'd)

Finances

Department

Finances6

Non-budget-funded bodies

Agence du revenu du Québec7

Autorité des marchés financiers

Financement-Québec8

Institut de la statistique du Québec

Société de financement des infrastructures locales du Québec

Société nationale de l'amiante9

Special funds

Financing Fund

Financial Markets Administrative Tribunal (Fund of the)9

Fund to Combat Addiction

Generations Fund

Health Services Fund

IFC Montréal Fund

Northern Plan Fund

Special Contracts and Financial Assistance for Investment Fund

Tax Administration Fund

Government enterprises1

Loto-Québec

Société des alcools du Québec (fiscal year ended on the last Saturday of March)

Société québécoise du cannabis (fiscal year ended on the last Saturday of March)

Immigration, Francisation et Intégration

Department

Immigration, Francisation et Intégration

Justice

Department and budget-funded bodies

Justice

Commission des droits de la personne et des droits de la jeunesse

Committee on the Remuneration of Criminal and Penal Prosecuting Attorneys

Committee on the remuneration of judges and justices of the peace

Conseil de la justice administrative

Conseil de la magistrature

Directeur des poursuites criminelles et pénales

Human Rights Tribunal

Office de la protection du consommateur

Non-budget-funded bodies

Commission des services juridiques

Fonds d'aide aux actions collectives

Société québécoise d'information juridique

172	PUBLIC ACCOUNTS 2024-2025

Appendix 1

Reporting entity by portfolio (cont'd)

Justice (cont'd)

Special funds

Access to Justice Fund

Administrative Tribunal of Québec (Fund of the)10

Fund dedicated to assistance for persons who are victims of criminal offences

Register Fund of the Ministère de la Justice

Langue française

Department and budget-funded bodies

Langue française

Commission de toponymie

Office québécois de la langue française

Non-budget-funded body

Centre de la francophonie des Amériques

Relations internationales et Francophonie

Department and budget-funded body

Relations internationales et Francophonie

Conseil du statut de la femme

Non-budget-funded body

Office Québec-Monde pour la jeunesse

Ressources naturelles et Forêts

Department

Ressources naturelles et Forêts

Non-budget-funded bodies

Société de développement de la Baie-James (December 31)

Société du Plan Nord

Special funds

Natural Resources Fund (forestry, sustainable forest development, mining heritage and mining activity management components)2

Territorial Information Fund

Government enterprise1

Société ferroviaire et portuaire de Pointe-Noire S.E.C.

Santé et Services sociaux

Department and budget-funded bodies

Santé et Services sociaux

Commissaire à la santé et au bien-être

Office des personnes handicapées du Québec

Non-budget-funded bodies

Fonds de l'assurance médicaments - Prescription Drug Insurance Fund

Héma-Québec

Institut national de santé publique du Québec

CONSOLIDATED FINANCIAL STATEMENTS	173

Appendix 1

Reporting entity by portfolio (cont'd)

Santé et Services sociaux (cont'd)

Non-budget-funded bodies (cont'd)

Institut national d'excellence en santé et en services sociaux

Régie de l'assurance maladie du Québec

Santé Québec11

Urgences-santé

Special funds

Cannabis Prevention and Research Fund

Health and Social Services Information Resources Fund8

Facilities serving northern and Indigenous communities

Centre de santé Inuulitsivik - Inuulitsivik Health Centre

Centre de santé Tulattavik de l'Ungava - Ungava Tulattavik Health Centre

CLSC Naskapi

Conseil cri de la santé et des services sociaux de la Baie-James - Cree Board of Health and Social Services of James Bay

Régie régionale de la santé et des services sociaux du Nunavik - Nunavik Regional Board of Health and Social Services

Sécurité publique

Department and budget-funded bodies

Sécurité publique

Bureau des enquêtes indépendantes

Bureau du coroner

Commissaire à la déontologie policière

Commissaire à la lutte contre la corruption

Commission québécoise des libérations conditionnelles

Régie des alcools, des courses et des jeux

Tribunal administratif de déontologie policière

Non-budget-funded bodies

École nationale de police du Québec (June 30)

École nationale des pompiers du Québec (June 30)

Special fund

Police Services Fund

Tourisme

Department

Tourisme

Non-budget-funded bodies

Société de développement et de mise en valeur du Parc olympique

Société du Centre des congrès de Québec

Société du Palais des congrès de Montréal

Special fund

Tourism Partnership Fund

174	PUBLIC ACCOUNTS 2024-2025

Appendix 1

Reporting entity by portfolio (cont'd)

Transports et Mobilité durable

Department and budget-funded body

Transports et Mobilité durable

Commission des transports du Québec

Non-budget-funded bodies

Mobilité Infra Québec

Société de l'assurance automobile du Québec (December 31)

Société des Traversiers du Québec

Special funds

Air Service Fund

Highway Safety Fund

Land Transportation Network Fund

Rolling Stock Management Fund

Travail

Department

Travail

Non-budget-funded body

Régie du bâtiment du Québec

Special fund

Administrative Labour Tribunal (Fund of the)10

Note: When an entity's fiscal year ends on a date other than March 31, it is indicated in parentheses. For the purposes of consolidation in the government's financial statements, interim data are then used for the period between the end of the fiscal year and March 31.

1. The government holds a 100% share in those enterprises, except for Capitale Financière agricole inc. where it holds 90.10%.

2. The Natural Resources Fund, established under the Act respecting the Ministère des Ressources naturelles et de la Faune (CQLR, chapter M-25.2), is composed of various components. Financial information on the fossil energy management component is presented in the Économie, Innovation et Énergie portfolio. Financial information for the wildlife conservation and development component is included in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio. Lastly, financial information for all other components is combined and presented in the Ressources naturelles et Forêts portfolio.

3. The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, the revenues of these government enterprises are recognized in the Finances portfolio, since their shares are held by the Minister of Finance.

4. The fiscal year of the school service centres, school boards and colleges ends on June 30. Interim data are used for the period between the end of their fiscal year and March 31.

5. The financial data of the Université du Québec and its constituent universities that were used for consolidation purposes cover the period from May 1, 2024 to April 30, 2025, the date on which their fiscal year ends. Operations and events relating to these entities that occurred between April 1 and 30, 2025 did not have a material financial impact on the government's financial position and consolidated results.

6. In accordance with section 9 of the Executive Power Act (CQLR, chapter E-18), Order-in-Council 442-2025 entrusts the functions and responsibilities of the Minister of Revenue to the Minister of Finance.

7. Transactions of the general fund of the Consolidated Revenue Fund related to the enforcement or administration of any statute under the responsibility of the Minister of Revenue are administered by the Agence du revenu du Québec.

CONSOLIDATED FINANCIAL STATEMENTS	175

Appendix 1

Reporting entity by portfolio (cont'd)

8. These entities have been dissolved on April 1, 2025.

9. The Société nationale de l'amiante has ceased its operations. Since June 1, 2016, this entity has been constituted as a legal person established in the public interest governed by the provisions of the Business Corporations Act (CQLR, chapter S-3.1.1).

10. The financial data for this special fund, which were used for consolidation purposes, also include those pertaining to the body financed by this fund.

11. Since December 1, 2024, Santé Québec has brought together the integrated health and social services centres, as well as the Centre hospitalier de l'Université de Montréal, the Centre hospitalier universitaire Sainte-Justine, the Centre régional de santé et de services sociaux de la Baie-James, the Centre universitaire de santé McGill, the CHU de Québec - Université Laval, the Institut de cardiologie de Montréal, the Institut national de psychiatrie légale Philippe-Pinel and the Institut universitaire de cardiologie et de pneumologie de Québec - Université Laval.

176	PUBLIC ACCOUNTS 2024-2025

Appendix 2

Segment disclosures

Consolidated statement of revenue

(millions of dollars)

	Fiscal year ended March 31, 2025
	Income				Revenue
	and		Duties,	Miscella-	from	Federal
	property	Consump-	permits and	neous	government	government
	taxes	tion taxes	royalties	revenue	enterprises	transfers	Total
PORTFOLIOS
Assemblée nationale				14			14
Personnes désignées par
l'Assemblée nationale				1			1
Affaires municipales et Habitation			8	275		658	941
Agriculture, Pêcheries et
Alimentation			29	73	(3)	181	280
Conseil du trésor
et Administration
gouvernementale				105		2	107
Conseil exécutif				1		1	2
Culture et Communications		5	1	220		9	235
Cybersécurité et Numérique				50			50
Économie, Innovation et Énergie(1)			19	367	(3)	23	406
Éducation	1 196	89		1 600		439	3 324
Emploi et Solidarité sociale			42	201		778	1 021
Enseignement supérieur				1 145		280	1 425
Environnement, Lutte contre les
changements climatiques,
Faune et Parcs		41	1 794	49		94	1 978
Famille			27	5			32
Finances	67 885	25 954	1 763	5 152	5 672	25 203	131 629
Immigration, Francisation et
Intégration			84	11		1 550	1 645
Justice			6	361		61	428
Langue française				1			1
Relations internationales et
Francophonie				2		3	5
Ressources naturelles et Forêts			338	268	23	22	651
Santé et Services sociaux			2	5 324		713	6 039
Sécurité publique			25	463		111	599
Tourisme		168	3	72			243
Transports et Mobilité durable		2 120	1 953	383		370	4 826
Travail			97	109			206
Total revenue	69 081	28 377	6 191	16 252	5 689	30 498	156 088

(1) The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, the revenues of these government enterprises are recognized in the Finances portfolio, since their shares are held by the Minister of Finance.

CONSOLIDATED FINANCIAL STATEMENTS	177

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of revenue (cont'd)

(millions of dollars)

	Fiscal year ended March 31, 2024
	Income
	and		Duties,	Miscella-	Revenue from	Federal
	property	Consumpti	permits and	neous	government	government
	taxes	on taxes	royalties	revenue	enterprises	transfers	Total
PORTFOLIOS
Assemblée nationale				13			13
Personnes désignées par
l'Assemblée nationale				1			1
Affaires municipales et Habitation			8	291		664	963
Agriculture, Pêcheries et
Alimentation			32	80		192	304
Conseil du trésor
et Administration
gouvernementale			1	185			186
Conseil exécutif				14		15	29
Culture et Communications		30	1	149		2	182
Cybersécurité et Numérique				40			40
Économie, Innovation et Énergie(1)			26	201		68	295
Éducation	1 150	90		1 420		446	3 106
Emploi et Solidarité sociale			39	188		931	1 158
Enseignement supérieur				1 086		247	1 333
Environnement, Lutte contre les
changements climatiques,
Faune et Parcs		36	1 923	75		86	2 120
Famille			27	6			33
Finances	61 798	24 634	1 571	3 118	5 234	26 497	122 852
Immigration, Francisation et
Intégration			87	12		775	874
Justice			6	337		60	403
Langue française
Relations internationales et
Francophonie				4		9	13
Ressources naturelles et Forêts			401	243	7	15	666
Santé et Services sociaux			2	4 926		619	5 547
Sécurité publique			27	474		55	556
Tourisme		155	3	85			243
Transports et Mobilité durable		2 138	1 789	309		195	4 431
Travail			91	102			193
Total revenue	62 948	27 083	6 034	13 359	5 241	30 876	145 541

(1) The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, the revenues of these government enterprises are recognized in the Finances portfolio, since their shares are held by the Minister of Finance.

178	PUBLIC ACCOUNTS 2024-2025

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of expenditure

(millions of dollars)

	Fiscal year ended March 31, 2025
				Doubtful accounts
				and other
	Transfers	Remuneration	Operating	allowances	Total
PORTFOLIOS
Assemblée nationale		136	56		192
Personnes désignées par
l'Assemblée nationale	13	102	31		146
Affaires municipales et Habitation	4 533	147	192	41	4 913
Agriculture, Pêcheries et Alimentation	1 259	246	109	(8)	1 606
Conseil du trésor et Administration
gouvernementale	57	1 089	197		1 343
Conseil exécutif	517	156	24		697
Culture et Communications	1 371	244	402	3	2 020
Cybersécurité et Numérique		99	166		265
Économie, Innovation et Énergie	3 269	103	244	1 093	4 709
Éducation	1 305	17 080	4 957	10	23 352
Emploi et Solidarité sociale	4 994	540	148	25	5 707
Enseignement supérieur	5 171	4 693	1 425	94	11 383
Environnement, Lutte contre les
changements climatiques,
Faune et Parcs	1 604	378	196	3	2 181
Famille	8 762	144	109		9 015
Finances	1 125	1 391	467	636	3 619
Immigration, Francisation et Intégration	281	211	84		576
Justice	543	899	810	17	2 269
Langue française	11	50	11		72
Relations internationales et
Francophonie	48	97	30		175
Ressources naturelles et Forêts	367	301	801		1 469
Santé et Services sociaux	7 148	39 916	16 971	160	64 195
Sécurité publique	445	1 852	578		2 875
Tourisme	315	72	228	2	617
Transports et Mobilité durable	3 363	900	3 411	10	7 684
Travail	24	154	36		214
Expenditure by portfolio	46 525	71 000	31 683	2 086	151 294
Debt service					9 969
Total expenditure					161 263

CONSOLIDATED FINANCIAL STATEMENTS	179

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of expenditure (cont'd)

(millions of dollars)

	Fiscal year ended March 31, 2024
				Doubtful accounts
				and other
	Transfers	Remuneration	Operating	allowances	Total
PORTFOLIOS
Assemblée nationale		128	53		181
Personnes désignées par
l'Assemblée nationale	13	92	30		135
Affaires municipales et Habitation	4 547	132	157	78	4 914
Agriculture, Pêcheries et Alimentation	1 154	223	98	27	1 502
Conseil du trésor et Administration
gouvernementale	53	733	255	(1)	1 040
Conseil exécutif	743	142	28		913
Culture et Communications	1 595	223	297	6	2 121
Cybersécurité et Numérique		83	122		205
Économie, Innovation et Énergie	3 238	93	217	282	3 830
Éducation	1 362	14 236	4 449	11	20 058
Emploi et Solidarité sociale	5 018	503	163	44	5 728
Enseignement supérieur	4 903	4 209	1 324	40	10 476
Environnement, Lutte contre
les changements climatiques,
Faune et Parcs	1 726	337	364	4	2 431
Famille	8 680	134	103		8 917
Finances	1 340	1 366	555	489	3 750
Immigration, Francisation et Intégration	295	184	83		562
Justice	433	857	597	16	1 903
Langue française	11	42	10		63
Relations internationales et
Francophonie	57	89	36		182
Ressources naturelles et Forêts	426	283	772	5	1 486
Santé et Services sociaux	6 884	37 626	16 353	137	61 000
Sécurité publique	364	1 750	636		2 750
Tourisme	296	71	130		497
Transports et Mobilité durable	2 565	827	3 299	9	6 700
Travail	23	143	43		209
Expenditure by portfolio	45 726	64 506	30 174	1 147	141 553
Debt service					9 982
Total expenditure					151 535

180	PUBLIC ACCOUNTS 2024-2025

Appendix 3

Trust assets and operations

Properties held in trust are entrusted to a government department or body (the trustee) to administer in accordance with applicable contractual or legal provisions. The trustee holds and administers the property for the benefit of, and on behalf of, designated beneficiaries. Trust assets and operations are not included in the reporting entity as they are not owned by the government.

Summary of trust balances administered for designated beneficiaries

(millions of dollars)

	As at December 31
	2024			2023
	Asset	Liability	Net asset	Net asset
TRUSTEES
Retraite-Québec	267	248	19	18
Pension Plans
RREGOP	91 884	79 782	12 102	8 419
PPMP	13 245	11 133	2 112	1 640
Other	2 502	2 210	292	191
Québec Pension Plan Fund	143 532	1 000	142 532	121 849
	251 430	94 373	157 057	132 117
Caisse de dépôt et placement du Québec	27 523		27 523	25 811
Commission de la construction du Québec	37 548	34 229	3 319	3 073
Société de l'assurance automobile du Québec	13 815	10 285	3 530	3 176
Curateur public	911	138	773	696
Conseil de gestion de l'assurance parentale	1 051	155	896	580
Other trustees	3 139	1 848	1 291	853
	335 417	141 028	194 389	166 306

(1) All balances are established as at the trust funds' fiscal year-end, that is, December 31, with the exception of certain funds included in the "Other trustee" category whose fiscal year-end is March 31.

Investments administered by several government trustees, such as Retraite Québec, the Commission de la construction du Québec and the Société de l'assurance automobile du Québec are generally entrusted to the Caisse de dépôt et placement du Québec (the Caisse). The Caisse also manages investments held by the government for its own operations, such as the Generations Fund and the RPSF, which are recognized in these financial statements, as well as funds entrusted by other depositors, such as the CNESST or municipal pension plans that are not part of the government reporting entity. The total funds entrusted to the Caisse by all depositors, less its liabilities, represent its net assets.

CONSOLIDATED FINANCIAL STATEMENTS	181

Appendix 3

Trust assets and operations (cont'd)

Net asset of the Caisse de dépôt et placement du Québec

(millions of dollars)

As at December 31
	2024	2023
Assets administered on behalf of government trustees	297 254	267 669
Assets administered for the government	148 510	140 767
Assets administered for other depositors	27 523	25 811
	473 287	434 247

Government trustees

Trustees	Assets held and main beneficiaries
Retraite Québec (depositor with the Caisse)	Contributions by employees, self-employed workers and employers to the Québec Pension Plan and public-sector pension plans, including the RREGOP and the PPMP Retired workers
Caisse de dépôt et placement du Québec	Investments made from depositors' contributions Retired or insured persons
Commission de la construction du Québec (depositor with the Caisse)	Contributions by employees and employers from the construction sector Employees and retired employees in the construction sector
Société de l'assurance automobile du Québec (depositor with the Caisse)	Insurance contributions from road users to the Fonds d'assurance automobile du Québec Road accident victims or their representatives
Curateur public	Accounts under administration of the property of minors whose parents are unable to exercise their parental responsibilities or of adults deemed unfit Minors or adults deemed unfit
Conseil de gestion de l'assurance parentale (depositor with the Caisse)	Contributions by workers and employers paid to the Parental Insurance Fund Eligible workers going on leave in connection with the birth or adoption of a child

182	PUBLIC ACCOUNTS 2024-2025

Appendix 3

Trust assets and operations (cont'd)

Government trustees (cont'd)

Other trustees	Fiduciary activities
Agence du revenu du Québec	Unclaimed property and Fonds des pensions alimentaires
Autorité des marchés financiers (depositor with the Caisse)	Fonds d'indemnisation des services financiers
La Financière agricole du Québec (depositor with the Caisse)	Fonds d'assurance-récolte Fonds d'assurance-stabilisation des revenus agricoles
Ministère de la Famille	Accounts under administration of the Fonds des services de garde éducatifs à l'enfance
Ministère de la Sécurité publique	Fonds central de soutien à la réinsertion sociale
Ministère de l'Emploi et de la Solidarité sociale	Comité Entraide of the public and parapublic sectors Workforce Skills Development and Recognition Fund
Ministère des Finances	Trust fund under administration of the Bureau général de dépôts pour le Québec
Office de la protection du consommateur (depositor with the Caisse)	Cautionnements individuels des agents de voyages Fonds d'indemnisation des clients des agents de voyages
Régie des marchés agricoles et alimentaires du Québec	Fonds d'assurance-garantie
Régie du bâtiment du Québec	Guarantee fund
Société québécoise de récupération et de recyclage	Compensation regime for municipal bodies

CONSOLIDATED FINANCIAL STATEMENTS	183

GLOSSARY

Glossary

The following terms are used in the sections "Analysis of the consolidated financial statements" and "Consolidated financial statements" contained in this volume.

Accrual basis of accounting

The accrual basis of accounting is an accounting method that involves taking into account, in determining net results, the revenues earned and the expenditures incurred during a fiscal year, without considering the moment the transactions were settled through cash receipts or disbursements or in any other manner.

Advance borrowings

Advance borrowings are borrowings made by the general fund of the Consolidated Revenue Fund in a fiscal year, of which the cash has been received as at March 31, 2024, to meet its financial requirements in the next fiscal year.

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of all money received or collected from various sources over which the Parliament of Québec has the power of appropriation. It comprises a general fund and special funds.

Contingency Fund

The Contingency Fund is a provision administered by the Conseil du trésor which is intended in particular to cover unforeseen expenses that may arise in any of the government programs during the fiscal year, expenditure on subsidized infrastructure as well as the cost of certain measures announced in the budget.

Cost-sharing plans

Cost-sharing pension plans are joint plans for which the government's responsibility for payment of the benefits granted by the plan is limited to its share of the cost of benefits accrued by employees.

Cost-balance plans

Cost-balance pension plans are plans for which the government covers the total cost of accrued benefits, net of the contributions paid by employees and certain employers.

Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated operating deficits and accumulated remeasurement gains and losses.

Derivative financial instruments

Derivative financial instruments are instruments whose value fluctuates according to an underlying instrument (for example, an interest rate, a foreign exchange rate, an index or the price of a commodity) without requiring the holding or delivery of the underlying instrument itself.

PUBLIC ACCOUNTS 2024-2025	187

Glossary (cont'd)

Effective interest method

The effective interest revaluation is used to establish the amortized cost of a financial asset or financial liability (or a group of financial assets or financial liabilities), and to allocate interest income or interest expense appropriately between the fiscal years. The effective interest rate takes into account transaction costs, discounts and premiums.

Fair value

Fair value is the amount of the consideration that would be agreed upon in an arm's length transaction between knowledgeable, willing parties who are under no compulsion to act.

Financial assets

Financial assets represent assets that are used to repay existing debts or to finance future operations. They are not intended to be used to deliver public services.

Financial instruments

Financial instruments are any contracts that give rise to financial assets, such as investments and loans, and financial liabilities or equity instrument, such as debt, derivatives and equities.

Financial liabilities

Financial liabilities are liabilities corresponding to an obligation:

  to deliver cash or another financial asset;

  to exchange financial instruments under conditions that are potentially unfavorable to the government.

General fund

The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions.

Generations Fund

Under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), the Minister of Finance deposits the sums that make up this fund with the Caisse de dépôt et placement du Québec. These sums are used exclusively for repaying the government's gross debt.

188	PUBLIC ACCOUNTS 2024-2025

Glossary (cont'd)

Government enterprises

A government enterprise has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the government's reporting entity.

Gross debt

The gross debt corresponds to the sum of debts (before offsetting treasury securities) of which the cash has been received as at March 31, 2024, liabilities related to derivative financial instruments and the net liability regarding the pension plans and other employee future benefits. The balances of the Generations Fund, sinking funds relating to borrowings (before offsetting treasury securities), assets related to derivative financial instruments and advance borrowings are deducted from this sum.

Gross domestic product (GDP)

GDP is the value of all goods and services produced within the geographical limits of a country or a territory during a given calendar year.

Liabilities

Liabilities are obligations of the government toward third parties on the consolidated financial statement date arising from past transactions or events, and whose fulfilment will give rise to an outflow of resources representative of economic benefits in the future.

Net debt

The net debt corresponds to the difference between the government's financial assets and its liabilities. It consists of accumulated deficits and non-financial assets.

Non-budget-funded bodies

Non-budget-funded bodies depend in whole or in part on departments for their funding. However, non-budget-funded bodies have more autonomy than those funded by budgetary appropriations. Although non-budget-funded bodies also answer to a minister, the legislation grants their management more extensive funding and operating powers.

Non-financial assets

Non-financial assets represent assets that are used in the normal course of the government's activities to deliver public services.

PUBLIC ACCOUNTS 2024-2025	189

Glossary (cont'd)

Organizations in the government's networks

The network bodies are part of four networks:

  the health and social services network includes Santé Québec and facilities serving northern and Indigenous communities;

  the education network includes school service centres and school boards;

  the two higher education networks, i.e., the cégep network and that of the Université du Québec and its constituent universities.

All of these organizations, which are funded largely through budgetary appropriations of their responsible department, are autonomous in regard to the delivery of public services. They are legal entities that are vested with the financial and administrative powers needed to provide public services. In addition, the government's ability to dispose of their assets is subject to major restrictions.

Own-source revenue

Own-source revenue consists of revenue from income and property taxes, consumption taxes, duties, permits and royalties, miscellaneous sources and government enterprises.

Pension plans

  CSSP: Civil Service Superannuation Plan

  PPCJQ: Pension Plan of the Judges of the Court of Québec and of Certain Municipal Courts

  PPCT: Pension Plan of Certain Teachers

  PPFEQ: Pension Plan for Federal Employees Transferred to Employment with the Gouvernement du Québec

  PPMNA: Pension Plan of the Members of the National Assembly

  PPMP: Pension Plan of Management Personel

  PPPOCS: Pension Plan of Peace Officers in Correctional Services

  PPUQ: Pension Plan of the Université du Québec

  RREGOP: Government and Public Employees Retirement Plan

  SPMSQ: Superannuation Plan for the Members of the Sûreté du Québec

  TPP: Teachers Pension Plan

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may make long-term investments by depositing money from the general fund of the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recognized as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

190	PUBLIC ACCOUNTS 2024-2025

Glossary (cont'd)

Sinking Fund relating to government borrowings

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may create a sinking fund to provide for the repayment of any borrowing that is part of the government's debt. To that end, the Minister may, with the authorization of the government, take out of the general fund of the Consolidated Revenue Fund any sum the Minister pays into the sinking fund. In addition, prudential liquid assets are kept in the sinking fund to enable the government to fulfill its financial commitments in the event of major disruptions in financial markets.

Special fund

A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund.

Supercategories

Supercategories consist of the categories used to account for expenditures other than that of the debt service.

Transfer

This supercategory includes expenditures that are paid out to provide beneficiaries with various forms of financial support. For the government, these expenditures do not constitute direct acquisitions of goods or services or funds granted for the purpose of obtaining a return, as in the case of an investment, or amounts for which it expects to be repaid at a later date, as in the case of loans.

Remuneration

This supercategory includes expenditures incurred for ordinary remuneration, overtime and certain other indemnities paid directly by the government to permanent and part-time employees and to casual employees, including students and seasonal employees. It also includes the remuneration of health professionals, including that of the independent workforce, as well as salaries and allowances paid to members of the National Assembly, any person appointed or designated by the National Assembly to hold a public office and the personnel directed by that person, judges and members of the Sûreté du Québec. Lastly, it includes all benefits and other contributions paid by the government in its capacity as an employer, particularly, contributions to the pension plans, the Québec Pension Plan, the Québec Parental Insurance Plan and employment insurance.

Operating

This supercategory includes expenditures incurred in the course of administrative activities, apart from remuneration expenses, transfer expenses, doubtful accounts and other allowances, and debt service. In particular, it includes the cost of reassessments and of the government's obligations regarding the remediation of contaminated sites, as well as the depreciation of fixed assets and accretion expenses.

PUBLIC ACCOUNTS 2024-2025	191

Doubtful accounts and other allowances

This supercategory includes expenditures resulting from changes in the allowance for doubtful accounts, the allowance for losses on financial initiatives guaranteed by the government and the valuation allowance for loans, investments and advances.

Transfer expenditures

Transfers are economic benefits granted by a government to a recipient, for no consideration in goods or services and for which the government does not expect to be reimbursed at a later date or to obtain a direct financial return.

192	PUBLIC ACCOUNTS 2024-2025